Exhibit 10.1

Certain portions of this exhibit (indicated by

“[*****]” have been omitted pursuant to

Item 601(b)(10) of Regulation S-K

CREDIT AGREEMENT

dated as of

February 12, 2025,

among

SINCLAIR BROADCAST GROUP, LLC,

as Parent

SINCLAIR TELEVISION GROUP, INC.,

as the Borrower,

The Issuing Banks and Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

not in its individual capacity,

but solely as Collateral Trustee

JPMORGAN CHASE BANK, N.A.

as Lead Arranger and Bookrunner

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SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Existing Swap Counterparties
Schedule 1.01(c)	—	Contract Stations
Schedule 1.01(e)	—	Owned Stations
Schedule 2.01(a)	—	Term Commitments
Schedule 2.01(b)	—	Revolving Commitments
Schedule 2.01(c)	—	Letter of Credit Commitments
Schedule 2.05(a)	—	Existing Letters of Credit

Schedule 3.12	—	Subsidiaries
Schedule 3.19	—	Broadcast Licenses
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.07	—	Existing Restrictions
Schedule 6.09	—	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Affiliated Lender Assignment and Assumption
Exhibit C	—	Form of Guarantee Agreement
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	Form of Collateral Trust Agreement
Exhibit F	—	Form of First/Second/Third Lien Intercreditor Agreement
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	Form of Intercompany Note
Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT dated as of February 12, 2025 (this “Agreement”), among SINCLAIR TELEVISION GROUP, INC., a Maryland corporation (the “Borrower”), SINCLAIR BROADCAST GROUP, LLC, a Maryland limited liability company (“Parent”), the GUARANTORS party hereto, the LENDERS party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Swingline Lender and each of the Issuing Banks and Lenders from time to time party hereto and U.S. Bank Trust Company, National Association, not in its individual capacity, but solely as collateral trustee for the Secured Parties under the Collateral Trust Agreement referred to below (together with its permitted successors, in such capacity, the “Collateral Trustee”).

WHEREAS, the Borrower has requested that certain lenders and issuing banks under the Existing Credit Agreement exchange their respective loans and commitments under the Existing Credit Agreement for certain Loans and Revolving Commitments under this Agreement, including that (a) the 2022A Revolving Lenders exchange on a dollar-for-dollar basis their 2022A Revolving Commitments and related outstanding 2022A Revolving Loans (each as defined in the Existing Credit Agreement in effect on the Effective Date) under the Existing Credit Agreement into Revolving Commitments and Revolving Loans to remain outstanding under and subject to the terms of this Agreement and make available new Revolving Loans to the Borrower hereunder, which shall be available (i) on the Effective Date to fund working capital, original issue discount or upfront fees required to be paid on the Effective Date and any Transactions Costs and (ii) at any time thereafter for working capital and general corporate purposes, and any other purposes not prohibited hereby, (b) the Issuing Banks extend Letter of Credit Commitments under this Agreement and issue Letters of Credit at any time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date, in an aggregate face amount at any time outstanding not in excess of $50,000,000, (c) the Swingline Lender extend credit in the form of Swingline Loans at any time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding not in excess of $50,000,000, (d) the Term B-3A Lenders under the Existing Credit Agreement exchange their Term B-3A Loans under the Existing Credit Agreement into Term B-6 Loans under this Agreement, and (e) the Term B-4A Lenders under the Existing Credit Agreement exchange their Term B-4A Loans under the Existing Credit Agreement into Term B-7 Loans under this Agreement;

WHEREAS, on the Effective Date, immediately prior to giving effect to the Exchange Transactions, (i) [reserved], (ii) certain Lenders held collectively $711,373,373.78 of Term B-3A Loans under the Existing Credit Agreement, (iii) certain Lenders held collectively $731,250,000 of Term B-4A Loans under the Existing Credit Agreement, (iv) certain Lenders held collectively no outstanding principal amount of Revolving Loans under the Existing Credit Agreement and $575,000,000 of outstanding 2022A Revolving Commitments and $835,234 of existing Letters of Credit under the Existing Credit Agreement; and

WHEREAS, on the Effective Date, (x) certain lenders party thereto (including each Exchanging Term B-3 Lender, each Exchanging Term B-4 Lender and each 2022A Revolving Lender (as defined in the Existing Credit Agreement in effect on the Effective Date)) each provided their consent to the amendments and other modifications to the Existing Credit Agreement as described in the Seventh Amendment to Credit Agreement, dated as of the Effective Date, by and among the Loan Parties (as defined below) and the lenders and agents party thereto (the “Existing Credit Agreement Amendment”) and (y) separately thereafter, (i) [reserved], (ii) each Exchanging Term B-3 Lender exchanged, its Term B-3A Loans on a dollar-for-dollar basis to the Borrower in exchange for consideration consisting of the Term B-6 Loans issued (and, pursuant to Section 2.01 hereof, made) hereunder, (iii) each Exchanging Term B-4 Lender exchanged, its Term B-4A Loans on a dollar-for-dollar basis to the Borrower in exchange for consideration consisting of the Term B-7 Loans issued (and, pursuant to Section 2.01 hereof, made) hereunder, and (iv) each 2022A Revolving Loan (if any) under, and as defined in, the Existing Credit Agreement in effect on the Effective Date was exchanged into an identical principal amount of 2022A Revolving Loans deemed made under this Agreement, and the principal amount of Revolving Commitments under, and as defined in, the Existing Credit Agreement in effect on the Effective Date was exchanged for a principal amount of Revolving Commitments hereunder, and each Existing Letter of Credit was deemed issued under this Agreement.

WHEREAS, (a) each financial institution party hereto as an Issuing Bank has agreed severally, on the terms and conditions set forth herein, to provide a portion of the Letters of Credit and to become an Issuing Bank for all purposes under this Agreement, and (b) the Swingline Lender has agreed, on the terms and conditions set forth herein, to provide Swingline Loans and to be the Swingline Lender for all purposes under this Agreement

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“8.125% First Out First Lien Senior Secured Note Indenture” means the Indenture dated as of the Effective Date among Sinclair Television Group, Inc., the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral trustee, relating to the 8.125% First Out First Lien Senior Secured Notes, as amended or supplemented from time to time.

“8.125% First Out First Lien Senior Secured Notes” means each series of 8.125% First Out First Lien Senior Secured Notes due 2033 evidenced or provided by the 8.125% First Out First Lien Senior Secured Note Indenture (including the Guarantees of such Indebtedness provided by any Guarantor thereunder).

“4.125% Senior Unsecured Note Indenture” means the Indenture dated as of December 4, 2020 among Sinclair Television Group, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, relating to the 4.125% Senior Unsecured Notes, as supplemented by that certain Supplemental Indenture No. 4, dated as of February 10, 2025, and as otherwise amended or supplemented from time to time.

“4.125% Senior Unsecured Notes” means each series of 4.125% Senior Unsecured Notes due 2030 evidenced or provided by the 4.125% Senior Unsecured Note Indenture (including the Guarantees of such Indebtedness provided by any Guarantor thereunder).

“4.375% Second Out First Lien Senior Secured Note Indenture” means the Indenture dated as of the Effective Date among Sinclair Television Group, Inc., the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral trustee, relating to the 4.375% Second Out First Lien Senior Secured Notes, as amended or supplemented from time to time.

“4.375% Second Out First Lien Senior Secured Notes” means each series of 4.375% Second Out First Lien Senior Secured Notes due 2032 evidenced or provided by the 4.375% Second Out First Lien Senior Secured Note Indenture and issued in connection with the Existing Secured Notes Exchange (including the Guarantees of such Indebtedness provided by any Guarantor thereunder).

“5.125% Senior Unsecured Note Indenture” means the Indenture dated as of August 30, 2016 among Sinclair Television Group, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, relating to the 5.125% Senior Unsecured Notes, as amended or supplemented from time to time.

“5.125% Senior Unsecured Notes” means each series of 5.125% Senior Unsecured Notes due 2027 evidenced or provided by the 5.125% Senior Unsecured Note Indenture (including the Guarantees of such Indebtedness provided by any Guarantor thereunder).

“5.500% Senior Unsecured Note Indenture” means the Indenture dated as of November 27, 2019 among Sinclair Television Group, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee, relating to the 5.500% Senior Unsecured Notes, as amended or supplemented from time to time.

“5.500% Senior Unsecured Notes” means each series of 5.500% Senior Unsecured Notes due 2030 evidenced or provided by the 5.500% Senior Unsecured Note Indenture (including the Guarantees of such Indebtedness provided by any Guarantor thereunder).

“9.750% Second Lien Secured Note Indenture” means the Indenture dated as of the Effective Date among Sinclair Television Group, Inc., the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, relating to the 9.750% Second Lien Secured Notes, as amended or supplemented from time to time.

“9.750% Second Lien Secured Notes” means each series of 9.750% Second Lien Secured Notes due 2033 evidenced or provided by the 9.750% Second Lien Secured Note Indenture and issued in connection with the Private Exchanges (including the Guarantees of such Indebtedness provided by any Guarantor thereunder).

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D).

“Accepting Lenders” has the meaning specified in Section 2.24(a).

“Accounting Change” has the meaning specified in Section 1.04(d).

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition Transaction” means any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment, (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person (including, for the avoidance of doubt, any TV/Radio Acquisition).

“Ad Hoc Group” means that certain ad hoc group of holders of the Borrower’s preexisting Indebtedness, represented by Milbank LLP and party to that certain Transaction Support Agreement, dated as of January 12, 2025, among the Borrower, the Parent and the guarantors party thereto.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (in each case, such approval in each case not to be unreasonably withheld or delayed) and the Borrower.

“Additional Term Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Term Loan pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower.

“Additional/Replacement Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

“Adjusted Daily Simple SOFR Rate” means, with respect to any Borrowing, an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing of (a) Revolving Loans for (i) an Interest Period of one month, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.10%; (ii) an Interest Period of three months, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.15%; and (iii) an Interest Period of six months, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.25%; (b) Term B-6 Loans for (i) an Interest Period of one month, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.11448%; (ii) an Interest Period of three months, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.26161%; (iii) an Interest Period of six months, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.42826%; and (c) Term B-7 Loans for (i) an Interest Period of one month, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.10%; (ii) an Interest Period of three months, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.15%; and (iii) an Interest Period of six months, an interest rate per annum equal to (x) the Term SOFR Rate for such Interest Period, plus (y) 0.25%; provided that in the case of each of the foregoing clauses (a), (b) and (c), if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries.

“Affiliated Debt Fund” means an Affiliated Lender that is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course of business and the investment decisions of which are not controlled by a private equity business of any beneficial owner of any Investor.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than Parent or any of its Subsidiaries) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 9.04(f)(5).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.04(f)(3).

“Agent” means the Administrative Agent, the Collateral Trustee, the Lead Arranger, the Joint Bookrunner and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Aggregate Revolving Borrowing Limit” means $650,000,000, in the aggregate, of outstanding Revolving Exposure and outstanding “Revolving Exposure” (as defined in the Existing Credit Agreement in effect as of the Effective Date) at any one time, which amount shall be reduced by the amount of any permanent reduction of the commitments in respect thereof resulting from or accompanying any mandatory prepayments and voluntary permanent prepayments of principal thereof (other than in connection with any refinancing thereof).

“Agreement” has the meaning provided in the preamble hereto.

“AHG Bond Repurchases” means the repurchase or redemption for cash of up to approximately $59.3 million aggregate principal amount of the Existing Secured Notes held by certain Ad Hoc Group members at 84% of the principal amount thereof and up to approximately $104.6 million aggregate principal amount of the 5.125% Senior Unsecured Notes held by certain Ad Hoc Group members at 97% of the principal amount thereof, each together with any accrued and unpaid interest, in each case immediately prior to the Effective Date.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (but without regard to the Floor) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purpose of this clause (i), the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 6:00 a.m., New York time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided, further, that (x) in the case of the Revolving Loans, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (y) in the case of all other Loans, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.

“Applicable Borrower Indebtedness” has the meaning assigned to such term in Section 9.14.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or a Swingline Lender at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if all the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving

Commitment) represented by such Lender’s Revolving Commitment. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Period” has the meaning assigned to such term in the definition of the term “Applicable Rate”.

“Applicable Rate” means, (a) with respect to any Term B-6 Loan, (i) 2.30% per annum in the case of an ABR Loan or (ii) 3.30% per annum in the case of a Term Benchmark Loan, (b) with respect to any Term B-7 Loan, (i) 3.10% per annum in the case of an ABR Loan or (ii) 4.10% per annum in the case of a Term Benchmark Loan, and (c) with respect to any Revolving Loan, (i) 1.00% per annum in the case of an ABR Loan or (ii) 2.00% per annum in the case of a Term Benchmark Loan.

“Applicable Revolving Commitment Fee Rate” means with respect to the unused Revolving Commitments, (i) until delivery of a certificate of a Financial Officer to the Administrative Agent pursuant to Section 5.01(d), 0.50%; and (ii) (A) if the First Lien Leverage Ratio as set forth in the most recent certificate of a Financial Officer received by the Administrative Agent pursuant to Section 5.01(d) is greater than 3.00 to 1.00, a percentage per annum equal to 0.50%, (B) if the First Lien Leverage Ratio as set forth in the most recent certificate of a Financial Officer received by the Administrative Agent pursuant to Section 5.01(d) is less than or equal to 3.00 to 1.00 and greater than 2.75 to 1.00, a percentage per annum equal to 0.375% and (C) if the First Lien Leverage Ratio as set forth in the most recent certificate of a Financial Officer received by the Administrative Agent pursuant to Section 5.01(d) is less than or equal to 2.75 to 1.00, a percentage per annum equal to 0.25%.

Any increase or decrease in the Applicable Revolving Commitment Fee Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate of a Financial Officer is delivered pursuant to Section 5.01(d); provided that at the option of the Administrative Agent or the Required Lenders, the highest Applicable Revolving Commitment Fee Rate (i.e., 0.50%) shall apply as of the first Business Day after the date on which a certificate of a Financial Officer pursuant to Section 5.01(d) was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such certificate is so delivered (and thereafter the Applicable Revolving Commitment Fee Rate otherwise determined in accordance with this definition shall apply).

Upon the request of the Administrative Agent or the Required Lenders on and after receipt of a notice that an Event of Default has occurred, the highest Applicable Revolving Commitment Fee Rate (i.e., 0.50%) shall apply as of the date of such Event of Default (as reasonably determined by the Borrower) and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, in each case, the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements under Section 5.01 or a Compliance Certificate is shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any Applicable Period than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate, and (iii) the Borrower shall pay to the Administrative Agent promptly upon written demand (and in no event later than five Business Days after written demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until written demand is made for such payment pursuant to this paragraph and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the rate set forth in Section 2.13(c)), at any time prior to the date that is five Business Days following such written demand.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Foreign Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall not be under any obligation to agree to act as the Auction Agent).

“Available Amount,” means, on any date of determination, a cumulative amount equal to (without duplication):

(a) Cumulative EBITDA less 1.4 times Cumulative Consolidated Interest Expense, plus

(b) returns, profits, distributions and similar amounts received in cash or Permitted Investments and the Fair Market Value of any in-kind amounts received by the Borrower and its Restricted Subsidiaries on Investments made using the Available Amount (not to exceed the amount of such Investments), plus

(c) Investments of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the Fair Market Value of the original Investment by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary), plus

(d) the Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance or sale of Equity Interests of an Unrestricted Subsidiary) received by the Borrower or any of its Restricted Subsidiaries, plus

(e) to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by the Borrower or any of its Restricted Subsidiaries from an Unrestricted Subsidiary, plus

(f) the aggregate amount of any Retained Declined Proceeds since the Effective Date.

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a) the Net Proceeds of new public or private issuances of Qualified Equity Interests in Parent or any other Parent Entity of the Borrower which are contributed to the Borrower, plus

(b) capital contributions received by the Borrower or any Restricted Subsidiaries after the Effective Date in cash or Permitted Investments (other than (x) in respect of any Disqualified Equity Interest and (y) any Designated Parent Contribution) and the Fair Market Value of any in-kind contributions, plus

(c) the net cash proceeds or Permitted Investments received by the Borrower or any Restricted Subsidiaries from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d) returns, profits, distributions and similar amounts received in cash or Permitted Investments and the Fair Market Value of any in-kind amounts received by the Borrower and the Restricted Subsidiaries on Investments made using the Available Equity Amount (not to exceed the amount of such Investments);

provided that the Available Equity Amount shall not include any Cure Amount, any amounts used to incur Indebtedness pursuant to Section 6.01(a)(xxiv), any amounts used to make Investments pursuant to Section 6.04(p), any amounts used to make Restricted Payments pursuant to Section 6.08(a)(vi)(D) or Excluded Contributions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent, in each case, for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR Rate; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in dollars.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means JPMorgan Chase Bank, N.A.

“Borrower” has the meaning provided in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date in the same currency and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Revolving Loan Borrowing, $1,000,000 and (b) in the case of a Swingline Loan, $100,000; provided that concurrent assignments to or from Affiliates and groups of funds will be aggregated and treated as a single assignment for purposes of determining whether such minimum amount has been met.

“Borrowing Multiple” means (a) in the case of a Revolving Loan Borrowing, $100,000 and (b) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Broadcast Licenses” means (a) the licenses, permits, authorizations or certificates to construct, own or operate the Stations granted by the FCC, and all extensions, additions and renewals thereto or thereof, and (b) the licenses, permits, authorizations or certificates which are necessary to construct, own or operate the Stations granted by administrative law courts or any state, county, city, town, village or other local Governmental Authority, and all extensions, additions and renewals thereto or thereof. For the avoidance of doubt, “Broadcast Licenses” shall include any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time, to the Borrower or any of its Restricted Subsidiaries, or assigned or transferred to the Borrower or any Subsidiary Guarantor pursuant to FCC consent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Term Benchmark Loan the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, (a) the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Borrower and its Restricted Subsidiaries and (b) all Capitalized Software Expenditures.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Trustee, for the benefit of one or more of the Issuing Banks or Revolving Lenders, as collateral for LC Exposure or obligations of the Revolving Lenders to fund participations in respect of LC Exposure, cash or deposit account balances under the sole dominion and control of the Collateral Trustee or, if the Collateral Trustee and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (in respect of the Revolving Credit Facility) and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” has the meaning assigned to such term in the definition of “Permitted Investments”.

“Cash Management Obligations” means obligations of Parent, the Borrower or any of its Restricted Subsidiaries in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (c) other services related, ancillary or complementary to the foregoing (including Cash Management Services).

“Cash Management Services” has the meaning assigned to such term in the definition of the term “Secured Cash Management Obligations”.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Control” means (a) the failure by the Permitted Holders to beneficially own directly or indirectly Voting Equity Interests in Parent or the Borrower representing at least a majority of the aggregate votes entitled to vote for the election of directors of Parent or the Borrower, as applicable, having a majority of the aggregate votes on the Board of Directors of Parent or the Borrower, unless any Permitted Holder or Permitted Holders have the right (pursuant to contract, proxy or otherwise), to designate, nominate or appoint, directly or indirectly, directors of Parent or the Borrower, as applicable, having a majority of the aggregate votes on the Board of Directors or other governing body of Parent or the Borrower, as applicable, or (b) the occurrence and continuance of a “Change of Control” (or similar term), as defined in the documentation governing the Existing First Lien Senior Secured Notes and the 9.750% Second Lien Secured Notes (and any Permitted Refinancing thereof that constitutes

Material Indebtedness). Notwithstanding the foregoing, if any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of Parent or the Borrower (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) that are not Permitted Holders has the right (directly or indirectly) to appoint or nominate (in the aggregate) the members of the Board of Directors of the Borrower or Parent (including through having voting rights over Voting Equity Interests of Parent or the Borrower), in each case, having the right to vote a majority of the aggregate votes of the members on the Board of the Borrower or the Parent, a Change in Control will be deemed to have occurred.

For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date and (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan. Any person shall be deemed to beneficially own directly or indirectly Voting Equity Interests in (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (2) any partnership, joint venture, limited liability company or similar entity of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (A) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Parent, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group, (B) a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (C) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Channel Sharing Agreement” means an agreement governing the shared use of a television channel or other similar contractual arrangement that constitutes a channel sharing agreement within the meaning of 47 C.F.R. § 73.3700(a)(5).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Other Revolving Loans, Term B-6 Loans, Term B-7 Loans, Incremental Term Loans, Other Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Term B-6 Commitment, Term B-7 Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets and property, whether tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement, dated as of the Effective Date, among Parent, the Borrower, each other Loan Party and the Collateral Trustee (together with its successors in such capacity), substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) the Borrower and each Guarantor (other than an Excluded Subsidiary) (1) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (2) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents of the type referred to in Section 4.01(c), and, to the extent reasonably requested by the Collateral Trustee, opinions of the type referred to in Section 4.01(b);

(b) all outstanding Equity Interests of the Borrower and its Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (and the Collateral Trustee shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(c) if any Indebtedness for borrowed money of the Borrower or any Subsidiary in a principal amount of $10,000,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Collateral Agreement and the Collateral Trustee shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; and

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Collateral Trustee to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Trustee for filing, registration or recording.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to Parent, the Borrower and its Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (d) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title, (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $10,000,000 and no perfection actions shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $10,000,000, (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) in no event shall the Collateral include any Excluded Assets and (i) no actions shall be required to perfect a security interest in owned or leased real property. The Collateral Trustee may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the Effective Date, among the Collateral Trustee (together with its successors in such capacity), the Administrative Agent, as first lien administrative agent, U.S. Bank Trust Company, National Association (together with its successors in such capacity), as first-out first lien notes representative, U.S. Bank Trust Company, National Association (together with its successors in such capacity), as second-out first lien notes representative, the Borrower, Parent and each other Loan Party party thereto from time to time as a grantor, substantially in the form of Exhibit E.

“Collateral Trustee” has the meaning assigned to it in the preamble hereto.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or its Subsidiaries in the ordinary course of business.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Term Commitment, and Other Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 8.03(c).

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated EBITDA” means, for any period, with respect to any Person, the Consolidated Net Income of such Person for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:

(i) total interest expense of such Person and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (n) through (z) thereof,

(ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest relating to such taxes or arising from any tax examinations and (without duplication) any payments actually made to a Parent Entity pursuant to Section 6.08(a)(vii) in respect of such taxes,

(iii) the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, content (including film) amortization, conversion costs and contract acquisition costs) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(iv) any other non-cash charges, expenses or losses, including any write offs, write downs, expenses, losses or items (each, a “non-cash charge”), except that if any non-cash charge represents an accrual or reserve for potential cash items in any future period (A) such Person may elect not to add back such non-cash charge in such period and (B) to the extent such Person elects to add back such non-cash charge (other than amortization of a prepaid cash item that was paid in a prior period) in such period, the cash payment in respect thereof in any future period shall be subtracted from Consolidated EBITDA,

(v) (i) the amount of any non-controlling interest or minority interest expense consisting of income attributable to non-controlling or minority equity interests of third parties (other than the Borrower or any of its Subsidiaries) in any non-wholly-owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income and (ii) the amount of dividends or distributions or other payments to the Borrower or any of its Restricted Subsidiaries that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by any Person during such period, in the case of each of clauses (i) and (ii), without duplication of cash distributions in respect thereof which are included in Consolidated Net Income for such period,

(vi) the amount of fees, expenses and indemnities paid to directors, including of the Borrower or any Parent Entity thereof,

(vii) losses or discounts on sales or dispositions of receivables and related assets in connection with any Permitted Receivables Financing,

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(ix) any costs or expenses incurred by such Person or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests),

(x) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, plus

(xi) any other adjustments, exclusions and add-backs reflected in the Information Memorandum;

plus

(b) without duplication, the amount reasonably projected by such Person of “run rate” cost savings, expenses, operating expense reductions, synergies and contractual retransmission revenue (including from increased pricing, if any, determined on an aggregate basis across all existing customer contracts) and charges (including restructuring and integration charges) to be realized by such Person as a result of actions (including actions taken or initiated before, on or after the Effective Date) that have been taken or initiated or are expected to be taken or initiated in connection with, pursuant to or as contemplated by the Transactions, any Specified Event or any joint venture or other arrangement of such Person or any of its Restricted Subsidiaries (even if not accounted for on the financial statements of any such joint venture or such Person) occurring on or prior to the date that is 12 full months after the date of final consummation of any investment, disposition of assets, property, Capital Stock or Indebtedness, incurrence, prepayment or repayment of Indebtedness, Restricted Payment, Subsidiary designation, restructuring, cost saving initiative or other initiative (including any Acquisition Transactions) (each such investment, disposition, incurrence, prepayment, repayment, Restricted Payment and Subsidiary designation, a “Specified Event”). Such cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions if such cost savings are reasonably identifiable and factually supportable; provided, that any such amounts attributable to actions taken or initiated after the Effective Date (other than such amounts that are already included in Consolidated EBITDA calculations for periods prior to the Effective Date and/or attributable to specifically identifiable and measurable contractual retransmission revenue from contracts acquired in connection with Acquisition Transactions and Investments in the broadcast industry, but including any such cost savings, expenses, operating expense reductions, synergies, contractual retransmission revenue and charges that are otherwise included in the calculation of Consolidated EBITDA due to add-backs and exceptions specified in the definition of “Consolidated Net Income” and in other components of “Consolidated EBITDA”) shall not constitute more than twenty percent (20%) of Consolidated EBITDA for such period (before giving effect to add-backs pursuant to this clause (b)). No cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) shall be added pursuant to this clause (b) to the extent duplicative of any cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) that is associated with any action taken) and the share of any such cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges) with respect to a joint venture that are to be allocated to such Person shall not exceed the total amount thereof proportionate to such Person’s economic interest in such joint venture for the relevant Test Period;

plus

(c) any Designated Parent Contribution;

less

(d) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income),

(iii) Film Cash Payments made during such period (and not deducted in such period from Consolidated Net Income),

in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any of its Restricted Subsidiaries during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis,

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any of its Restricted Subsidiaries during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted

Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders), and

(III) there shall be excluded from Consolidated EBITDA any management fees paid by or on behalf of Diamond Sports Group, LLC to the Borrower or any of its Restricted Subsidiaries prior to the Effective Date pursuant to the management services agreement between Diamond Sports Group, LLC and the Borrower dated August 23, 2019.

In addition, to the extent not already included in the Consolidated EBITDA of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include additional adjustments evidenced by or contained in a due diligence or quality of earnings report prepared with respect to any Investment permitted under this Agreement that has been consummated (or, solely for purposes of determining the permissibility of any Investment that constitutes a Limited Condition Transaction, a definitive agreement or other binding obligation with respect to which has been entered into) and made available to the Administrative Agent by a nationally recognized accounting firm.

“Consolidated First Lien Debt” means, as of any date of determination, (a) the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by all of the Collateral on an equal or super priority basis (but without regard to the control of remedies and/or payment priority as to the application of proceeds with respect to, and dispositions made on account of, any such Collateral) with Liens securing the Secured Obligations, minus (b) Unrestricted cash and Permitted Investments of such Person or any Restricted Subsidiary.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Financing Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (n) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any Specified Event, (o) annual agency or similar fees paid to the Administrative Agent, Collateral Trustee and other agents under this Agreement or other credit facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (q) costs associated with obtaining Swap Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Effective Date, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, cost or penalty, (y) interest expense attributable to a Parent Entity resulting from push-down accounting, and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(a) extraordinary, exceptional, one-time, infrequent, non-recurring, non-operating or unusual gains or losses (less all fees and expenses relating thereto) and expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings, expenses, operating expense reductions, synergies and charges (including restructuring and integration charges), initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, contract termination costs, system establishment charges, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, recruiting and signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, charges or expenses attributable to legal or regulatory claims, suits, actions, disputes, hearings and other matters, asset divestitures, costs or cost inefficiencies related to labor, facility, property or broadcasting transmission slowdowns, shutdowns or disruptions (as applicable), costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),

(b) the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c) Transaction Costs,

(d) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such Person to the Borrower or a Restricted Subsidiary thereof during such period,

(e) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any Specified Event acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of, or the rating if by the Rating Agencies, any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or abandoned (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments (including deferred financing costs written off and premiums paid),

(g) [reserved],

(h) all Non-Cash Compensation Expenses,

(i) any income (loss) attributable to deferred compensation plans or trusts,

(j) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any of its Restricted Subsidiaries in respect of such investment),

(k) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(l) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(n) any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances and other balance sheet items,

(o) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(p) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities, and write-offs and write-downs in connection with film and other programming costs),

(q) solely for the purpose of calculating the Available Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or the Borrower reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release); provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(r) [reserved],

(s) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other costs and expenses attributable to the Borrower or any Parent Entity thereof being a public company, and

(t) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365 day period).

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of the Transactions, any Specified Event, acquisition or Investment consummated prior to the Effective Date and any other Specified Event or acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any Specified Event, acquisition or other Investment or any disposition of any asset permitted hereunder (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt” means, as of any date of determination, (a) the amount of Consolidated Total Debt (including in respect of the Loans hereunder) that is secured by the Collateral minus (b) Unrestricted cash and Permitted Investments of such Person or any Restricted Subsidiary.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, with respect to any Person and its Restricted Subsidiaries, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, obligations in respect of Financing Lease Obligations, debt obligations evidenced by promissory notes and similar instruments, but excluding (A) all undrawn amounts under revolving credit facilities, (B) Swap Obligations, (C) performance bonds or any similar instruments, (D) the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Specified Event, acquisition (by merger, consolidation, amalgamation, dividend, distribution or otherwise), or other Investment, and (E) all obligations relating to Permitted Receivables Financings and (2) the aggregate amount of all outstanding Disqualified Equity Interest of such Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Equity Interest and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; less (b) Unrestricted cash and Permitted Investments of such Person and its Restricted Subsidiaries. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interest or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest or Preferred Stock as if such Disqualified Equity Interest or Preferred Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interest or Preferred Stock, such fair market value shall be determined in good faith by the Board of Directors or senior management of such Person.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Parent and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Parent and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Parent and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred and not over the period in which Excess Cash Flow is calculated and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Station” means (a) each television or radio station identified as such in Schedule 1.01(c), (b) each television or radio station that is the subject of an Acquisition Transaction consummated by the Borrower or any Subsidiary on or after the date hereof and (c) any television or radio station with which the Borrower or any Subsidiary has entered into any Program Services Agreement, Outsourcing Agreement or other similar agreement on or after the date hereof, in each case until such time, if any, as the Borrower or any Subsidiary acquires the Broadcast License of such television or radio station and such station becomes an Owned Station.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Suspension Event” has the meaning specified in Section 6.12.

“Covered Assets” has the meaning specified in Section 5.15.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.18.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by a Loan Party (and which is not provided by an Affiliate thereof) in exchange for, or to extend, renew, replace or refinance, in whole or part, any Class of existing Term Loans or Revolving Loans (or unused Revolving Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any reasonable and customary call premiums, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt, (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations, (ii) is Second Out Debt or junior (as to the priority of the Liens securing such Indebtedness or as to the priority of payment with respect to the proceeds of the Collateral) to the Second Out Obligations and (iii) is subject to the relevant Intercreditor Agreements, (e) the pricing for such Indebtedness, including the interest rate margins, fees, premiums, funding discounts, maturity date and amortization which are at then-prevailing market rates for similarly situated borrowers or issuers and (f) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Term Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such refinancing) as determined by the Borrower in good faith (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, such indebtedness shall be deemed not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness solely by virtue of such financial maintenance covenant and no consent shall be required by the Administrative Agent or any of the Lenders, if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Maturity Date at the time of such refinancing).

“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense from the first date of the Borrower’s fiscal quarter during which the Effective Date occurs to the end of the Borrower’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Cumulative EBITDA” means, as of any date of determination, Consolidated EBITDA from the first date of the Borrower’s fiscal quarter during which the Effective Date occurs to the end of the Borrower’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Cure Amount” has the meaning specified in Section 7.02.

“Cure Right” has the meaning specified in Section 7.02.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) or by any Issuing Bank or any Swingline Lender, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) after the Effective Date (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or (i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any capital stock in such Lender or its direct or indirect parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18- 217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Permitted Investments in compliance with Section 6.05.

“Designated Parent Contribution” means any cash equity contribution made by Parent to the Borrower and designated by the Borrower as a “Designated Parent Contribution”.

“Designated SBG Subsidiary” means each Subsidiary of Parent that is designated as a “Designated SBG Subsidiary” prior to the Effective Date pursuant to Section 6.10(a) of the Existing Credit Agreement or after the Effective Date pursuant to Section 5.15(a), in each case so long as such Subsidiary remains a Designated SBG Subsidiary hereunder. As of the Effective Date, there are no Designated SBG Subsidiaries.

“director” has the meaning assigned to such term in the definition of “Board of Directors.”

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability.

“Disqualified Lenders” means, unless otherwise consented to by the Borrower in writing (including by email), (a) those banks, financial institutions and other institutional lenders identified in writing by a Permitted Holder or the Borrower to the Bookrunner in writing prior to the Effective Date, (b) those Persons who are competitors of the Loan Parties and each of their respective Subsidiaries identified by a Permitted Holder or the Borrower to the Administrative Agent from time to time in writing (including by email) prior to the Effective Date and (c) in the case of each Persons identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing (including by email) by the Borrower from time to time or (ii) reasonably identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (c), Affiliates that are bona fide debt funds). The Disqualified Lender list and any updates thereto shall be sent by the Borrower to the Administrative Agent by email to [*****] in order to be deemed received and/or effective; provided, that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders; provided, further, that any such updates to the Disqualified Lender list shall not take effect until three Business Days after the updated list of Disqualified Lenders is made available to the Lenders. For the avoidance of doubt, the Borrower shall have the right to remove Disqualified Lenders from the Disqualified Lender list (including by email to the email address provided above).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“DSG Cash Tax Payments” means cash tax payments to be paid by or on behalf of the Borrower and its Restricted Subsidiaries related to the Diamond Sports Group, LLC bankruptcy.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 4.00 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 3.00 to 1.00 but less than or equal to 4.00 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) equal to or less than 3.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means February 12, 2025.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (including, subject to the requirements of Section 9.04(f), (g) and (h), as applicable, Parent, the Borrower or any of their Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),

(iii) decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue and long-term programming obligations for such period,

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Parent, Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(v) extraordinary gains; less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (t) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date),

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, to the extent that such Capital Expenditures were financed with internally generated cash flow of Borrower or the Restricted Subsidiaries,

(iii) (x) the aggregate amount of all mandatory payments of Indebtedness and the aggregate amount of any premium, make-whole or penalty payments paid by Parent, Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, and (y) scheduled amortization payments in respect of Indebtedness that is pari passu with or junior to the Second Out Obligations,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Parent, Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term receivables, long-term prepaid assets and decreases in long-term deferred revenue and long-term programming obligations for such period,

(vi) cash payments by Parent, Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn out obligations, or long-term liabilities of Parent, Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent such payments are financed with internally generated cash flow of Borrower or the Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions permitted or not prohibited by this Agreement, to the extent that such Investments and acquisitions are made (A) not in reliance on Section 6.04(t) and (B) for bona fide business purposes in Persons that are not Restricted Subsidiaries,

(viii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Restricted Payments and other dividends and distributions paid in cash during such period and permitted or not prohibited by this Agreement, to the extent that such Restricted Payments, dividends or distributions were not made in reliance on Sections 6.08(a)(viii), 6.08(a)(xiv) or 6.08(a)(xv),

(ix) the aggregate amount of expenditures actually made by Parent, Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of Borrower or the Restricted Subsidiaries,

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by Parent, Borrower or any of the Restricted Subsidiaries pursuant to binding contract commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (B) to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such fiscal year is required to be delivered pursuant to Section 5.01(d), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by Parent, Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments), Restricted Payments or other dividends or distributions, or Capital Expenditures or payments and distributions to joint ventures or other similar arrangements, pursuant to joint venture, licensing or similar agreements (including one-time put option payments and one-time upfront bonus payments), in each case, to be consummated or made during the immediately succeeding twelve month period; provided, that the amount of any Contract Consideration or Planned Expenditures payable in cash shall be deemed to be restricted for cash

“netting” purposes until such cash expenditures are actually made; and provided further that if the cash amount actually expended in connection with such Contract Consideration or Planned Expenditures during the relevant fiscal year is less than the amounts previously projected, the amount of such difference shall (x) be added to the calculation of Excess Cash Flow at the end of such Test Period and (y) any additional amount that would have been previously paid pursuant to Section 2.11(d) if such shortfall amount was included in the calculation of Excess Cash Flow during such period shall accrue interest from the date that such amount would have been so previously payable to the date that such amount is otherwise paid pursuant to Section 2.11(d) or otherwise during such period at the rate of interest that applied to the applicable Term Loans pursuant to Section 2.13 for such period,

(xi) the amount of taxes (including penalties and interest and tax distributions) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xii) extraordinary losses,

(xiii) cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv) without duplication of amounts deducted pursuant to clause (x) above in prior fiscal years, the amount of required payments and distributions for such period to joint ventures or other similar arrangements pursuant to joint venture, licensing or similar agreements (including one-time put option payments and one-time upfront bonus payments) permitted or not prohibited by this Agreement, to the extent that such payments and distributions were financed with internally generated cash flow of Borrower or the Restricted Subsidiaries; less

(c) the Excess Cash Flow for such period attributable to any non-wholly-owned Subsidiary (determined as otherwise provided for in this definition), except that Excess Cash Flow shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period.

Notwithstanding anything to the contrary contained elsewhere in the definition of “Excess Cash Flow”, any changes to Consolidated Working Capital from time to time caused by changes in accounts receivable and cash balances under or in connection with any Permitted Receivables Financing shall be excluded from the calculation of Excess Cash Flow.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Transactions” means the exchange, on the Effective Date, by certain lenders under the Existing Credit Agreement, of their loans (and, in the case of the Revolving Lenders, commitments) under the Existing Credit Agreement to the Borrower in exchange for consideration consisting of (A) in the case of the Exchanging Term B-3 Lenders, the Term B-6 Loans issued hereunder, (B) in the case of the Exchanging Term B-4 Lenders, the Term B-7 Loans issued hereunder, and (C) in the case of the existing 2022A Revolving Lenders under, and as defined in, the Existing Credit Agreement in effect on the Effective Date, the Revolving Loans and Revolving Commitments, the deemed issuance of the Existing Letters of Credit under this Agreement and the termination of all obligations of the 2022A Revolving Lenders under the Existing Credit Agreement pursuant to the Existing Credit Agreement Amendment.

“Exchanging Term B-3 Lenders” means, collectively, the “Term B-3 Lenders” under the Existing Credit Agreement that have agreed to exchange on a dollar-for-dollar basis their “Term B-3A Loans” under the Existing Credit Agreement for Term B-6 Loans under this Agreement.

“Exchanging Term B-4 Lenders” means, collectively, the “Term B-4 Lenders” under the Existing Credit Agreement that have agreed to exchange on a dollar-for-dollar basis their “Term B-4A Loans” under the Existing Credit Agreement for Term B-7 Loans under this Agreement.

“Excluded Assets” means (a) all fee-owned real property (including real property existing on the Effective Date and on the date of acquisition for after acquired real property), (b) all leasehold interests in real property, (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), (d) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, including, without limitation, to the extent the Collateral Trustee may not validly possess a security interest in any applicable FCC licenses pursuant to the Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority, (e) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than any Loan Party) the terms of any applicable Organizational Documents, joint venture agreement, shareholders’ agreement, or similar arrangement, Equity Interests in any Person other than wholly-owned Restricted Subsidiaries, (f) assets to the extent a security interest in such assets would result in material adverse tax consequences to Parent, the Borrower or one of its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (h) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (i) [reserved], (j) receivables and related assets (or interests therein) (i) sold to any Receivables Subsidiary or (ii) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing, (k) commercial tort claims with a value of less than $10,000,000 and letter-of-credit rights with a value of less than $10,000,000 (except to the extent a security interest therein can be perfected by a UCC filing), (l) Vehicles and other assets subject to certificates of title, (m) any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, (n) any and all assets and personal property owned or held by any Subsidiary that is not a Loan Party (including any Unrestricted Subsidiary), (o) any Equity Interests in Unrestricted Subsidiaries and (p) any proceeds from any issuance of Indebtedness permitted to be incurred under Section 6.01 that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Permitted Investments set aside at the time of the incurrence of such Indebtedness, to the extent such cash or Permitted Investments prefund the payment of interest or premium or discount on such indebtedness (or any costs related to the issuance of such indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose. Notwithstanding the foregoing, no asset or property shall be an Excluded Asset if it is pledged to secure any Junior Lien Indebtedness, First Out Obligations or Second Out Obligations.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from:

(1) contributions to its common equity capital,

(2) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries, and

(3) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Equity Interest and Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Borrower within 30 days of the date such capital contributions are made, the date such dividends distributions, fees or other payments are received or the date such Equity Interests are sold, as the case may be, which are (or were) excluded from the calculation of Available Equity Amount; provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned subsidiary of the Borrower, (b) each Subsidiary listed on Schedule 1.01(a), (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been obtained), or for which the provision of a Guarantee would result in a material adverse tax consequence to Parent, the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (f) any Foreign Subsidiary, (g) [reserved], (h) [reserved], (i) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement,” (j) each Receivables Subsidiary and (k) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time. Notwithstanding the foregoing, (A) no Subsidiary shall be an Excluded Subsidiary unless it is also an “Excluded Subsidiary” (or an analogous concept) for purposes of the documents governing all Junior Lien Indebtedness, all First Out Obligations, all Second Out Obligations and all other Indebtedness incurred under Section 6.01(a)(ii)(C), in each case, in an aggregate principal amount in excess of $100,000,000, and (B) no Subsidiary shall be an Excluded Subsidiary if it is, directly or indirectly, an obligor or guarantor (including by way of a pledge of assets) under any Indebtedness of the Loan Parties or if such Subsidiary has incurred Indebtedness for which any of the Loan Parties is, directly or indirectly, an obligor or guarantor (including by way of a pledge of assets), in each case, in an aggregate principal amount in excess of $100,000,000.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by (i) a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any jurisdiction as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e), (c) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (d) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means the Seventh Amended and Restated Credit Agreement dated as of August 23, 2019 (as amended, supplemented or otherwise modified from time to time) by and among the Borrower, Parent, the guarantors party thereto, CSC Delaware Trust Company, as successor to JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the swingline lender and each of the issuing banks and lenders from time to time party thereto. As used in this Agreement, Existing Credit Agreement shall refer to the Existing Credit Agreement as amended by the Existing Credit Agreement Amendment except where otherwise specified or the context otherwise requires.

“Existing Credit Agreement Amendment” has the meaning assigned to such term in the recitals to this Agreement.

“Existing First Lien Senior Secured Notes” means, collectively, the 8.125% First Out First Lien Senior Secured Notes and the 4.375% Second Out First Lien Senior Secured Notes.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.05(a).

“Existing LMT Debt” has the meaning assigned to such term in the definition of “Priming Financing/Liability Management Transaction”.

“Existing Secured Notes” means each series of 4.125% Senior Secured Notes due 2030 evidenced or provided by the 4.125% Senior Unsecured Note Indenture (including the Guarantees of such Indebtedness provided by any Guarantor thereunder).

“Existing Secured Notes Exchange” means the offer and exchange of all eligible holders’ Existing Secured Notes (or, following the Effective Date, 4.125% Senior Unsecured Notes) and for 4.375% Second Out First Lien Senior Secured Notes.

“Existing Senior Unsecured Notes” means, collectively, the 4.125% Senior Unsecured Notes, the 5.125% Senior Unsecured Notes and the 5.500% Senior Unsecured Notes.

“Existing Term Loans” means the outstanding “Term B-2 Loans”, the “Term B-3 Loans”, the “Term B-3A Loans”, the “Term B-4 Loans” and the “Term B-4A Loans,” each as defined in the Existing Credit Agreement in effect on the Effective Date.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any intergovernmental agreements (and related legislation or official guidance) entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above).

“FCC” means the Federal Communications Commission or any Governmental Authority substituted therefor.

“FCPA” has the meaning assigned to such term in Section 3.18(b).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day.

“Fee Letters” mean, collectively, (i) that certain Arranger Fee Letter, dated as of September 24, 2024, between the Borrower and the Bookrunner party thereto, as the same may be amended, supplemented or otherwise modified from time to time; (ii) that certain Agency Fee Letter, dated as of September 24, 2024, between the Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time and (iii) that certain fee letter, dated as of January 17, 2025, between the Borrower and the Collateral Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Film Cash Payments” means, for any period, the sum (determined on a consolidated basis and without duplication) of all payments by the Borrower and its Restricted Subsidiaries made during such period in respect of Film Obligations, which were previously reflected in the consolidated balance sheet with the Borrower and its Restricted Subsidiaries as a liability; provided that amounts applied to the prepayment of Film Obligations owing under any contract evidencing a Film Obligation under which the amount owed by the Borrower or any of its Restricted Subsidiaries exceeds the remaining value of such contract to the Borrower or such Subsidiary, as reasonably determined by the Borrower, shall not be deemed to be Film Cash Payments.

“Film Obligations” means obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films, and similar assets used in connection with the business and operations of the Borrower and its Subsidiaries.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.10.

“Financing Lease Obligation” means, at the time any determination thereof is to be made, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First/Second/Third Lien Intercreditor Agreement” means the First/Second/Third Lien Intercreditor Agreement, dated as of the Effective Date, among Collateral Trustee (together with its successors in such capacity), as first lien representative, U.S. Bank Trust Company, National Association, the trustee and notes collateral agent under the 9.750% Second Lien Secured Note Indenture (together with its successors in such capacity ) as second lien notes agent, CSC Delaware Trust Company, the collateral agent under the Existing Credit Agreement (together with its successors in such capacity) as third lien agent, and Parent, the Borrower and any other Loan Parties which may from time to time be party thereto.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date. Unless otherwise specified or the context requires otherwise, all references to “First Lien Leverage Ratio” herein shall refer to the First Lien Leverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“First Out Debt” means the Indebtedness under the First Out Facilities, the 8.125% First Out First Lien Senior Secured Notes and any Other First Out First Lien Debt.

“First Out Facilities” means the Revolving Credit Facility and any Other First Out First Lien Debt incurred under this Agreement.

“First Out First Lien Leverage Ratio” means, on any date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Debt of such Person and its Restricted Subsidiaries that constitutes First Out Debt, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding such date, minus Unrestricted cash and Permitted Investments of such Person and its Restricted Subsidiaries to (2) such Person’s Consolidated EBITDA for the applicable Test Period, in each case with such Pro Forma Adjustments to First Out Debt and Consolidated EBITDA as permitted hereunder. Unless otherwise specified or the context requires otherwise, all references to “First Out First Lien Leverage Ratio” herein shall refer to the First Out First Lien Leverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“First Out Obligations” means the Loan Document Obligations in respect of the Revolving Loans, Letters of Credit and the Secured Letter of Credit Obligations.

“First Priority Lien” means a Lien that constitutes a “First Lien” as defined in the First/Second/Third Lien Intercreditor Agreement.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A. and any successor to its rating agency business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement with respect to the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR Rate, as applicable. For the avoidance of doubt, the Floor for each of the Term B-6 Loans, Term B-7 Loans and Revolving Loans for each of the Adjusted Term SOFR Rate and Adjusted Daily Simple SOFR Rate shall be 0.00%.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value,” as defined therein.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner (including a pledge of assets as credit support (other than a non-recourse pledge of the Equity Interests of a Receivables Subsidiary to secure a Permitted Receivables Financing), letters of credit and reimbursement agreements in respect thereof), whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement among the Loan Parties, the Administrative Agent and the Collateral Trustee (together with its successors in such capacity), substantially in the form of Exhibit C.

“Guarantee Release Date” has the meaning assigned to such term in Section 9.14.

“Guarantors” means collectively, Parent and the Subsidiary Loan Parties.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D).

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means, as of any date of determination (a) an amount equal to the then outstanding principal amount of the 5.125% Senior Unsecured Notes at the time of incurrence of Indebtedness using the capacity under this clause (a) solely to the extent the proceeds of such Indebtedness are used to prepay an equal or greater principal amount of the 5.125% Senior Unsecured Notes substantially concurrently with the incurrence of such Indebtedness, plus (b) the maximum aggregate principal amount that can be incurred without causing (1) if such Indebtedness is Second Out Debt, the First Lien Leverage Ratio, after giving effect to the incurrence or establishment, as applicable, of any Incremental Facilities or Incremental Equivalent Debt (which shall assume that all such Indebtedness constitute Second Out Debt and the full amounts of any Incremental Revolving Commitment Increase and Additional/Replacement Revolving Commitments established at such time are fully drawn) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of any Incremental Facility or Incremental Equivalent Debt made pursuant to the foregoing clauses (a) and (b) in connection therewith), to exceed (i) 3.75:1.00 for the most recent Test Period then ended or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 3.75:1.00 for the most recent Test Period then ended or the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of such Permitted Acquisition or other Investment, (2) if such Indebtedness is Junior Lien Indebtedness, the Secured Leverage Ratio, after giving effect to the incurrence or establishment, as applicable, of any Incremental Facilities or Incremental Equivalent Debt (which shall assume that the full amounts of any Incremental Revolving Commitment Increase and Additional/Replacement Revolving Commitments established at such time are fully drawn) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of any Incremental Facility or Incremental Equivalent Debt made pursuant to the foregoing clauses (a) and (b) in connection therewith), to exceed (i) 5.00:1.00 for the most recent Test Period then ended or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 5.00:1.00 for the most recent Test Period then ended or the Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of such Permitted Acquisition or other Investment, or (3) if such Indebtedness is unsecured, after giving effect to the incurrence or establishment, as applicable, of any Incremental Facilities or Incremental Equivalent Debt (which shall assume that the full amounts of any Incremental Revolving Commitment Increase and Additional/Replacement Revolving Commitments established at such time are fully drawn) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of any Incremental Facility or Incremental Equivalent Debt made pursuant to the foregoing clauses (a) and (b) in connection therewith), (1) the Total Leverage Ratio to exceed, either (i) 7.00:1.00 for the most recent Test Period then ended or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 7.00:1.00 for the most recent Test Period then ended or the Total Leverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of such Permitted Acquisition or other Investment or (2) the Interest Coverage Ratio to be less than (i) 2.00:1.00 for the most recent Test Period then ended or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 2.00:1.00 for the most recent Test Period then ended or the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of such Permitted Acquisition or other Investment.

“Incremental Equivalent Debt” means Indebtedness incurred pursuant to Section 6.01(a)(xxiii).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(f).

“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan” means Revolving Loans made pursuant to Additional/Replacement Revolving Commitments.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business or consistent with industry or past practice, and any earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid or satisfied within 120 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Financing Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) Non-Financing Lease Obligations. If any Indebtedness of any Parent Entity would appear on the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded. All guarantees in respect of Indebtedness specified in clause (a) through (c) of this definition (other than any exclusion therefrom) of another Person shall be included. To the extent not otherwise included, the obligations of the type referred to in clauses (a) through (c) of this definition (other than any exclusion therefrom) of another Person secured by a consensual Lien (other than a Lien permitted pursuant to Section 6.02) on any assets owned by such Person, whether or not such Indebtedness is assumed by such Person shall be included to such extent, but the amount of such Indebtedness will be the lesser of (x) the fair market value of such assets at such date of determination and (y) the amount of such Indebtedness of such other Person (it being understood, however, that Indebtedness shall in no event include any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business or consistent with industry or past practice). Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business or consistent with industry or past practice, (ii) deferred or prepaid revenues, (iii) accrued expenses and royalties, (iv) any liabilities for taxes, (v) Capital Stock and Disqualified Equity Interests, (vi) Film Obligations, (vii) obligations under any Program Services Agreement, Outsourcing Agreement or other similar agreement, (viii) any Put Obligations and (ix) any liability shown on the balance sheet of such Person solely as a result of the application of FASB Accounting Standards Codification Topic 810 and for which such Person is not primarily or contingently liable for payment.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Local Media Overview investor presentation dated January 2025 relating to, among other things, the Loan Parties and the Transactions.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreements” means the Collateral Trust Agreement and the First/Second/Third Lien Intercreditor Agreement.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date. Unless otherwise specified or the context requires otherwise, all references to “Interest Coverage Ratio” herein shall refer to the Interest Coverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of March, June, September and December and (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter as selected by the Borrower in its Borrowing Request, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that no Interest Period shall extend beyond the maturity date applicable to such Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, (w) in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms), (x) accounts receivables in connection with the sale of programming or advertising time owing by such Persons or (y) obligations in respect of the lease or other use of spectrum space relating to sub-channels owing by Person, in each case made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means each of (1) (i) David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, (ii) Immediate Family Members of the Persons described in clause (1)(i), (iii) any Affiliates, related estate plan and trusts created for the benefit of the Persons described in clause (1)(i), (ii) or (iv) or any trust for the benefit of any such Affiliate, estate plan or trust, or (iv) in the event of the incompetence of death of any of the Persons described in clause (1)(i) and (ii), such Persons’ estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Borrower, any Parent Entity of the Borrower or any Subsidiary thereof and their respective Affiliates, and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates and (2) Parent.

“ISP98” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) each Person listed on Schedule 2.01(c) with respect to such Person’s Letter of Credit Commitment only, (b) with respect to its Existing Letter of Credit, Bank of America

, N.A., and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and for all purposes of the Loan Documents. In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Junior Debt Prepayment” has the meaning specified in Section 6.08(b)(iv).

“Junior Financing” means Junior Lien Indebtedness and any unsecured Material Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any of its Restricted Subsidiaries); provided that the 5.125% Senior Unsecured Notes shall not constitute a “Junior Financing”.

“Junior Lien Indebtedness” means the 9.750% Second Lien Secured Notes, the Third Lien Revolving Credit Facility, the Third Lien Term Loans and any other Indebtedness secured by Liens only on all or a portion of the Collateral that is permitted under this Agreement to have Liens on the Collateral on a junior Lien basis relative to the First Out Facilities and the Second Out Facilities pursuant to the First/Second/Third Lien Intercreditor Agreement; provided that the holders of such Indebtedness or their Senior Representative shall have entered into the First/Second/Third Lien Intercreditor Agreement and such Indebtedness shall constitute “Junior Lien Obligations” as defined therein.

“Junior Lien Revolving Exposure” means outstanding loans and applicable letters of credit under the Junior Lien Revolving Credit Facilities.

“Junior Lien Revolving Credit Facilities” means the Third Lien Revolving Credit Facility (including any refinancings and replacements thereof) and any other revolving credit facility constituting Junior Lien Indebtedness.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, or any Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“Latest Second Out Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to the Second Out Obligations hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“LC Application” has the meaning set forth in Section 2.05(b).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LCT Election” has the meaning provided in Section 1.06.

“LCT Test Date” has the meaning provided in Section 1.06.

“Lead Arranger” means JPMorgan Chase Bank, N.A.

“Lenders” means the Term Lenders, the Revolving Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and each Issuing Bank.

“Letter of Credit” means any letter of credit, or bank guarantees issued pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05, and shall include the Existing Letters of Credit.

“Letter of Credit Commitments” means, with respect to any Person, the amount set forth opposite the name of such Person on Schedule 2.01(c). As of the Effective Date, the aggregate amount of the Letter of Credit Commitments of all such Persons is $50,000,000.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“License Subsidiaries” means (a) with respect to each Station that is an Owned Station on the date hereof, the Subsidiary of the Borrower listed on Schedule 1.01(e) as the holder of the Broadcast Licenses for such Owned Station and (b) with respect to any Owned Station hereafter acquired by the Borrower or any of its Subsidiaries, the Subsidiary of the Borrower formed, created, or acquired after the date hereof that holds the Broadcast Licenses for such Owned Station, and in each case any other Subsidiary into which any such License Subsidiary may be merged pursuant to Section 6.03.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interest or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, and (4) any asset sale or a Disposition excluded from the definition of “Disposition”.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans including all obligations in respect of the LC Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to reimburse LC Disbursements and pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreement, the Intercreditor Agreements (including the Collateral Trust Agreement), the other Security Documents, and except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a loan modification agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning specified in Section 2.24(a).

“Loan Parties” means Parent, the Borrower, the Subsidiary Loan Parties and any other Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Investor” means any current and/or former director, officer and employee of the Borrower and/or any of its subsidiaries who is (directly or indirectly through one or more investment vehicles) an Investor on the Effective Date.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Broadcast License” shall mean a Broadcast License that is, in the reasonable, good-faith determination of the Borrower, material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Indebtedness” means any Indebtedness for borrowed money (other than the Loan Document Obligations), Financing Lease Obligations, purchase money Indebtedness, unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the wholly-owned Restricted Subsidiaries in an aggregate principal amount exceeding $150,000,000; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means any Intellectual Property that is, in the reasonable, good-faith determination of the Borrower, material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter.

“Media for Equity Transactions” means a transaction in the ordinary course of business in which the Borrower or any Restricted Subsidiary sells or exchanges advertising and/or other media inventory for consideration in the form of Equity Interests in, or Indebtedness issued by, the purchaser or in an Affiliate (including a parent entity) of the purchaser.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” (as defined in Section 3(5) of ERISA) or has an obligation to contribute.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Borrower and its Restricted Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by the Borrower or the

Restricted Subsidiaries, (iii) the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and the amount of any reserves established by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction and (iv) any amounts paid by the Borrower and any of its Subsidiaries in connection with any Channel Sharing Agreement related to the asset that is the subject of such event or any option agreement related thereto.

“New LMT Debt” has the meaning assigned to such term in the definition of “Priming Financing/Liability Management Transaction”.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Media Subsidiary” means any direct or indirect Subsidiary of the Borrower (including, for this purpose, any Designated SBG Subsidiary) that is not engaged in, and does derive any income from, (a) the business of owning and operating the Stations (and related retransmission facilities), (b) the commercial utilization of frequencies licensed, granted or leased to the Borrower or any of its Subsidiaries by the FCC, any other Governmental Authority or any other Person in connection with the television or radio broadcasting businesses or (c) the production of programming broadcast on television stations or syndicated to others.

“Non-Recourse Indebtedness” means Indebtedness (a) as to which neither the Borrower nor any Subsidiary (other than any Unrestricted Subsidiary) is directly or indirectly liable (by virtue of the Borrower or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and (b) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any other Indebtedness of the Borrower or any Subsidiary (other than any Unrestricted Subsidiary) to declare, a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that was not previously applied pursuant to Section 6.04(n), Section 6.08(a)(viii) or Section 6.08(b)(iv).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” has the meaning assigned to such term in Section 3.18(c).

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Operating Subsidiary” has the meaning assigned to such term in Section 6.11(a).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other First Out First Lien Debt” means other Indebtedness of the Borrower or any Loan Party incurred on a pari passu basis (as to payment and lien priority, including as to the application of proceeds with respect to, and distributions made on account of, Collateral) with other First Out Debt (if any), whether in the form of bonds, notes, loans or other debt instruments, which may be issued or incurred in accordance with this Agreement prior to, on or after the Effective Date, that has substantially the same collateral securing such Indebtedness as the First Out Obligations and the holders of Indebtedness or the Senior Representative of which is or becomes party to the Collateral Trust Agreement, and such Indebtedness shall constitute “First-Out First Lien Debt Obligations” as defined therein.

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Material Assets” has the meaning assigned to such term in Section 5.15(a).

“Other Revolving Commitments” means one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or Loan Modification Agreement.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outsourcing Agreements” means (a) any agreement to which the Borrower or any of its Subsidiaries is a party which provides for the Borrower or any of its Subsidiaries to deliver or receive non-programming related management and/or consulting services of any television station, and (b) any put or option agreement entered into in connection with any agreement referred to in clause (a) above that provides for the Borrower or any of its Subsidiaries to acquire or sell the license or non-license assets of the related television station.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Station” means (a) each television or radio station identified as such in Schedule 1.01(e) and (b) any television or radio station the Broadcast Licenses of which are owned or held by the Borrower or any of its Subsidiaries on or after the date hereof.

“Parent” has the meaning assigned to such term in the preamble hereto.

“Parent Entity” means any Person that, with respect to another Person, owns (directly or indirectly) 50% or more of the total voting power of the Voting Equity Interests entitled to vote for the election of directors of such other Person having a majority of the aggregate votes on the Board of Directors of such other Person. Unless the context otherwise requires, any references to Parent Entity refer to a Parent Entity of the Borrower (including Parent or Sinclair).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition Transaction; provided that (a) with respect to each such Acquisition Transaction, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.15 or is otherwise an Excluded Subsidiary) and (b) after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to all, or any portion of, the Loans and/or Commitments of any Class of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of such Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, such Accepting Lenders and/or (c) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Permitted Investments between the Borrower or a Restricted Subsidiary and another Person.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business or consistent with industry or past practice (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;

(e) easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i) Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by the Borrower or any of its subsidiaries.

“Permitted First Out Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on an equal priority basis (including as to Lien priority and priority as to payment from proceeds of Collateral but without regard to control of remedies) with the First Out Obligations and is not secured or junior secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (for this purpose without regard to the condition set forth in clause (d)(ii) of the definition of “Credit Agreement Refinancing Indebtedness”) in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the applicable Intercreditor Agreements. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted First Priority Refinancing Debt” means any Permitted First Out Refinancing Debt and any Permitted Second Out Refinancing Debt.

“Permitted Holder” means (1) each Investor, (2) each Management Investor and its Permitted Transferees, (3) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Borrower or any Parent Entity, acting in such capacity, (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing Persons described in clauses (1) and (2) or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided, that such Persons, without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, more than 50% of the total voting power of the Voting Equity Interests entitled to vote for the election of directors of the Borrower having a majority of the aggregate votes on the Board of Directors of the Borrower held by such group, (5) any Permitted Parent and (6) any Permitted Plan, in each case of the foregoing clauses (1) through (5), whether holding Equity Interests of the Borrower directly or indirectly. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change in Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any of its Restricted Subsidiaries:

(a) Canadian dollars, euro, pounds, sterling, any national currency of any participating member state of the EMU or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States (which shall include, but not be limited to, Export-Import Bank of the United States, Farmers Home Administration, Federal Housing Administration, General Services Administration, and Government National Mortgage Association) or instrumentality (which shall include, but not be limited to, The Federal National Mortgage Association, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Federal Land Banks, Federal Intermediate Credit Banks, Banks for Cooperative and the Farm Credit System, and The Student Loan Marketing Association) or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s or F2 (or the equivalent thereof) or better by Fitch, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s or F2 (or the equivalent thereof) or better by Fitch, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s or F1 (or the equivalent thereof) or better by Fitch, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 or F2 from either S&P or Moody’s or Fitch (or, if at any time neither S&P, Moody’s nor Fitch shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P, Moody’s or Fitch (or the equivalent thereof);

(h) investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2(or the equivalent thereof) or better by Moody’s or F1 (or the equivalent thereof) or better by Fitch;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2”

or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof or from Fitch is at least F2 (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

For the avoidance of doubt, any items identified as Permitted Investments under this definition will be deemed to be “Cash Equivalents” for all purposes regardless of the treatment of such items under GAAP.

For the avoidance of doubt, any items identified as Permitted Investments under this definition will be deemed to be “Cash Equivalents” for all purposes regardless of the treatment of such items under GAAP.

“Permitted LM Transaction” has the meaning assigned to such term in Section 6.13.

“Permitted Parent” means any Parent Entity that at the time it became a Parent Entity of the Borrower was a Permitted Holder pursuant to clause (1) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that (assuming such parent was not formed) would otherwise constitute a Change in Control.

“Permitted Plan” means any employee benefits plan of the Borrower or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Receivables Financing” means, collectively, (a) with respect to a financing (including any factoring program) of accounts receivable and related accounts receivable, collections, proceeds, records and other similar assets (or interests therein) sold, contributed and/or financed in an aggregate outstanding amount under this clause (a) not to exceed the greater of $375,000,000 and 40.0% of Consolidated EBITDA for the last Test Period (the “Permitted Receivables Financing Cap”) (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program under this clause (a), the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period), so long as such financings are non-recourse to Borrower and its Restricted Subsidiaries, other than any Receivables Subsidiary (except for customary representations, warranties, covenants and indemnities made in connection with such facilities), (b) any modifications, refinancings, renewals, replacements or extensions thereof; provided that, in the case of this clause (b) the terms of the applicable Permitted Receivables Financing, after giving effect to any modifications, refinancings, renewals, replacements or extensions thereof would satisfy the requirements set forth in clause (a) above and (c) the financings and factoring facilities existing on the Effective Date (if any) and any modifications, refinancings, renewals, replacements or extensions thereof; provided that any recourse to Borrower and its Restricted Subsidiaries (other than any Receivables Subsidiary) is not expanded in any material respect by any such modification, refinancing, renewal, replacement or extension and the aggregate outstanding amount of such facilities is not increased after the Effective Date, in each case, except to the extent such recourse or increase would otherwise be permitted by clause (a) above (and is deemed a usage thereof); provided further that (A) no Permitted Receivables Financing shall be effectuated in connection with or in furtherance of a Priming Financing/Liability Management Transaction; and (B) no “whole business” or intellectual property securitization shall constitute a Permitted Receivables Financing. The Equity Interests of any Receivables Subsidiary shall constitute Collateral to the extent not prohibited by such Permitted Receivables Financing (and if prohibited, the Equity Interests of any such Receivables Subsidiary shall not be pledged to secure any other Indebtedness or other obligations or residual amounts).

“Permitted Receivables Financing Cap” has the meaning assigned to such term in the definition of the term “Permitted Receivables Financing”.

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and related accounts receivable, collections, proceeds, records and other similar assets (or interests therein), as the same may be reduced from time to time by collections with respect to such accounts receivable and related accounts receivable, collections, proceeds, records and other similar assets (or interests therein) or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Borrower or a Restricted Subsidiary).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, extension, exchange for or replacement of all or any portion of Indebtedness, Disqualified Equity Interests or Preferred Stock of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Equity Interests or Preferred Stock so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, extension, exchange or replacement and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 and Section 6.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made;

(b) Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended;

(c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is (i) subordinated in right of payment, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be subordinated in right of payment at least to the same extent as the Indebtedness being refinanced, (ii) unsecured, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be unsecured or constitute Junior Lien Indebtedness, (iii) Disqualified Equity Interests or Preferred Stock, such Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be Disqualified Equity Interests or Preferred Stock for Disqualified Equity Interests, or Preferred Stock for Preferred Stock, (iv) secured, (A) such Indebtedness shall be secured by Liens with a Lien priority equal to or junior to the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended (except in the case of Indebtedness that modifies, refinances, refunds, renews or extends Junior Lien Indebtedness, in which case such Indebtedness may be secured by a Lien ranking junior to the First Priority Liens), (B) such Indebtedness shall be equal or junior as to priority of payment from the proceeds of Collateral compared to the Indebtedness being modified, refinanced, refunded, removed or extended (except in the case of Indebtedness that modifies, refinances, refunds, renews or extends Junior Lien Indebtedness, so long as such Indebtedness is junior as to priority of payment from the proceeds from the proceeds of Collateral compared to the First Priority Liens) and (C) such Indebtedness shall not be secured by a Lien on any asset or property that did not secure the Indebtedness being modified, refinanced, refunded, renewed or extended;

(d) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing;

(e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (vii), (xix), (xxi), (xxii) or (xxiii), (i) the terms and conditions (excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are, taken as a whole, not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended; and

(f) (i) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be on terms at the time of issuance, taken as a whole, not materially more restrictive than the terms of the then outstanding Term Loans under this Agreement (as determined in good faith by the Borrower); provided that no financial maintenance covenant shall be added for the benefit of any such Permitted Refinancing unless such financial maintenance covenant is either (A) also added for the benefit of any Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended.

For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Second Out Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on an equal Lien priority basis and equal as to priority of payment from proceeds of Collateral (but without regard to control of remedies) with the Second Out Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the applicable Intercreditor Agreements. Permitted Second Out Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party (other than Parent) in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is Junior Lien Indebtedness and is not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the applicable Intercreditor Agreements. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any other Loan Party (other than Parent) in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any of its Restricted Subsidiaries. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of the Borrower immediately following the date on which such Specified Transaction is consummated.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a) any sale, transfer or other Disposition of any property or asset of the Borrower or any of its Restricted Subsidiaries pursuant to clauses (j) and (k) (other than with respect to any asset exchange, any Channel Sharing Agreement and/or any other agreement related thereto) of Section 6.05 other than Dispositions resulting in aggregate Net Proceeds not exceeding $75,000,000 in the case of any single transaction or series of related transactions (provided that if the aggregate amount of all such individual Dispositions or related series of Dispositions that are $75,000,000 or less in any fiscal year exceeds $150,000,000 in the aggregate, then the foregoing $75,000,000 amount shall refer to the purchase price of all such Dispositions in such fiscal year in excess of $75,000,000); or

(b) the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Other Term Loans resulting from a Refinancing Amendment) or permitted by the Required Lenders pursuant to Section 9.02.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priming Financing/Liability Management Transaction” means any exchange, refinancing, amendment or extension transaction (or any transaction specifically designed to circumvent the restrictions set forth in Section 6.13 but contemporaneously achieve the same effect as an exchange, refinancing, amendment or extension transaction) of any existing Indebtedness of the Borrower or any of its Restricted Subsidiaries (the “Existing LMT Debt”) with any other Indebtedness or Preferred Stock (including that of the Borrower or any of its Affiliates or of any other Person) (the “New LMT Debt”) in a transaction that is designed to directly or indirectly “uptier”, or has the effect of, “uptiering”, holders of such Existing LMT Debt into contractually, effectively (including as to lien priority or recourse to additional assets or through a “double dip” or “pari plus” structure), temporally (i.e., having a shorter maturity) or structurally senior New LMT Debt (“Priming Debt”) or the issuance of Priming Debt, in each case, other than: (1) Permitted LM Transactions, (2) the incurrence of Indebtedness to finance an acquisition secured by the acquired assets and/or guaranteed by an acquired entity, so long as such Indebtedness and the acquisition are otherwise permitted under this Agreement, and any acquired assets that constitute Collateral are pledged to the lenders and holders of such other Indebtedness and any acquired entity that is or becomes a Restricted Subsidiary grants a Guarantee of the Secured Obligations under this Agreement and of such other Indebtedness, in each case to the extent required (and within the time periods required) under this Agreement, and (3) the refinancing of Financing Lease Obligations incurred in the ordinary course or of other Indebtedness secured by assets not constituting Collateral with other Indebtedness otherwise permitted under this Agreement.

“Private Exchanges” means the issuance to certain holders of Existing Secured Notes of up to $432,000,000 aggregate principal amount of 9.750% Second Lien Secured Notes in exchange for up to $432,000,000 aggregate principal amount of Existing Secured Notes, together with accrued and unpaid interest to, but excluding, the Effective Date on the exchanged amount of Existing Secured Notes being paid in cash at the time of such exchange; provided that any 9.750% Second Lien Secured Notes issued in connection with such exchange after the Effective Date shall be issued with pre-accrued interest from the Effective Date.

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (b) of the definition of that term.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of the Borrower or any division, business line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) cash and Permitted Investments of such Person or any Restricted Subsidiary shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the provisions set forth in clause (b) thereof) and give effect to events (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any of its Restricted Subsidiaries entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Program Services Agreements” means any agreement entered into by the Borrower or any of its Subsidiaries (other than License Subsidiaries) in accordance with Section 5.16 relating to a Contract Station, pursuant to which agreement the Borrower or any of its Subsidiaries (other than License Subsidiaries) will obtain the right to program and/or sell advertising on a substantial portion of such Contract Station’s inventory of broadcast time.

“Proposed Change” has the meaning assigned to such term in Section 9.02(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 5.01.

“Purchasing Borrower Party” means Parent or any subsidiary of Parent.

“Put Obligations” means the obligations of the Borrower or any of its Subsidiaries to purchase certain assets of any Station with respect to which the Borrower or such Subsidiary shall have entered into an Outsourcing Agreement.

“PWP Fee Letter” means that certain letter dated January 12, 2025, among Perella Weinberg Partners LP, Milbank LLP and Parent.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Qualified Equity Interests” means Equity Interests in the Borrower other than Disqualified Equity Interests.

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Rating Agency” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to the Borrower or a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of the applicable Term Loans, as the case may be.

“Ratings Condition” means that, at the time of determination, the Borrower (or its successor) has received and maintains corporate family/corporate credit ratings of at least Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or the equivalent investment grade credit rating from any other Rating Agency substituted for Moody’s, S&P or Fitch pursuant to clause (2) of the definition of “Rating Agency”.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 6:00 a.m., New York time, on the day that is two Business Days preceding the date of such setting, and (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Parent, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide all or any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Business Assets” means assets (other than cash or Permitted Investments) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or the Restricted Subsidiaries shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Required First Out Lenders” means, at any time, Lenders under the First Out Facilities, having Loans and unused Commitments (exclusive of Swingline Commitments) representing more than 50.0% of the aggregate outstanding Loans and unused Commitments (exclusive of Swingline Commitments) under the First Out Facilities outstanding at such time; provided that (a) the Revolving Exposures, any term loans and unused Commitments of the Borrower or any Affiliate thereof (other than an Affiliated Debt Fund) and (b) whenever there are one or more Defaulting Lenders, the total outstanding term loans, if any, and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required First Out Lenders.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (exclusive of Swingline Commitments) representing more than 50.0% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (exclusive of Swingline Commitments) at such time; provided that (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof (other than an Affiliated Debt Fund) and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures, and unused Revolving Commitments (exclusive of Swingline Commitments) representing more than 50.0% of the aggregate Revolving Exposures, and unused Revolving Commitments (exclusive of Swingline Commitments) at such time; provided that (a) the Revolving Exposures, and unused Revolving Commitments of the Borrower or any Affiliate thereof (other than an Affiliated Debt Fund) and (b) whenever there are one or more Defaulting Lenders, the total Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Second Out Lenders” means, at any time, Lenders under the Second Out Facilities and any other Second Out Debt incurred under this Agreement, having Loans and unused Commitments (exclusive of Swingline Commitments) representing more than 50.0% of the aggregate outstanding Loans and unused Commitments (exclusive of any Swingline Commitments) under the Second Out Facilities outstanding at such time; provided that (a) the Revolving Exposures, any term loans and unused Commitments of the Borrower or any Affiliate thereof (other than an Affiliated Debt Fund) and (b) whenever there are one or more Defaulting Lenders, the total outstanding term loans, if any, and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required Second Out Lenders.

“Required Term Loan Lenders” means, at any time, Lenders having Term Loans representing more than 50.0% of the aggregate outstanding Term Loans at such time; provided that (a) the Term Loans of the Borrower or any Affiliate thereof (other than an Affiliated Debt Fund) and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded purposes of making a determination of Required Lenders and Required Term Loan Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any other Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any of its Restricted Subsidiaries or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary of the Borrower (including, for the avoidance of doubt, any Designated SBG Subsidiary) other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(d).

“Reversion Date” has the meaning specified in Section 6.12.

“Revolving Acceleration” has the meaning assigned to such term in Section 7.01.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Maturity Date, and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Refinancing Amendment or a Loan Modification Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(b), or in the Assignment and Assumption, Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $575,000,000.

“Revolving Credit Facility” means the Revolving Commitments and the provisions herein related to the Revolving Loans, Swingline Loans and Letters of Credit.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means February 12, 2030; provided that, in the event that more than $25,000,000 in principal amount of any of (i) the Term B-3 Loans (as defined in the Existing Credit Agreement in effect on the Effective Date), (ii) the Term B-4 Loans (as defined in the Existing Credit Agreement in effect on the Effective Date), (iii) the Existing Senior Unsecured Notes or (iv) any tranche of First Out Facilities, 8.125% First Out First Lien Senior Secured Notes or Second Out Debt, in each case, outstanding as of the Effective Date remains outstanding on the date that is the date that is 91 days prior to the respective stated maturity date of such existing outstanding Indebtedness (including any amendment, refinancing, or replacement of such tranche or notes, and as such maturity date may be extended in any such amendment, refinancing or replacement), the Revolving Maturity Date shall be such date, with only the principal amount of such existing Indebtedness tranche outstanding on the date that is 91 days prior to its stated maturity date counting towards the $25,000,000 limit for such tranche.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any other Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Out Debt” means the Second Out Obligations, the 4.375% Second Out First Lien Senior Secured Notes and any Indebtedness that is permitted hereunder to be incurred on a pari passu basis in right of payment, Lien priority and as to the application of proceeds with respect to Collateral, with the Second Out Obligations as provided in the Collateral Trust Agreement, provided that the holders of such other Indebtedness shall have entered into the Collateral Trust Agreement and such Indebtedness shall constitute “Second-Out First Lien Debt Obligations” as defined therein.

“Second Out Facilities” means the credit facilities in respect of the Term Loan B-6 Loans and the Term B-7 Loans.

“Second Out Obligations” means the Loan Document Obligations in respect of the Term B-6 Loans and the Term B-7 Loans.

“Second Priority Lien” means a Lien that constitutes a “Second Lien” as defined in the First/Second/Third Lien Intercreditor Agreement.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Parent, the Borrower and its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Parent, the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred.

“Secured Letter of Credit Obligations” means the obligations of any of the Borrower and its Restricted Subsidiaries in respect of letters of credit, bank guarantees or similar instruments that, when issued, are incurred pursuant to Section 6.01(a)(xvi)(B) and that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time any such letter of credit, bank guarantee or similar instrument is issued.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date. Unless otherwise specified or the context requires otherwise, all references to “Secured Leverage Ratio” herein shall refer to the Secured Leverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations, (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) and (d) Secured Letter of Credit Obligations.

“Secured Parties” means (a) each Lender and Issuing Bank, (b) the Administrative Agent and the Collateral Trustee, (c) the Bookrunner, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) each Person to whom any Secured Letter of Credit Obligations are owed and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Parent, the Borrower and its Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date, (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into or (d) until the 180th day after the Effective Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), are owed to any other Person set forth on Schedule 1.01(b).

“Security Documents” means the Collateral Agreement, and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11, Section 5.12 or Section 5.14 to secure any of the Secured Obligations. For the avoidance of doubt, Security Documents shall not include any mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any real property to secure the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Junior Lien Indebtedness or other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Unsecured Debt” means (a) the 5.125% Senior Unsecured Notes, (b) the 5.500% Senior Unsecured Notes, (c) the 4.125% Senior Unsecured Notes, (d) any Permitted Unsecured Refinancing Debt, and (e) any unsecured Indebtedness incurred under clauses (vii), (xix) and (xxvi) of Section 6.01(a) (including the senior unsecured Guarantees of such Indebtedness provided by any Guarantor thereunder).

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter; provided that solely for purposes of Section 7.01(h) and (i), each Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

“Similar Business” means any business conducted or proposed to be conducted by Borrower and its Restricted Subsidiaries on the Effective Date or any business that is similar (including, without limitation, (a) business of owning and operating the Stations (and related retransmission facilities), (b) the commercial utilization of frequencies licensed, granted or leased to the Borrower or any of its Subsidiaries by the FCC, any other Governmental Authority or any other Person in connection with the television or radio broadcasting businesses, including using or leasing spectrum for the distribution of data and/or ancillary and supplementary services, (c) the production of streaming programming, programming broadcast on television stations or syndicated to others, (d) the utilization of digital media, including, but not limited to, websites, mobile applications, podcasts, channel sharing, spectrum datacasting and social media, to promote or distribute programming and to assist other businesses to reach audiences, customers and consumers, (e) the business of broadcasting in a mobile environment, (f) the business of managing and/or consulting to television stations other than the Owned Stations and/or (g) from the technology, media and telecommunications industries, including sports team broadcasting, ownership or management and any sports gaming or wagering business), complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof, including using, sharing, combining or leasing spectrum for the distribution of data and/or ancillary and supplementary services.

“Sinclair” means Sinclair, Inc., a Maryland corporation, and, as of the Effective Date, the direct or indirect parent of each of Parent and Borrower, or any successor thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sold Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solvent” means (a) the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the Effective Date through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the Effective Date through the Latest Maturity Date, the Borrower and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Special Purpose Entity” means a direct or indirect subsidiary of Borrower, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Borrower and/or one or more Subsidiaries of Borrower.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Event” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit or a bank guarantee.

“Standstill Period” has the meaning assigned to such term in Section 7.01(d).

“Stations” means the Owned Stations and the Contract Stations

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors, and if any Lender is required to comply with the requirements of The Bank of England and/or the Prudential Regulation Authority (or any authority that replaces any of the functions thereof) or the requirements of the European Central Bank. Term Benchmark Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Subordinated Film Indebtedness” means Film Obligations of the Borrower and its Subsidiaries which are subordinated to the obligations of the Borrower and its Subsidiaries hereunder on terms and conditions, and the other provisions of which are, satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless otherwise specified, any subsidiary of the Borrower. Notwithstanding anything to the contrary in the foregoing, however, each Designated SBG Subsidiary shall be deemed to be a Subsidiary of the Borrower for all purposes of this Agreement.

“Subsidiary Loan Party” means (a) each Subsidiary that is a party to the Guarantee Agreement and (b) any other Domestic Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Trustee a supplement to the Collateral Agreement and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired; provided that, after giving effect to such designation such subsidiary cannot be subsequently designated as a non-Guarantor unless such designation is permitted by Article VI of this Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(d).

“Supported QFC” has the meaning assigned to such term in Section 9.18.

“Suspension Covenant” has the meaning specified in Section 6.12.

“Suspension Period” means the period of time between the date of a Covenant Suspension Event and the Reversion Date.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swingline Commitment” means the commitment of each Swingline Lender to make Swingline Loans.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Sublimit” means $50,000,000.

“Tax Group” has the meaning assigned to such term in Section 6.08(a)(vii)(A).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, other than pursuant to clause (i)(c) of the definition of “Alternate Base Rate”.

“Term B-6 Commitment” means, as to each Term B-6 Lender, its obligation to make (or otherwise fund, exchange or convert into, including by way of a cashless roll) a Term B-6 Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term B-6 Loan to be made (or otherwise be funded, exchanged or converted into, including by way of a cashless roll, a Term B-6 Loan) by such Term B-6 Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term B-6 Lender pursuant to an Assignment and Assumption, (ii) an Incremental Facility Amendment, (iii) a Loan Modification Agreement or (iv) a Refinancing Amendment. The initial amount of each Term B-6 Lender’s Term B-6 Commitment is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Commitment or an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, as applicable. As of the Effective Date, the total Term B-6 Commitment is $711,373,373.78.

“Term B-6 Facility” means the Term B-6 Loans and any Incremental Term Loans with respect thereto or any refinancing thereof.

“Term B-6 Lenders” means the Persons listed on Schedule 2.01(a) as a “Term B-6 Lender” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment in respect of any Term B-6 Loans, or a Loan Modification Agreement or a Refinancing Amendment in respect of any Term B-6 Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term B-6 Loan” means a Term Loan made pursuant to clause (a)(i) of Section 2.01.

“Term B-6 Loan Maturity Date” means December 31, 2029.

“Term B-7 Commitment” means, as to each Term B-7 Lender, its obligation to make (or otherwise fund, exchange or convert into, including by way of a cashless roll) a Term B-7 Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term B-7 Loan to be made (or otherwise be funded, exchanged or converted into, including by way of a cashless roll, a Term B-7 Loan) by such Term B-7 Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term B-7 Lender pursuant to an Assignment and Assumption, (ii) an Incremental Facility Amendment, (iii) a Loan Modification Agreement or (iv) a Refinancing Amendment. The initial amount of each Term B-7 Lender’s Term B-7 Commitment is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Commitment or an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, as applicable. As of the Effective Date, the total Term B-7 Commitment is $731,250,000.

“Term B-7 Facility” means the Term B-7 Loans and any Incremental Term Loans with respect thereto or any refinancing thereof.

“Term B-7 Lenders” means the Persons listed on Schedule 2.01(a) as a “Term B-7 Lender” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment in respect of any Term B-7 Loans, or a Loan Modification Agreement or a Refinancing Amendment in respect of any Term B-7 Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term B-7 Loan” means a Term Loan made pursuant to clause (a)(ii) of Section 2.01.

“Term B-7 Loan Maturity Date” means December 31, 2030.

“Term Commitments” means each of the Term B-6 Commitments and the Term B-7 Commitments.

“Term Lenders” means the Term B-6 Lenders, the Term B-7 Lenders and each Additional Term Lender.

“Term Loans” means, individually or collectively as the context requires, the Term B-6 Loans and the Term B-7 Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 6:00 a.m., New York time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the date on which (a) all Commitments shall have been terminated, (b) all Loan Document Obligations (other than in respect of contingent indemnification and contingent expense reimbursement claims not then due) have been paid in full and (c) all Letters of Credit (other than those that have been 100% Cash Collateralized) have been cancelled or have expired (without any drawing having been made thereunder that has not been rejected or honored) and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” means, at any date of determination, the most recently completed eight consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b). When used in reference to (x) a measurement of Consolidated EBITDA, the Consolidated EBITDA for such Test Period shall be measured as the Consolidated EBITDA for such eight consecutive fiscal quarters, divided by two and (y) a measurement of the Interest Coverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio or the Total Leverage Ratio, the applicable ratio shall be calculated using the Consolidated EBITDA (in the numerator or the denominator of such ratio, as applicable) for such eight consecutive fiscal quarters, divided by two.

“Third Lien Revolving Credit Facility” means the “Revolving Credit Facility” as defined in the Existing Credit Agreement in effect on the Effective Date to the extent that any such Revolving Credit Facility remains available to the Borrower on the Effective Date (after giving effect to the Exchange Transactions).

“Third Lien Term Loans” means the Existing Term Loans that remain outstanding under the Existing Credit Agreement on and after the Effective Date (after giving effect to the Exchange Transactions).

“Third Priority Lien” means a Lien that constitutes a “Third Lien” as defined in the First/Second/Third Lien Intercreditor Agreement.

“TLB-2 Refinancing” means the prepayment, exchange, redemption or other refinancing of all of the outstanding Term B-2 Loans (as defined in the Existing Credit Agreement in effect on the Effective Date), together with accrued interest thereon and related fees and expenses in connection therewith.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date. Unless otherwise specified or the context requires otherwise, all references to “Total Leverage Ratio” herein shall refer to the Total Leverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Transaction Costs” means any fees or expenses incurred or paid by the Borrower, its Restricted Subsidiaries, any Parent Entity and any of their Affiliates and any Investors in connection with the Transactions (including, without limitation, expenses in connection with hedging transactions and any original issue discount or upfront fees, as well as any legal, filing, auditing and printing fees and expenses), this Agreement, the 8.125% First Out First Lien Senior Secured Notes, the 4.375% Second Out First Lien Senior Secured Notes, the 9.750% Second Lien Secured Notes, the Existing Credit Agreement Amendment, and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding (or deemed funding or exchange, including by cashless roll) of the Term Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement, (b) the issuance and exchange in respect of the 8.125% First Out First Lien Senior Secured Notes, (c) the issuance and exchange in respect of the 4.375% Second Out First Lien Senior Secured Notes, (d) the issuance and/or exchange in respect of the 9.750% Second Lien Secured Notes, (e) the repayment and/or exchange of certain of the term loans under the Existing Credit Agreement (including the TLB-2 Refinancing), (f) the Existing Credit Agreement Amendment, (g) the consummation of any other transactions in connection with the foregoing and (h) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“TV/Radio Acquisition” means (a) the acquisition by the Borrower or any of its Subsidiaries in accordance with the terms hereof of substantially all of the assets (including Broadcast Licenses) of a television or radio station in the United States in a single transaction (i.e., not by means of the acquisition of an option for such assets and the subsequent exercise of such option), (b) (i) the acquisition by the Borrower or any of its Subsidiaries in accordance with the terms hereof of (x) substantially all of the assets (other than Broadcast Licenses and other property required pursuant to the rules and regulations of the FCC to be sold in connection with the transfer of such Broadcast Licenses) of a television or radio station in the United States and (y) an option to acquire the Broadcast Licenses and such other assets of such television or radio station and (ii) the entering into by the Borrower or any of its Subsidiaries of an agreement contemplated by the definition of “Program Services Agreement” in this Section with respect to such station and (c) the consummation of the acquisition of assets by the Borrower or any of its Subsidiaries pursuant to the exercise of an option referred to in the preceding clause (b)(i)(y), together with the termination of the related Program Services Agreement referred to in the preceding clause (b)(ii). As used in this definition, the acquisition of assets shall be deemed to include reference to the acquisition of the voting Capital Stock of the Person that owns such assets and references to the acquisition and exercise of an option to acquire assets shall be deemed to include the acquisition and exercise of the option to acquire voting Capital Stock of the Person that owns such assets.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Trustee’s security interest in any item or portion of the Collateral (as defined in the Collateral Agreement in effect on the Effective Date) is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version as may be in effect at the time of issuance).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted” means, when referring to cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, that such cash and Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Restricted Subsidiary (unless related to the Loan Documents or the Liens created thereunder), (b) are not the proceeds of long-term Indebtedness (it being understood revolving facility draws (including Revolving Loans) are not long-term Indebtedness for these purposes) incurred to finance the relevant transaction for which a relevant ratio under this Agreement, including incurrence of Indebtedness, is being tested, (c) are not reserved or treated as spent during any applicable period in connection with any prospective costs and expenses that have been deducted from Excess Cash Flow under clause (b) of that definition for such period or (d) are not otherwise unavailable to the Borrower or such Restricted Subsidiary; provided that the aggregate amount of Unrestricted cash and Cash Equivalents as of any date of determination shall be deemed to be reduced by the amount of the then unpaid DSG Cash Tax Payments but, in any event, to an amount not less than $0.

“Unrestricted Subsidiary” means (a) any Subsidiary (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date and (b) any Subsidiary of any such Unrestricted Subsidiary.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voting Equity Interests” means Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of Preferred Stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the First Lien Leverage Ratio, the Interest Coverage Ratio, the Total Leverage Ratio and the Secured Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions (including the Transactions) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

(c) Where reference is made to “Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries; provided that any calculations or measure shall be determined hereunder with respect to Borrower (including, without limitation, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Total Assets, Consolidated Total Debt, the First Lien Leverage Ratio, the Interest Coverage Ratio, Permitted Receivables Financing, Total Leverage Ratio and the Secured Leverage Ratio) on a consolidated basis, which consolidation shall only include the Borrower and its Restricted Subsidiaries.

(d) If there occurs a change in GAAP occurring after the Effective Date and such change would cause a change in the method of calculation of any term or measure used in this Agreement (an “Accounting Change”), then the Borrower may elect, as evidenced by a written notice of the Borrower to the Administrative Agent, that such term or measure shall be calculated as if such Accounting Change had not occurred; provided that, with respect to any Accounting Change (other than an Accounting Change in respect of the treatment of leases), in Borrower’s good faith and commercially reasonable determination, Borrower’s election to calculate such term or measure as if such Accounting Change had not occurred will not be less favorable to the Lenders in any material respect than the method of calculation of such term or measure as in effect on the Effective Date. If such an election is made, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Required Lenders).

(e) Unless otherwise specified or the context requires otherwise, all references to First Lien Leverage Ratio, the Interest Coverage Ratio, the Total Leverage Ratio and the Secured Leverage Ratio and any financial definitions (including, without limitation, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Total Assets, Consolidated Total Debt, the First Lien Leverage Ratio, the Interest Coverage Ratio, Permitted Receivables Financing, Total Leverage Ratio and the Secured Leverage Ratio) herein shall refer to the calculation thereof in respect of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently ended Test Period.

SECTION 1.05 Effectuation of Transactions. All references herein to Parent, the Borrower and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Parent, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06 Limited Condition Transactions.

When determining compliance with, or inapplicability of, any provision or term of this Agreement in connection with or related to any Limited Condition Transaction and any actions or transactions related or appurtenant thereto, at the option of the Borrower, including for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Interest Coverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio or the First Lien Leverage Ratio;

(ii) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets or by reference to the Available Amount or the Available Equity Amount);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of compliance with, or inapplicability of, such provision or term shall be deemed to be the first date (the “LCT Test Date”) any of the definitive agreements for such Limited Condition Transaction are entered into. If after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related or appurtenant thereto, the Borrower or any of its Restricted Subsidiaries would have been permitted or not prohibited to consummate such Limited Condition Transaction and any actions or transactions related or appurtenant thereto on the relevant LCT Test Date in compliance with such term or provision, such term or provision shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) if financial statements are available for one or more fiscal quarters after such LCT Test Date, the Borrower may elect in its sole discretion to determine such compliance or inapplicability of such terms or provisions on the basis of such financial statements, and the LCT Test Date shall be the date of determination of such compliance or inapplicability after the date of availability of such financial statements, (b) no determination of compliance or inapplicability of any such term or provision shall be required at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related or appurtenant thereto and (c) Consolidated Interest Expense for purposes of the Interest Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Borrower.

For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any term or provision of this Agreement for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date otherwise not be complied with for any reason, such terms and provisions will nevertheless continue to be determined to be complied with; (2) no such determination of compliance or inapplicability of any such term or provision of this Agreement shall be affected by any subsequent Default or Event of Default and such Default or Event of Default shall be deemed not to have occurred or be continuing solely for purposes of such compliance or inapplicability; and (3) all determinations of compliance with or inapplicability of any term or provision of this Agreement for any action or inaction that are not comprised within the action or inaction contemplated or related to such Limited Condition Transaction after the LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that such Limited Condition Transaction is terminated, expires or is abandoned, shall be determined after giving pro forma effect to such Limited Condition Transaction.

SECTION 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08 Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or its Subsidiaries. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a)(i) each Term B-6 Lender severally agrees to make (or otherwise fund, exchange or convert into, including by way of a cashless roll, in each case as agreed by the Lender and the Administrative Agent) a Term B-6 Loan to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding its Term B-6 Commitment, (ii) each Term B-7 Lender severally agrees to make (or otherwise fund, exchange or convert into, including by way of a cashless roll, in each case, as agreed by the Lender and the Administrative Agent) a Term B-7 Loan to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding its Term B-7 Commitment and (b) each Revolving Lender severally agrees to make (or otherwise fund, exchange or convert into, including by way of a cashless roll, in each case, as agreed by the Lender and the Administrative Agent) Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment (or result in exceeding the Aggregate Revolving Borrowing Limit). The Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made (or, in the case of the Term B-6 Loans and Term B-7 Loans, deemed made, as applicable) as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class; provided that, for the avoidance of doubt, all Revolving Loans will be made by all Revolving Lenders in accordance with their respective Applicable Percentages until the Revolving Maturity Date. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Term Benchmark Borrowing under Section 2.03. Each Swingline Loan shall be an ABR Loan.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding anything to the contrary in this Agreement, the Borrower agrees that at all times, (i) the sum of (x) the aggregate outstanding amount of Revolving Exposure of all of the Lenders plus (y) the then outstanding aggregate amount the Junior Lien Revolving Exposure, shall not exceed the Aggregate Revolving Borrowing Limit, and (ii) unless an Event of Default has occurred and is continuing, no Person other than a commercial bank will be permitted to be a Revolving Lender or a lender under any Junior Lien Revolving Credit Facilities (provided that no Revolving Lender or lender under any Junior Lien Revolving Credit Facilities shall be retroactively disqualified or prohibited from being a Revolving Lender or lender under any Junior Lien Revolving Credit Facilities if any such Event of Default is no longer continuing). For the avoidance of doubt, this clause (d) shall be for the benefit of all Lenders, including the Revolving Lenders and the Term Lenders.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Term Benchmark Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Term Benchmark Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given no later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:

(i) the Class of the requested Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 or, in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) except on the Effective Date and with respect to the initial Borrowings, that, as of the date of such Borrowing, the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.22), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments or (ii) the aggregate amount of Swingline Loans outstanding exceeding Swingline Sublimit; provided that the Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request (i) in writing(including by facsimile or electronic communication), if arrangements for doing so have been approved by the applicable Issuing Bank not later than 11:00 a.m., New York City time, or, if agreed by the Swingline Lender, 3:00 p.m. New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and in the case of any ABR Revolving Loan Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to any accounts of the Borrower maintained with the Swingline Lender for the Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice the Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

(f) Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon 30 days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(f) above.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank that is so requested by the Borrower agrees, in reliance upon the agreement of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in dollars for the Borrower’s own account (or for the account of any Subsidiary so long as the Borrower and such other Subsidiary are co-applicants and jointly and severally liable in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the applicable Revolving Maturity Date, provided that, if the applicable Issuing Bank’s standard operating procedures do not provide for the issuance of electronic Letters of Credit, it shall only be required to issue paper Letters of Credit hereunder; provided, further, that Goldman Sachs Bank USA, Royal Bank of Canada and Deutsche Bank AG Branch shall only be required to issue Standby Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired (without any drawing having been made thereunder that has not been rejected or honored) or that have been drawn upon and reimbursed. The letters of credit issued and outstanding under the Existing Credit Agreement on the Effective Date as described on Schedule 2.05(a) (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” for all purposes of this Agreement and the other Loan Documents (and, for avoidance of doubt, the interests and participations therein of all the Revolving Lenders in the Existing Letters of Credit as of the Effective Date shall be deemed re-allocated ratably in proportion to their respective Revolving Commitments as of such date).

(b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit or bank guarantee application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit (an “LC Application”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) without the consent of each applicable Issuing Bank, subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Letter of Credit Commitment or its Revolving Commitment, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (iii) the Revolving Exposure of the applicable Issuing Bank shall not exceed its Revolving Commitment, (iv) the aggregate LC Exposure shall not exceed the aggregate Letter of Credit Commitments and (v) without the consent of the applicable Issuing Bank, the LC Exposure of the applicable Issuing Bank shall not exceed its Letter of Credit Commitment. No Issuing Bank shall be under any obligation to issue (or amend) any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing (or amending) the Letter of Credit, or any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance (or amendment) of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of general application of such Issuing Bank now or hereafter applicable to letters of credit generally, (iii) except as otherwise agreed by such Issuing Bank, the Letter of Credit is in an initial stated amount less than $250,000 or (iv) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued (or amended) or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent any written notice thereof required under paragraph (m) of this Section and each Issuing Bank hereby agrees to give such notice.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the applicable Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to close of business on the next succeeding Business Day; provided, however, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the applicable Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e) Participations. By the issuance of a Letter of Credit or an amendment to a Letter of Credit increasing the amount thereof, and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby irrevocably and unconditionally acquires from such Issuing Bank without recourse or warranty (regardless of whether the conditions set forth in Section 4.02 shall have been satisfied), a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05 in dollars, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank, with notice of such payment given to the Administrative Agent, an amount equal to such LC Disbursement in the same currency as the LC Disbursement not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Loan Borrowing or a Swingline Loan, in each case in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in dollars and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank in dollars or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 and the obligations of the Revolving Lenders as provided in paragraph (e) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any of the other Loan Documents, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the occurrence of any Default or Event of Default, (v) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary, the Issuing Bank or any other person, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing (by hand delivery, facsimile or electronic communication (if arrangements for doing so have been approved by the applicable Issuing Bank)) of such demand for payment and whether such Issuing Bank has made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable within two Business Days of demand or, if no demand has been made, within two Business Days of the date on which the Borrower reimburses the applicable LC Disbursement in full. If any Revolving Lender shall not have made its Applicable Percentage of such LC Disbursement available to the Administrative Agent as provided in clause (f) above, such Revolving Lender shall agree to pay interest on such amount, for each day from and including the date such amount is required to be paid at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(j) Cash Collateralization. If any Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount of cash in dollars equal to the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent, any Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement in accordance with the terms of the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of Cash Collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be reasonably requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued, (i) the rules of the ISP98 shall apply to each Standby Letter of Credit, and (ii) the rules of UCP shall apply to each Commercial Letter of Credit, and as to all matters not governed thereby, the laws of the State of New York.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder (other than, for the avoidance of doubt, Term B-6 Loans and Term B-7 Loans, which shall be deemed to have been made on the Effective Date in accordance with this Agreement) on the proposed date thereof by wire transfer of immediately available funds in dollars by 2:00 p.m., New York City time, to the applicable account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans (other than the Term B-6 Loans and the Term B-7 Loans) available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07 Interest Elections.

(a) Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in a written Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the respective Term Commitments of the Term Lenders shall terminate upon the earlier of (i) 5:00 p.m., New York City time, on the Effective Date and (ii) the funding of the applicable Term Loans to the Borrower. The Revolving Commitments shall terminate on the last day of the Revolving Availability Period.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the applicable Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is 10 Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Loan Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

SECTION 2.10 Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (b) of this Section, the Borrower shall repay Term B-6 Loan Borrowings and Term B-7 Loan Borrowings on the last Business Day of each of March, June, September and December (commencing on June 30, 2025) in the amount equal to (i) in the case of the Term B-6 Loans, (A) in the case of each such installment due prior to the Term B-6 Loan Maturity Date, 0.25% of the aggregate original principal amount of the Term B-6 Loans outstanding as of the Effective Date and (B) in the case of the installment due on the Term B-6 Loan Maturity Date, the entire remaining balance of the Term B-6 Loan and (ii) in the case of the Term B-7 Loans, (A) in the case of each such installment due prior to the Term B-7 Loan Maturity Date, 0.25% of the aggregate original principal amount of the Term B-7 Loans outstanding as of the Effective Date and (B) in the case of the installment due on the Term B-7 Loan Maturity Date, the entire remaining balance of the Term B-7 Loans.

(b) Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Refinancing Amendment or Loan Modification Offer, pursuant to the corresponding section of such Refinancing Amendment or Loan Modification Offer, as applicable, in direct order of maturity.

(c) Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing of such election not later than 2:00 p.m., New York City time, two Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty.

(i) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment with respect to any Class unless (I) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment with respect to such Class as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Term Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Term Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Term Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Term Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Term Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to this subclause (J), any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

Notwithstanding anything to contrary, the provisions of this Section 2.11(a)(ii) shall permit any transaction permitted by such section to be conducted on a Class by Class basis and on a non-pro rata basis across Classes (but not within a single Class), in each case, as selected by the Borrower.

(b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Loan Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event,” if the Borrower and its Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 365 days after receipt of such Net Proceeds in the business of the Borrower and the other Subsidiaries (including any acquisitions or other Investment permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or agreed or committed to be invested) by the end of such 365 day period (or if agreed or committed to be so invested within such 365 day period, have not been so invested within 545 days after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided, further, subject to Section 2.11(h), the Borrower may use a portion of such Net Proceeds to prepay or repurchase any (i) First Out Debt (and in the case of First Out Debt consisting of revolving obligations, to correspondingly reduce commitments with respect thereto) and/or (ii) Second Out Debt, in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Second Out Debt.

(d) Following the end of each fiscal year of Parent, commencing with the fiscal year ending December 31, 2025, the Borrower shall prepay Term B-6 Loans and Term B-7 Loans (on a ratable basis) in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for the fiscal year ended December 31, 2025, and thereafter, for each subsequent fiscal year, the Borrower shall prepay the Term B-6 Loans and Term B-7 Loans (on a ratable basis) in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for the Test Period ended on the last day of each such fiscal year, divided by two; provided that (A) such amount shall be reduced by (i) the aggregate amount of prepayments of Term Loans made pursuant to Section 2.11 during such period, (ii) prepayments of Revolving Loans or Swingline Loans during such period to the extent such prepayments also result in a permanent reduction of the Revolving Commitments, (iii) the aggregate amount of prepayments and repurchases of other First Priority Lien Indebtedness during such period and (iv) repurchases or redemptions of the 5.125% Senior Unsecured Notes, to the extent such repurchases or redemptions were financed with internally generated cash flow of Borrower or the Restricted Subsidiaries, together with any premiums, fees or penalties that are payable in connection with such prepayments, repurchases and redemptions described in the foregoing clauses (i), (ii), (iii) and (iv), in each case during such fiscal year or after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) thereof shall be limited to the actual amount of such cash prepayment), excluding all such prepayments funded with the proceeds of other long-term Indebtedness or the issuance of Equity Interests and (B) no prepayment shall be required under this Section 2.11(d) unless the amount thereof (after giving effect to the foregoing clause (A)) would equal or exceed $25,000,000; provided that only amounts in excess of such $25,000,000 shall be prepaid pursuant to this Section 2.11(d). Each prepayment pursuant to this paragraph shall be made on or before the date that is ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. In the event of any mandatory prepayment of Term Loan Borrowings made at a time when Term Loan Borrowings of more than one Class remain outstanding, the Borrower shall, subject to Section 2.11(h), select which Class (or Classes) of Term Loan Borrowings are to be prepaid in their sole discretion; provided that the aggregate amount of such prepayment is allocated pro rata among the Term Loan Borrowings of each such Class; provided, further, that any Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Offer for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the Administrative Agent in writing at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined shall be retained by the Borrower and its Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). Optional prepayments of Term Loan Borrowings shall be allocated among the Classes of Term Loan Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimizing breakage costs owing under Section 2.16.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g) Notwithstanding any other provisions of Section 2.11(c), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Prepayment Event”) are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) and (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Prepayment Event would have a material adverse tax consequence with respect to such Net Proceeds, the Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) and such amounts may be retained by the applicable Foreign Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would no longer have a material adverse tax consequence with respect to such Net Proceeds, such Net Proceeds shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c); provided that in the case of clause (A), on or before the date on which any such Net Proceeds so retained would otherwise have been required as permitted to be applied to reinvestments or prepayments pursuant to Section 2.11, the Borrower may apply an amount equal to such Net Proceeds to such reinvestments or prepayments, as applicable, as if such Net Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated (or, if less, the Net Proceeds that would be calculated if received by such Foreign Subsidiary).

(h) Notwithstanding anything to the contrary in Sections 2.11(c) and (d), no mandatory prepayments of outstanding Second Out Obligations shall be required pursuant to Section 2.11(c) or (in the event that any First Out Debt is outstanding that includes “excess cash flow” sweep provisions, Section 2.11(d)) until the repayment in full in cash of, and the termination or expiration of all commitments to extend credit under (other than Revolving Commitments hereunder), the applicable First Out Debt has occurred, other than with “Retained Declined Proceeds” pursuant to Section 2.11(e), which shall be applied, subject to Section 2.11(e) or with the applicable proceeds offered and not tendered, purchased or repaid pursuant to an asset sale offer under the 8.125% First Out First Lien Senior Secured Note Indenture or other similar provisions under Other First Out First Lien Debt, as a mandatory prepayment hereunder in accordance with the relevant terms of this Section 2.11.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Revolving Commitment Fee Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of each of the Borrower’s fiscal quarters and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate, in each case, used to determine the interest rate applicable to Term Benchmark Revolving Loans, as applicable, on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure. In addition, the Borrower agrees to pay to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank to the Borrower for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum or such other percentage per annum to be agreed upon between the Borrower and such Issuing Bank of the daily outstanding amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable in accordance with clause (c) below; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand until the expiration or cancellation of all outstanding Letters of Credit. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, an agency fee payable in the amount and at the times separately agreed upon between Borrower and the Administrative Agent.

(e) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12; provided that such amounts shall be payable to any non-Defaulting Lender that assumes the obligations of a Defaulting Lender pursuant to Section 2.22(a)(iv).

(f) The Borrower agrees to pay to the Agents, without duplication, such fees as shall have been separately agreed upon in writing, as set forth in the Fee Letters in the amounts and at the times so specified therein.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) During the continuance of an Event of Default under clauses (a) or (b) of Section 7.01, the Borrower shall pay interest on past due amounts owing by it hereunder, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that such amounts shall be payable to any non-Defaulting Lender that assumes the obligations of a Defaulting Lender pursuant to Section 2.22(a)(iv).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans (including ABR Loans determined by reference to the Adjusted Term SOFR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if, prior to the commencement of any Interest Period for a Term Benchmark Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, electronic mail or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Term Benchmark Borrowing then such Borrowing shall be made as an ABR Borrowing and the utilization of the Term SOFR Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes in consultation with the Borrower from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted Term SOFR Rate); or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the actual cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under. Notwithstanding the foregoing, this paragraph (a) will not apply to (A) Indemnified Taxes or Other Taxes or (B) Excluded Taxes.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the optional payment of any principal of any Term Benchmark Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Borrowing other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or optionally prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Borrowing other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(d), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the actual loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Term Benchmark Borrowing made by it at the Adjusted Term SOFR Rate for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Term Benchmark Borrowing was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered within ten Business Days of such event to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law to deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section 2.17) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender shall, whenever a lapse or time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(1) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit P-1, P-2, P-3 and P-4, as applicable, (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Notwithstanding any other provisions of this clause (e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential to any Loan Party or any other Person).

(g) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the Swingline Lender.

(i) In addition, if applicable, the Administrative Agent shall deliver to the Borrower (x)(I) in the case of the Administrative Agent, prior to the date on which the first payment by the Borrower is due hereunder or (II) in the case of any successor Administrative Agent appointed pursuant to Article VIII that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, prior to the first date on or after the date on which the Administrative Agent becomes a successor Administrative Agent pursuant to Article VIII on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-1(b)(2)(iv) or Section 1.441-1T(b)(2)(iv), as applicable, of the United States Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or reimbursement of LC Disbursement or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Section 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Term Benchmark Borrowings) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Borrowing becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all applicable amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of applicable interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of interest and fees then due to such parties, and (ii) second, towards payment of applicable principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class or participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in

LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant (including a Purchasing Borrower Party) or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class shall be made from the relevant Lenders, each payment of commitment fee under Section 2.12 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans, Term Loans, Incremental Revolving Loans and Incremental Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Revolving Loans, Term Loans, Incremental Revolving Loans and Incremental Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(e), Section 2.05(f), Section 2.06(a), Section 2.06(b), Section 2.06(c), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender or an Affiliated Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the then market value of the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payment required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20 Incremental Credit Extension.

(a) The Borrower may at any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, by notice to the Administrative Agent request (i) one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) or (iii) one or more additional Classes of Revolving Commitments (the “Additional/Replacement Revolving Commitments,” and, together with the Incremental Term Loans and the Incremental Revolving Commitment Increases, the “Incremental Facilities”); provided that, subject to Section 1.06, after giving effect to the effectiveness of any Incremental Facility Amendment referred to below and at the time that any such Incremental Term Loan, Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitment is made or effected, (x) no Event of Default shall have occurred and be continuing or would result therefrom (except, in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or other Investment permitted or not prohibited by the terms of this Agreement or irrevocable repayment, repurchase or redemption of any Indebtedness, which shall be subject to no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 having occurred and being continuing) and (y) the aggregate amount of Revolving Commitments hereunder, shall not exceed $650,000,000. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities (including, without duplication, the aggregate outstanding principal amount of any Incremental Equivalent Debt issued in lieu of Incremental Term Loans) shall not at the time of incurrence of any such Incremental Facilities (and after giving effect to such incurrence) exceed the Incremental Cap at such time (calculated in a manner consistent with the definition of “Incremental Cap”). Notwithstanding anything to the contrary, no Incremental Facilities (i) may, directly or indirectly, have borrowers, guarantors or other obligors other than the Loan Parties or (ii) may be secured, directly or indirectly, by any assets other than Collateral.

(b) Each Incremental Term Loan shall comply with the following clauses (A) through (G): (A) the maturity date of any Incremental Term Loans shall not be earlier than the Latest Second Out Maturity Date at the time of incurrence, and the Weighted Average Life to Maturity of any Incremental Term Loans shall not be earlier than the Weighted Average Life to Maturity of the then outstanding Term Loans with the Latest Second Out Maturity Date, except that Incremental Term Loans under the Term B-6 Loan Facility may have a maturity date and Weighted Average Life to Maturity earlier than the Term B-7 Loans, (B) the pricing (including any “MFN” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and, subject to clause (A), the maturity and amortization schedule for any Incremental Term Loans shall be determined by the Borrower and the applicable Additional Lenders, but notwithstanding the foregoing, Incremental Term Loans shall bear interest at then-prevailing market rates for similarly situated borrowers or issuers, (C) (i) the Incremental Term Loans shall be Second Out Debt, Junior Lien Indebtedness or unsecured Indebtedness (and, in the case of secured Indebtedness, subject to the applicable Intercreditor Agreements specifying the appropriate Lien priority and priority as to payments from proceeds of Collateral) and (ii) no Incremental Term Loans shall be guaranteed by entities other than the Guarantors, (D) if such Incremental Term Loans are incurred utilizing clause (a) of the definition of “Incremental Cap”, the proceeds of such Incremental Term Loans utilizing such clause (a) shall be applied to repurchase or redeem an equal or greater principal amount of outstanding 5.125% Senior Unsecured Notes, (E) any Incremental Term Loan that has terms and conditions consistent with the Term Loans in the reasonable determination of the Borrower shall be on terms and pursuant to documentation to be determined by the Borrower and the applicable Additional Lenders, (F) no Incremental Term Loans may be borrowed from or provided by an Affiliate of the Borrower and (G) if secured, such Incremental Term Loans shall not secured by any assets other than Collateral; provided, that to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clause (A) or (B) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any of the Term Lenders to the extent that such financial maintenance covenant is (1) also added for the benefit of any existing Loans or (2) only applicable after the Latest Maturity Date).

(c) Any Incremental Revolving Commitment Increase may only be provided by commercial banks regularly engaged in the provision of revolving credit facilities and shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)); provided that the proceeds of any Incremental Revolving Commitment Increase cannot be used in connection with or in furtherance of any Priming Financing/Liability Management Transaction and shall only be used in a manner consistent with Section 5.10 in respect of the usage of the Revolving Credit Facility.

(d) Any Additional/Replacement Revolving Commitments (i) shall rank equal in right of payment with the Revolving Loans, shall be secured only by the Collateral securing the Secured Obligations and shall only be guaranteed by only the Loan Parties, (ii) shall not mature, require scheduled amortization payments or require mandatory reduction of the such Additional/Replacement Revolving Commitments, in each case, earlier than the latest Revolving Maturity Date, (iii) subject to clause (v) below, shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments, (iv) shall contain borrowing, repayment and termination of Commitment procedures as determined by the Borrower and the lenders of such commitments and (v) may otherwise have terms and conditions different from those of the Revolving Credit Facility; provided that (x) except with respect to matters contemplated by clauses (i), (ii) (iii) and (iv) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) and (y) the documentation governing any Additional/Replacement Revolving Commitments may include a financial maintenance covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such financial maintenance covenant for the benefit of each facility (provided, further, however, that, (x) if the applicable new financial maintenance covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, such financial maintenance covenant shall be automatically included in this Agreement only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder)) and (y) to the extent that any financial maintenance covenant is added for the benefit of any Additional/Replacement Revolving Commitments and is only applicable after the Latest Maturity Date, no such financial maintenance covenant shall be required to be added to this Agreement; provided, further, that the proceeds of any Additional/Replacement Revolving Commitments cannot be used in connection with or in furtherance of any Priming Financing/Liability Management Transaction and shall be used in a manner consistent with Section 5.10 in respect of the usage of Revolving Loans.

(e) Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans, Incremental Revolving Commitment Increases or Additional/Replacement Revolving Commitments.

(f) Commitments in respect of Incremental Term Loans, Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment (provided that no Lender shall be obligated to provide any loans or commitments under any Incremental Facility unless it so agrees), if any, each Additional Lender, if any, the Administrative Agent and, in the case of Incremental Revolving Commitment Increases, each Issuing Bank and the Swingline Lender. Incremental Term Loans and loans under Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, appropriate or advisable (including changing the amortization schedule of existing Term Loans in a manner required to make the Incremental Term Loans fungible with such Term Loans), in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). The Borrower may use the proceeds of the Incremental Term Loans, Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments for any purpose permitted or not prohibited by this Agreement.

(g) Notwithstanding anything to the contrary, (i) this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary and (ii) this Section 2.20 cannot be used in connection with or in furtherance of a Priming Financing/Liability Management Transaction.

(h) The Borrower may elect to have used amounts under clause (b) of the definition of “Incremental Cap”, if any prior to utilization of clause (a) of the definition of “Incremental Cap” and the Borrower may elect to have used amounts under clause (b) of the definition of “Incremental Cap” prior to utilization of clause (a) of the definition of “Incremental Cap”.

SECTION 2.21 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit

Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other Term Loans or $10,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments and reasonably satisfactory to the Issuing Banks and the Swingline Lender. The Administrative Agent shall promptly notify each applicable Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the latest Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) Notwithstanding anything to the contrary, (i) this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary and (ii) this Section 2.21 cannot be used in connection with or in furtherance of a Priming Financing/Liability Management Transaction.

SECTION 2.22 Defaulting Lenders.

(a) General. Notwithstanding anything to the contrary contained in this Agreement (except as set forth in Section 9.17), if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that

Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Section 2.04 and Section 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Term SOFR Rate, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans to Term Benchmark Loans, as applicable, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), in the case of Term Benchmark Loans, prepay or, if applicable, convert all Term Benchmark Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Term SOFR Rate, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Term SOFR Rate, as applicable, component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR Rate, as applicable. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR Rate, as applicable. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24 Loan Modification Offers.

(a) At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Accepting Lenders or Non-Accepting Lenders replaced in accordance with this Section 2.24). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Parent, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Parent and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Parent (as to Sections 3.01, 3.02, 3.03, 3.07, 3.08 and 3.16 only), the Borrower and the Subsidiary Loan Parties party hereto represents and warrants to the Lenders as of the Effective Date that:

SECTION 3.01 Organization; Powers. Each of Parent, the Borrower and each Restricted Subsidiary is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to Parent and the Borrower) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Parent, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (ii) the reporting and/or disclosure of certain Loan Documents as required by Sections 73.3526 and 73.3613 of the FCC’s rules and (iii) the approval by the FCC of the acquisition of any Broadcast License, (b) will not violate (i) the Organizational Documents of Parent, the Borrower or any other Loan Party, or (ii)any Requirements of Law applicable to Parent, the Borrower or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Parent, the Borrower or any other Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Parent, the Borrower or any of its Restricted Subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of Parent, the Borrower or any of its Restricted Subsidiaries, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) Parent has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholders’ equity and cash flows as of and for (i) the fiscal year ended December 31, 2023, reported on by Pricewaterhouse Coopers LLP, independent public accountants, and (ii) as of and for the fiscal quarters ended March 31, June 30 and September 30, 2024 on an unaudited basis. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries as of such respective dates and for such respective fiscal years on a consolidated basis in accordance with GAAP, subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments.

(b) Since September 30, 2024, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05 Properties. Each of the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its personal property material to its business, if any, (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any of its Restricted Subsidiaries will become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each of Parent, the Borrower and each Restricted Subsidiary is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of Parent, the Borrower or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

SECTION 3.10 ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.11 Disclosure. As of the Effective Date, neither (i) the Information Memorandum nor (ii) any of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, only as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material. As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary of the Borrower in, each Subsidiary.

SECTION 3.13 Intellectual Property; Licenses, Etc. Each of the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower or any of its Restricted Subsidiaries do not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency. On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent.

SECTION 3.15 Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation in effect on the Effective Date governing any Junior Financing.

SECTION 3.16 Federal Reserve Regulations. None of Parent, the Borrower or any of its Restricted Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17 Use of Proceeds. The Borrower will use the cash proceeds (if applicable) of (a) the Term Loans made and any Revolving Loans drawn on the Effective Date in a manner consistent with Section 5.10 and (b) the Revolving Credit Facility to replace the commitments of certain of the Revolving Lenders (as defined in the Existing Credit Agreement in effect on the Effective Date) under the Revolving Credit Facility under and as defined in the Existing Credit Agreement in effect on the Effective Date, and the Revolving Loans after the Effective Date for working capital, general corporate purposes or any other purpose permitted or not prohibited by this Agreement.

SECTION 3.18 PATRIOT Act, OFAC and FCPA.

(a) The Borrower will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b) The Borrower and its Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c) To the knowledge of the Borrower, none of the Borrower or the Restricted Subsidiaries has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act or the FCPA in any material respect.

(d) None of Parent, the Borrower, the Restricted Subsidiaries, or, to the knowledge of the Borrower, no director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is the Borrower or any of its Restricted Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

SECTION 3.19 Broadcast Licenses. Schedule 3.19 accurately and completely lists, as of the Effective Date, all Broadcast Licenses issued by the FCC for each Owned Station granted or assigned to the Borrower or its Subsidiaries, and the Borrower or its Subsidiaries have the right to operate each such Owned Station. The Broadcast Licenses listed in Schedule 3.19 with respect to any Owned Station include all material authorizations, licenses and permits issued by the FCC that are required or necessary for the operation of such Owned Station, and the conduct of the business of the Borrower and its Subsidiaries with respect to such Owned Station, as now conducted or proposed to be conducted. The Broadcast Licenses listed in Schedule 3.19 are issued in the name of the respective License Subsidiary for the Owned Station being operated under authority of such Broadcast Licenses and are on the Effective Date validly issued and in full force and effect, and the Borrower and its Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

SECTION 3.20 Plan Assets. None of the Loan Parties or Subsidiaries is an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulations.

SECTION 3.21 Outbound Investment Rules. None of the Loan Parties nor any of their Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. None of the Loan Parties or any of their Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 3.22 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Pillsbury Winthrop Shaw Pittman LLP, special New York and Maryland counsel for the Loan Parties, (ii) Saltzman Mugan Dushoff, special Nevada counsel for the Loan Parties and (iv) Stoel Rives LLP, special Washington counsel for the Loan Parties. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit G with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section or, if applicable, certify that no changes have been made since the date of the last delivery of a certificate of a Responsible Officer.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agents, the Collateral Trustee or the other relevant recipients shall have received all fees and other amounts previously agreed in writing by the Administrative Agents, the Collateral Trustee and the Borrower, Perella Weinberg Partners LP and Milbank LLP, as applicable, to be due and payable on or prior to the Effective Date, including all amounts due under the Fee Letters and including, to the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses (including, in the case of legal counsel to the Lenders, only the reasonable fees, charges and disbursements of Milbank LLP as counsel to certain Term Lenders, and, in the case of a financial advisor to the Lenders, only the fees, charges and disbursements of Perella Weinberg Partners LP as financial advisor to certain Term Lenders, in accordance with the PWP Fee Letter, in the case of legal counsel to the Administrative Agent, the fees, charges and disbursements of Simpson Thacher & Bartlett LLP, as counsel to the Administrative Agent and, in the case of legal counsel to the Collateral Trustee, the fees, charges and disbursements of Ballard Spahr LLP, as counsel to the Collateral Trustee).

(f) Subject to Section 5.14, the Collateral and Guarantee Requirement shall have been satisfied.

(g) The Administrative Agent shall have received a certificate from the chief financial officer, chief accounting officer or treasurer (or another senior Responsible Officer with similar responsibilities) of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.

(h) The Administrative Agent and the Bookrunner shall have received all documentation at least three Business Days prior to the Effective Date and other information about the Loan Parties that shall have been reasonably requested in writing at least 10 Business Days prior to the Effective Date and that the Administrative Agent or the Bookrunner have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Administrative Agent, at least 3 Business Days prior to the Effective Date, a Beneficial Ownership Certification to the extent requested by the Administrative Agent at least 10 Business Days prior to the Effective Date.

(i) The representations and warranties set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations are subject to a materiality qualifier, in which case such representations shall be true and correct in all respects) on and as of the Effective Date, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent such representations are subject to a materiality qualifier, in which case such representations shall be true and correct in all respects as of such earlier date)), and as of the Effective Date, no Default or Event of Default has occurred and is continuing.

(j) The Administrative Agent shall have received executed copies of each of the Collateral Agreement, the Collateral Trust Agreement and the First/Second/Third Lien Intercreditor Agreement.

(k) Prior to or substantially concurrently with the Effective Date, (A) the Exchange Transactions solely with respect to (1) the exchange on a dollar-for-dollar basis of the Term B-3A Loans under the Existing Credit Agreement for the Term B-6 Loans and (2) the exchange on a dollar-for-dollar basis of the Term B-4A Loans under the Existing Credit Agreement for the Term B-7 Loans, shall have been consummated, (B) the Existing Credit Agreement Amendment shall have been duly executed and delivered by each Loan Party that is party thereto (and each of the “Term B-3A/B-4A Loan Exchange” and the “2022A Revolving Commitments Exchange” (each as defined in and contemplated in the Existing Credit Agreement Amendment) shall have been consummated) and (C) the TLB-2 Refinancing shall have been consummated.

SECTION 4.02 Each Credit Event. The obligation of (i) each Lender to make a Loan on the occasion of any Borrowing and (ii) of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case other than on the Effective Date or in connection with any Incremental Facility, Loan Modification Offer or Permitted Amendment, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, the date of issuance, amendment, renewal or extension of such Letter of Credit or the date of such extension, as the case may be (in each case, unless such date is the Effective Date); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing, the issuance, amendment, renewal or extension of such Letter of Credit or such extension, as the case may be, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(c) To the extent this Section 4.02 is applicable, each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

With respect to any Borrowing of Revolving Loans or Swingline Loans, or issuance of a Letter of Credit, at the time of such Borrowing or issuance, the aggregate then-outstanding Revolving Exposure, plus the aggregate amount of then-outstanding Junior Lien Revolving Exposure, shall not be greater than $650,000,000.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date shall have occurred, each of Parent and Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information.

Parent or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) beginning with the fiscal year ended December 31, 2024, on or before the date that is 120 days after the end of each such fiscal year of Parent, audited consolidated balance sheets, statements of operations and statements of cash flows of Parent as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (or in the case of the balance sheet, as of the end of such previous fiscal year), all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Parent and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ending March 31, 2025 with respect to each of the first three fiscal quarters of each fiscal year of Parent on or before the date that is 60 days after the end of each such fiscal quarter, consolidated balance sheets, statements of operations and statements of cash flows of Parent as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of Parent and its Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) [reserved];

(d) not later than five Business Days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth (1) the First Lien Leverage Ratio as of the most recently ended Test Period; (2) the First Out First Lien Leverage Ratio as of the most recently ended Test Period; (3) the percentages of the total assets, total revenue and total operating income of Parent and its Subsidiaries represented by (i) all Restricted Subsidiaries of Parent and Borrower that are not Guarantors and (ii) all Unrestricted Subsidiaries, (4) unless the ECF Percentage is zero percent (0%), reasonably detailed calculations in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Parent ending December 31, 2025, of Excess Cash Flow for such fiscal year; and (5) the Available Amount as of the end of the period for which such financial statements are delivered;

(e) not later than 120 days after the commencement of each fiscal year of the Borrower, a detailed forecast for the Borrower and its Subsidiaries for the next following fiscal year setting forth anticipated income, expense and capital expenditure items for each quarter during such fiscal year in form substantially similar to forecasts historically provided by Parent or other Affiliates of the Borrower (in the good faith judgment of Parent); provided that if the Ratings Condition is satisfied at such time, the Borrower shall only be required to deliver a consolidated statement of operations pursuant to this Section 5.01(e);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Parent, the Borrower or any Subsidiary with the SEC or with any national securities exchange;

(g) promptly after the same become publicly available, copies of any and all periodic or special reports filed by Parent, the Borrower or any of the Borrower’s Subsidiaries with the FCC or with any other Federal, state or local Governmental Authority, if such reports indicate any material adverse change in the business, operations, affairs or condition of the Borrower or any of its Subsidiaries or if copies thereof are requested by any Lender or the Administrative Agent, and copies of any and all material notices and other material communications from the FCC or from any other Federal, state or local Governmental Authority with respect to the Borrower, any of its Subsidiaries or any Station;

(h) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document specified in such request, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(i) during each fiscal quarter, the Borrower will participate in a conference call with the Administrative Agent and the Lenders, during which the financial condition of the Borrower and its Subsidiaries shall be discussed; provided that this obligation may be satisfied by a Parent Entity of the Borrower (including Sinclair) holding a public investor call during any such fiscal quarter.

Notwithstanding anything to the contrary herein, if Parent (i) holds assets (other than its direct or indirect interest in Borrower and its Subsidiaries) that exceeds 1.0% of the total assets of Parent and its Subsidiaries or (ii) has revenue (other than revenue from its direct or indirect interest in Borrower and its Subsidiaries) that exceeds 1.0% of the total revenue for the preceding fiscal year of Parent and its Subsidiaries, then the information related to Parent in paragraphs (a) and (b) of this Section 5.01 shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of Parent, on the one hand, and the information relating to Borrower and its Subsidiaries on a stand-alone basis, on the other hand.

Any Parent Entity of the Borrower (including Sinclair) may satisfy the obligations of Parent in paragraphs (a) and (b) of this Section 5.01 by providing the requisite financial and other information (and related deliverables) of such Parent Entity instead of Parent; provided that to the extent such Parent Entity either (i) holds assets (other than its direct or indirect interest in Parent and its Subsidiaries) that exceeds 1.0% of the total assets of such Parent Entity and its Subsidiaries or (ii) has revenue (other than revenue from its direct or indirect interest in Parent and its Subsidiaries) that exceeds 1.0% of the total revenue for the preceding fiscal year of such Parent Entity and its Subsidiaries, then such information related to such Parent Entity shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to Parent and its Subsidiaries on a stand-alone basis, on the other hand.

Documents required to be delivered pursuant to Section 5.01(a), (b), (f) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s or, to the extent notified to the Administrative Agent and the Lenders, any Parent Entity’s website on the Internet or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. The Borrower will be deemed to have furnished the documents required to be delivered pursuant to Section 5.01(a), (b), (f) or (g) if Parent, the Borrower or any of the Borrower’s Subsidiaries, as applicable, has publicly filed reports containing such information (or any such information of a Parent Entity of the Borrower in accordance with the immediately preceding paragraph) with the SEC.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunner will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will, upon the Administrative Agent’s reasonable request, identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunner and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Bookrunner shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Other than as set forth in the immediately preceding sentence, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

SECTION 5.02 Notices of Material Events. Promptly after any Responsible Officer of Parent or the Borrower obtains actual knowledge thereof, Parent or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default; and

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Parent, the Borrower or any of its Subsidiaries, affecting the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect; and

(c) any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Parent or the Borrower will furnish to the Administrative Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Collateral Trustee) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.

(b) Not later than five Business Days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to Schedules I through IV of the Collateral Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any wholly-owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter (unless such Subsidiary was and remains a Loan Party) and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 and Section 5.12 have been given.

SECTION 5.04 Existence; Conduct of Business. Each of Parent and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, and franchises, and Intellectual Property material to the conduct of its business, in each case (other than the preservation of the existence of Parent and the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, Etc. Each of Parent and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, unless the same are being contested in good faith by appropriate proceedings diligently conducted with adequate reserves in accordance with GAAP being maintained, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. Each of Parent and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance. Each of Parent and the Borrower (a) will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Parent and the Borrower believe (in the good faith judgment of the management of Parent and the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Parent and the Borrower believe (in the good faith judgment of management of Parent and the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Parent and the Borrower believe (in the good faith judgment of the management of Parent and the Borrower) are reasonable and prudent in light of the size and nature of its business; and (b) and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by a Loan Party shall (i) name the Collateral Trustee, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names Collateral Trustee, on behalf of the Secured Parties as the loss payee thereunder.

SECTION 5.08 Books and Records; Inspection and Audit Rights. Each of Parent and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Parent, the Borrower or the Restricted Subsidiaries, as the case may be. Each of Parent and the Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (acting jointly) on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Administrative Agent; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give Parent and the Borrower the opportunity to participate in any discussions with Parent’s independent public accountants.

SECTION 5.09 Compliance with Laws. Each of Parent and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Use of Proceeds and Letters of Credit. The Borrower will use the net proceeds of the Term Loans and any Revolving Loans drawn on the Effective Date (together with the net proceeds of the 8.125% First Out First Lien Senior Secured Notes and cash on hand) to prepay, exchange (including by means of a cashless roll), redeem or otherwise refinance all of the Existing Term Loans (other than Third Lien Term Loans), together with accrued interest thereon and related fee and expenses in connection therewith, to consummate the AHG Bond Repurchases, and to directly or indirectly, finance the Transactions and to fund working capital and general corporate purposes, original issue discount or upfront fees required to be paid on the Effective Date and any Transactions Costs. The Borrower and its subsidiaries will use the proceeds of the Revolving Loans and Swingline Loans drawn after the Effective Date and Letters of Credit for (i) working capital and other ordinary course uses (including debt interest payments and permitted parent overhead costs), ordinary course distributions and dividends, Permitted Investments, Junior Debt Prepayments and Restricted Payments permitted under this Agreement, provided that, in the case of the proceeds of Revolving Loans and Swingline Loans being used for Junior Debt Prepayments, such proceeds may only be used pursuant to Section 6.08(b)(v), (vi), (vii), (viii) or (ix) and (ii) replacing the commitments and extensions of credit of certain Revolving Lenders (as defined in the Existing Credit Agreement as in effect on the Effective Date) under the Existing Credit Agreement. The proceeds of Incremental Term Loans will be used for working capital and general corporate purposes (including Permitted Acquisitions and any other purpose permitted or not prohibited by this Agreement).

SECTION 5.11 Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC and is not otherwise an Excluded Subsidiary), Parent or the Borrower will, within 90 days after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Restricted Subsidiary is an Excluded Subsidiary), notify the Administrative Agent and Collateral Trustee thereof, and all actions (if any) required to be taken with respect to such newly formed or acquired Restricted Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 90 days after such notice (or such longer period as the Administrative Agent shall reasonably agree).

SECTION 5.12 Further Assurances.

(a) Each of Parent and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law and that the Collateral Trustee or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any material assets (excluding any owned or leased real property or improvements thereto or any interest therein) are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will (subject to the terms and conditions of the last paragraph of the definition of the term “Collateral and Guarantee Requirement” and of the Security Documents) notify the Collateral Trustee thereof, and, if requested by the Collateral Trustee, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Collateral Trustee and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.13 Ratings. Each of Parent and the Borrower will use commercially reasonable efforts to cause (a) the Borrower to continuously have a corporate rating from at least two Rating Agencies (but not to maintain any specific rating), (b) within 30 days after the Effective Date, ratings with respect to the Term B-6 Loans and the Term B-7 Loans to be obtained from S&P and Moody’s and (c) thereafter, the Term B-6 Loans and the Term B-7 Loans to be continuously rated by at least two Rating Agencies (but not to maintain a specific rating).

SECTION 5.14 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Parent, the Borrower and each other applicable Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 5.15 Designation of Subsidiaries; Limitations on Covered Assets.

(a) Parent may at any time after the Effective Date designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary or any Subsidiary as a Designated SBG Subsidiary; provided that, immediately before and after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default under clauses (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary or the removal of any Designated SBG Subsidiary as a Subsidiary after the Effective Date shall constitute an Investment by Parent or its applicable Subsidiary therein at the date of designation in an amount equal to the Fair Market Value of Parent’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by such Person in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Person or its Subsidiary’s (as applicable) Investment in such Subsidiary; provided, further, that Parent shall not be entitled to designate any Person as an Unrestricted Subsidiary hereunder unless such Person is also designated as an Unrestricted Subsidiary pursuant to the terms of the 8.125% First Out First Lien Senior Secured Notes Indenture, the 4.375% Second Out First Lien Senior Secured Notes Indenture and the 9.750% Second Lien Secured Note Indenture. The Borrower shall not permit any of its Unrestricted Subsidiaries to make any dividend or other distribution declared or paid on any Capital Stock of such Unrestricted Subsidiary on a greater than pro rata basis to any holder of the Capital Stock of such Unrestricted Subsidiary (other than to the extent any of the Borrower or a Restricted Subsidiary receives a greater than pro rata share of such dividend or other distribution).

(b) Each Designated SBG Subsidiary (unless constituting an Excluded Subsidiary) shall become a “Subsidiary Loan Party” hereunder and all actions required to be taken with respect to such Designated SBG Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Designated SBG Subsidiary. Notwithstanding the foregoing, any Designated SBG Subsidiary shall not be required to become a “Subsidiary Loan Party” hereunder or a “Grantor” under the Security Documents, so long as the following requirements are satisfied: (i) (A) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness and has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Subsidiaries (other than the Subsidiaries of such Subsidiary) and (B) such Subsidiary is directly owned by Parent or a wholly owned subsidiary thereof which is a Guarantor hereunder and the Capital Stock of such Subsidiary has been pledged in favor of the Collateral Trustee pursuant to the Collateral Agreement or (ii) at the time of acquisition of such Subsidiary by Parent, satisfaction of the Collateral and Guarantee Requirement would violate any provision of applicable law or any agreement to which such Subsidiary is a party, provided that if at any time thereafter such Subsidiary (or any of its Subsidiaries) shall cease to be subject to the prohibitions referred to in this clause (ii), Parent will take such action, and will cause each of its Subsidiaries to take such action, promptly to ensure that such Subsidiary (and/or the relevant Subsidiary or Subsidiaries of such Subsidiary) become “Subsidiary Loan Parties” hereunder and promptly to satisfy the Collateral and Guarantee Requirement with respect thereto (and the Administrative Agent is hereby authorized, without further approval of the Lenders, to enter into such supplements to the Guarantee and to the Collateral Agreement or any joinder or other agreement relating thereto as shall be necessary to give effect to the foregoing).

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall any Persons that are not the Borrower or any Guarantor hold Material Intellectual Property, Material Broadcast Licenses or any other assets owned (prior to the relevant event or transaction) by the Borrower or any other Guarantor that is, in the reasonable, good-faith determination of the Borrower, material to the business operations, assets, financial condition or prospects of the Borrower and the Restricted Subsidiaries, taken as a whole (any such assets, “Other Material Assets”, and collectively with Material Intellectual Property and Material Broadcast Licenses, “Covered Assets”), and in no event shall the Borrower or any of its Restricted Subsidiaries sell, transfer or otherwise dispose of any Covered Assets (in each case, whether pursuant to a sale, lease, license, transfer, Investment, Restricted Payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is neither a Guarantor nor the Borrower; provided, that in no event shall this clause (c) prohibit the Borrower or any Guarantor from (A) selling, transferring or otherwise disposing any Covered Assets in connection with (1) a bona-fide sale for cash or Cash Equivalents to a third party that is not an Affiliate of the Borrower or (2) a bona-fide joint venture with a third party that is not an Affiliate of the Borrower in the ordinary course of business, in each case, to the extent not otherwise prohibited by this Agreement, (B) entering into non-exclusive licensing arrangements or (C) selling, transferring or otherwise disposing of accounts receivable and related accounts receivable collections, proceeds, records or other similar assets (or interests therein) sold to any Receivables Subsidiary or otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing that is otherwise permitted under this Agreement.

SECTION 5.16 Change in Business. Parent, the Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions, development or expansion thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing (including, without limitation, any such extension, development or expansion into any Similar Business).

SECTION 5.17 Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 5.18 Plan Assets. No Loan Party or Subsidiary will be an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulations.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date shall have occurred, each of Parent (solely with respect to each of the Designated SBG Subsidiaries and in the case of Section 6.07) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness or to issue any shares of Disqualified Equity Interests or Preferred Stock, except:

(i) Indebtedness under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.24);

(ii) Indebtedness, Disqualified Equity Interests and Preferred Stock:

(A) in existence on, and in an amount not to exceed the amount outstanding on the Effective Date and listed on Schedule 6.01 and any Permitted Refinancing thereof

(B) that is intercompany Indebtedness outstanding on the Effective Date and any Permitted Refinancing thereof in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the intercompany Indebtedness so refinanced, and

(C) of the Loan Parties consisting of:

(1) Second Out Debt under the 4.375% Second Out First Lien Senior Secured Notes and Guarantees in respect thereof, issued on or after the Effective Date pursuant to the Existing Secured Notes Exchange as of the final settlement date thereof, and any Permitted Refinancing in respect thereof;

(2) Junior Lien Indebtedness under the 9.750% Second Lien Secured Notes and Guarantees in respect thereof, issued on or after the Effective Date pursuant to the Private Exchanges as of the final settlement date thereof, in an aggregate principal amount not to exceed $432,000,000, and any Permitted Refinancing in respect thereof;

(3) Junior Lien Indebtedness under the Third Lien Term Loans and Guarantees in respect thereof, in an aggregate principal amount not to exceed $2,726,626.22, outstanding on the Effective Date, and any Permitted Refinancing in respect thereof, provided that (notwithstanding the requirements otherwise applicable to a Permitted Refinancing) any such Permitted Refinancing that is incurred within 15 months before the applicable final maturity of such Third Lien Term Loans may constitute Second-Out Debt if (I) such Indebtedness is not, directly or indirectly, borrowed from or provided by an Affiliate of the Borrower, (II) bears interest at then-prevailing market rates for similar Indebtedness of similar issuers or borrowers (as determined in good faith by the Borrower), (III) has encumbrances and restrictions that are not materially more restrictive to the Borrower, taken as a whole, than those applicable to any Term Loans then outstanding (as determined in the good faith by the Borrower) and (D) the First Lien Leverage Ratio would be equal to or less than 4.00 to 1.0;

(4) Junior Lien Indebtedness under the Junior Lien Revolving Credit Facilities (including under the Third Lien Revolving Credit Facility) and guarantees thereof, in an aggregate principal amount, together with any outstanding letters of credit thereunder, such that Section 2.02(d) is not violated;

(5) Indebtedness under the 4.125% Senior Unsecured Notes and Guarantees thereof, in an aggregate principal amount not to exceed $6,608,000, outstanding on the Effective Date, and any Permitted Refinancing in respect thereof, provided that (notwithstanding the requirements otherwise applicable to a Permitted Refinancing) any such Permitted Refinancing may be in the form of Junior Lien Indebtedness or unsecured Indebtedness so long as (I) such Indebtedness has a stated maturity later than the stated maturity of the 4.125% Senior Unsecured Notes, (II) the structural and contractual priority of such Indebtedness cannot be superior to that of the 4.125% Senior Unsecured Notes and (III) the encumbrances and restrictions in respect of such Indebtedness cannot be, taken as a whole, materially more restrictive than those applicable to then outstanding Term Loans under this Agreement (as determined in good faith by the Borrower);

(6) Indebtedness under the 5.125% Senior Unsecured Notes and Guarantees thereof, in an aggregate principal amount not to exceed $274,213,000, less the amount of the 5.125% Senior Unsecured Notes repurchased or redeemed pursuant to the AHG Bond Repurchases as of the Effective Date (which amount shall be reduced by the principal amount thereof repurchased using the proceeds of any Second Out Debt), outstanding on the Effective Date, and any Permitted Refinancing in respect thereof; and

(7) Indebtedness under the 5.500% Senior Unsecured Notes and Guarantees thereof, in an aggregate principal amount of $485,344,000 outstanding on the Effective Date, and any Permitted Refinancing in respect thereof;

(iii) Guarantees or co-issuances in respect of Indebtedness of the Borrower and the Guarantors otherwise permitted or not prohibited hereunder; provided that (A) such Guarantee or co-issuance is otherwise permitted to be incurred by the Person incurring such Guarantee or co-issuance by Section 6.04, (B) no Guarantee or co-issuance by any Restricted Subsidiary of any Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee or co-issuance of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee or co-issuance shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness, Disqualified Equity Interests and Preferred Stock owing to any other Restricted Subsidiary, the Borrower or Parent to the extent permitted by Section 6.04; provided that all such Indebtedness of Borrower or its Restricted Subsidiary owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (B) otherwise reasonably satisfactory to the Administrative Agent;

(v) (A) Indebtedness (including Financing Lease Obligations), Disqualified Equity Interests and preferred Stock of the Borrower or any of its Restricted Subsidiaries financing the acquisition, construction, expansion, construction, development, maintenance, upgrade, installation, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property (real or personal)); provided that such Indebtedness is incurred concurrently with or within 12 months after the applicable acquisition, construction, expansion, construction, development, maintenance, upgrade, installation, repair, replacement or improvement, (B) any Financing Lease Obligations arising out of any Sale Leaseback, (C) Subordinated Film Indebtedness of the Borrower and its Subsidiaries and (D) any Permitted Refinancing of any Indebtedness set forth in the preceding subclauses (A), (B) and (C); provided that, at the time of any such incurrence of Indebtedness described in the foregoing clauses (A) through (D) and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed $150,000,000; provided further that such Indebtedness (x) is incurred for a bona fide business purpose, (y) is not incurred in respect of an asset-based lending facility or a securitization and (z) is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(vi) Indebtedness in respect of Swap Agreements (other than Swap Agreement entered into for speculative purposes);

(vii) (A) Indebtedness, Disqualified Equity Interests and Preferred Stock of any Person that becomes a Subsidiary Loan Party (or of any Person not previously a Subsidiary Loan Party that is merged or consolidated with or into the Borrower or a Subsidiary Loan Party) after the Effective Date as a result of a Permitted Acquisition or any Investment permitted by or not prohibited by this Agreement, or Indebtedness, Disqualified Equity Interests or Preferred Stock of any Person that is assumed by the Borrower or any Subsidiary Loan Party in connection with an acquisition of assets by the Borrower or such Subsidiary Loan Party in a Permitted Acquisition; provided that such Indebtedness, Disqualified Equity

Interests or Preferred Stock is not incurred in contemplation of such Permitted Acquisition; provided further that, after giving Pro Forma Effect to the assumption of such Indebtedness, Disqualified Equity Interests or Preferred Stock and such Permitted Acquisition either (1) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is Second Out Debt, the First Lien Leverage Ratio is equal to or less than (i) 3.75:1.00 or (ii) the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and consummation of such Permitted Acquisition or Investment for the most recently ended Test Period of such time, (2) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is Junior Lien Indebtedness, the Secured Leverage Ratio is equal to or less than (i) 5.00:1.00 or (ii) the Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and consummation of such Permitted Acquisition or Investment for the most recently ended Test Period of such time, or (3) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is unsecured either (a) the Total Leverage Ratio is equal to or less than (i) 7.00:1.00 for the most recent Test Period then ended or (ii) the Total Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and consummation of such Permitted Acquisition for the most recently ended Test Period of such time or (b) the Interest Coverage Ratio is greater than or equal to either (i) 2.00:1.00 for the most recent Test Period then ended or (ii) the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and such Permitted Acquisition or Investment for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of Indebtedness, Disqualified Equity Interests and Preferred Stock incurred pursuant to the foregoing subclause (A); provided, further, that any Indebtedness incurred in reliance on this Section 6.01(a)(vii) shall be subject to the following requirements: (1) such Indebtedness may not be First Out Debt, (2) such Indebtedness shall not have a stated maturity that is earlier than the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness (though such Indebtedness may have a stated maturity date that is coterminous with the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness), (3) the pricing for such Indebtedness, including the interest rate margins, fees, premiums, funding discounts, maturity date and amortization which are at then-prevailing market rates for similarly situated borrowers or issuers (as determined in good faith by the Borrower), (4) such Indebtedness is not incurred or guaranteed by any Person that is not a Loan Party, (5) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s) and (6) such Indebtedness is not, directly or indirectly, borrowed from or provided by an Affiliate of the Borrower;

(viii) Indebtedness in respect of Permitted Receivables Financings; provided that Indebtedness under this Section 6.01(a)(viii) is incurred for a bona fide business purpose and not in connection with or furtherance of a Priming Financing/Liability Management Transaction;

(ix) Indebtedness representing deferred compensation or stock-based compensation to directors, to employees, consultants or independent contractors of any Parent Entity, the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or consistent with industry or past practice;

(x) Indebtedness consisting of unsecured promissory notes issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, directors, employees, consultants or independent contractors or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Borrower (or any direct or indirect parent thereof) permitted by Section 6.08(a);

(xi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with the Transactions or any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries);

(xiv) Indebtedness of the Borrower and the Subsidiary Loan Parties; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $125,000,000; provided further, that (A) such Indebtedness is Junior Lien Indebtedness, (B) such Indebtedness shall not have a stated maturity that is earlier than the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness (though such Indebtedness may have a stated maturity date that is coterminous with the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness), (C) the pricing for such Indebtedness, including the interest rate margins, fees, premiums, funding discounts, maturity date and amortization which are at then-prevailing market rates for similarly situated borrowers or issuers (as determined in good faith by the Borrower), (D) the encumbrances and restrictions in respect of such Indebtedness cannot be, taken as a whole, materially more restrictive than the terms of the then outstanding Term Loans under this Agreement (as determined in good faith by the Borrower) and (E) such Indebtedness cannot be, directly or indirectly, borrowed from or provided by an Affiliate of the Borrower or any of its Restricted Subsidiaries; provided further that subclauses (A) through (D) of the immediately preceding proviso shall not apply with respect to any such Indebtedness which is incurred or issued for purposes or transactions in the ordinary course of business and so long as the outstanding aggregate principal amount of such Indebtedness does not exceed $50,000,000 at the time of such incurrence or issuance; provided further, that no such Indebtedness may be incurred under this Section 6.01(a)(xiv) in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvi) (A) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business or consistent with industry or past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and (B) Indebtedness of the Borrower or any of its Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, customers or other creditors issued in the ordinary course of business or consistent with industry or past practice; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (B) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $100,000,000 and 14.5% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xvii) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry or past practice;

(xviii) First Out Debt of the Loan Parties under the 8.125% First Out First Lien Senior Secured Notes in an aggregate principal amount not to exceed $1,430,000,000 (which amount shall not be reborrowed after repayment and shall be reduced by the amount of any mandatory prepayments and voluntary permanent prepayments of principal thereof), provided that a refinancing or replacement of such First Out Debt may be incurred under this Section 6.01(a)(xviii) if such refinancing or replacement First

Out Debt (1) has a longer Weighted Average Life to Maturity and later stated maturity than the refinanced or replaced First Out Debt, (2) does not increase the principal amount of such refinanced or replaced First Out Debt (or accreted value of any such Indebtedness issued with original issue discount), other than reasonable and customary refinancing fees, unpaid and accrued interest, and call premiums and closing costs and expenses, (3) is not, directly or indirectly, borrowed from or provided by an Affiliate of Borrower, (4) bears interest at then-prevailing market rates for similar debt of similarly situated borrowers or issuers (as determined in good faith by the Borrower) and (5) is not secured by any assets other than Collateral; it being understood that any Indebtedness incurred under this clause (xviii) shall be treated as First Out Debt in all calculations of the First Out First Lien Leverage Ratio, the First Lien Leverage Ratio and the Secured Leverage Ratio;

(xix) (A) Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or any of the Subsidiary Loan Parties; provided that, after giving Pro Forma Effect to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and, if applicable, such Permitted Acquisition or other Investment permitted or not prohibited hereunder, either (1) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is Second Out Debt, the First Lien Leverage Ratio is equal to or less than (i) 3.75:1.00 or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 3.75:1.00 or the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and consummation of such Permitted Acquisition or other Investment for the most recently ended Test Period of such time, (2) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is Junior Lien Indebtedness, the Secured Leverage Ratio is equal to or less than (i) 5.00:1.00 or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 5.00:1.00 or the Secured Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and consummation of such Permitted Acquisition or other Investment for the most recently ended Test Period of such time, or (3) if such Indebtedness, Disqualified Equity Interests or Preferred Stock is unsecured either (a) the Total Leverage Ratio is equal to or less than (i) 7.00:1.00 for the most recent Test Period then ended or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 7.00:1.00 or the Total Leverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and consummation of such Permitted Acquisition or other Investment for the most recently ended Test Period of such time or (b) the Interest Coverage Ratio is to be greater than or equal to either (i) 2.00:1.00 for the most recent Test Period then ended or (ii) in the case of any such amount being applied to finance a Permitted Acquisition or other Investment permitted or not prohibited hereunder, either 2.00:1.00 for the most recent Test Period then ended or the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock and such Permitted Acquisition or other Investment for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to the foregoing subclause (A); provided, further, that any Indebtedness incurred in reliance on this Section 6.01(a)(xix) shall be subject to the following requirements: (1) such Indebtedness may not be First Out Debt, (2) such Indebtedness shall not have a stated maturity that is earlier than the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness (though such Indebtedness may have a stated maturity date that is coterminous with the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness), (3) the pricing for such Indebtedness, including the interest rate margins, fees, premiums, funding discounts, maturity date and amortization which are at then-prevailing market rates for similarly situated borrowers or issuers (as determined in good faith by the Borrower), (4) such Indebtedness is not incurred or guaranteed by any Person that is not a Loan Party, (5) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s) and (6) such Indebtedness is not, directly or indirectly, borrowed from or provided by an Affiliate of the Borrower;

(xx) Indebtedness supported by a letter of credit issued pursuant to this Agreement or any other letter of credit, bank guarantee or similar instrument permitted by this Section 6.01(a), in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;

(xxi) Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;

(xxii) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancing thereof;

(xxiii) (A) Indebtedness of the Borrower or any Subsidiary Loan Party issued in lieu of Incremental Term Loans consisting of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens having equal priority with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) or (ii) secured (which must be secured by Liens having equal priority with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) or unsecured loans; provided that (i) the aggregate outstanding principal amount of all such Indebtedness issued pursuant to this clause shall not exceed at the time of incurrence thereof (x) the Incremental Cap less (y) the amount of all Incremental Facilities and (ii) the condition set forth in the proviso in Section 2.20(a) shall have been complied with as if such Indebtedness was an Incremental Facility and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A); provided, further, that any Indebtedness incurred in reliance on this Section 6.01(a)(xxiii) shall be subject to the following requirements: (1) such Indebtedness may not be First Out Debt, (2) such Indebtedness shall not have a stated maturity that is earlier than the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness (though such Indebtedness may have a stated maturity date that is coterminous with the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness), (3) the pricing for such Indebtedness, including the interest rate margins, fees, premiums, funding discounts, maturity date and amortization which are at then-prevailing market rates for similarly situated borrowers or issuers (as determined in good faith by the Borrower), (4) such Indebtedness is not incurred or guaranteed by any Person that is not a Loan Party, (5) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s) and (6) such Indebtedness is not, directly or indirectly, borrowed from or provided by an Affiliate of the Borrower;

(xxiv) additional Indebtedness that is Junior Lien Indebtedness or unsecured Indebtedness, Disqualified Equity Interests and Preferred Stock in an aggregate principal amount or liquidation preference, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed 100.0% of the aggregate amount or liquidation preference of direct or indirect equity investments in cash or Permitted Investments in the form of common Equity Interests or Qualified Equity Interests (excluding, for the avoidance of doubt, any Cure Amounts) received by the Borrower or any Parent Entity (to the extent contributed to the Borrower in the form of common Equity Interests or Qualified Equity Interests) to the extent not included within the Available Equity Amount or applied to increase any other basket hereunder; provided that such Indebtedness shall not be incurred or guaranteed by any entity that is not a Loan Party and if secured, shall not be secured by any assets not securing the Secured Obligations;

(xxv) Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary that is not a Loan Party and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness, Disqualified Equity Interests or Preferred Stock outstanding in reliance on this clause (xxv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, $25,000,000; provided further that such Indebtedness may not be incurred under this clause (xxv) in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(xxvi) (A) Indebtedness incurred to finance a Permitted Acquisition; provided that, after giving Pro Forma Effect to the incurrence of such Indebtedness and such Permitted Acquisition, the First Lien Leverage Ratio is equal to or less than the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness and consummation of such Permitted Acquisition for the most recently ended Test Period of such time; provided, further, that any Indebtedness incurred in reliance on this Section 6.01(a)(xxvi) shall (1) be Second Out Debt, Junior Lien Indebtedness or unsecured and (2) such Indebtedness shall not have a stated maturity that is earlier than the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness (though such Indebtedness may have a stated maturity date that is coterminous with the Latest Second Out Maturity Date at the time of incurrence of such Indebtedness);

(xxvii) [reserved];

(xxviii) [reserved];

(xxix) [reserved];

(xxx) shares of Preferred Stock or Disqualified Equity Interests of a Restricted Subsidiary issued to the Borrower or a Guarantor Subsidiary; provided that if any such Restricted Subsidiary ceases to be a Restricted Subsidiary or any such Preferred Stock or Disqualified Equity Interests is not held by the Borrower or a Guarantor Subsidiary thereupon then the outstanding amount of such capital stock shall no longer be permitted by this clause (xxx);

(xxxi) [reserved];

(xxxii) [reserved]; and

(xxxiii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxii) above.

(b) For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness, Disqualified Equity Interests or Preferred Stock meets the criteria of more than one of the categories of Indebtedness, Disqualified Equity Interests or Preferred Stock described in clauses (a)(i) through (a)(xxxiii) above or from clauses (a) and (b) of the definition of Incremental Cap, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or Preferred Stock in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i), (ii) all First Out Debt and any Guarantees related thereto (and any refinancing of any of First Out Debt), other than Indebtedness in respect of the Revolving Credit Facility, shall be incurred only under Section 6.01(a)(xviii) and may not later be reclassified, and (iii) all Indebtedness under the 4.375% Second Out First Lien Senior Secured Notes and Guarantees thereof, whether incurred on, before or after the Effective Date shall be incurred only under Section 6.01(a)(ii)(C)(1) and may not later be reclassified. Subject to the foregoing, in the event that a portion of Indebtedness or other obligations could be classified as incurred under a “ratio-based” basket under this Section 6.01 or under clause (b) of the definition of Incremental Cap (giving pro forma effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Indebtedness or other obligations as having been incurred pursuant to one or more of the other clauses of this Section 6.01 or under clause (b) of the definition of Incremental Cap and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests or Preferred Stock for purposes of this Section 6.01.

SECTION 6.02 Liens.

(a) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents (including any Liens to secure Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.24) having the priorities specified in the Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under subclauses (A), (B) and (D) of Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 12 months after the acquisition, repair, replacement, construction or improvement (as applicable) of the property or assets subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Financing Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Financing Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases (including leases of aircraft), licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01;

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of a Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property or assets at the time of acquisition thereof by the Borrower or any of its Subsidiaries (by a merger, consolidation or amalgamation or otherwise) or existing on the property or assets or Equity Interest issued by any Person at the time such Person is or becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the Effective Date (other than Liens on the Equity Interests of any Person that is or becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property of the Borrower or any of its other Restricted Subsidiaries, except that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);

(xii) any interest or title of a lessor under leases (other than leases constituting Financing Lease Obligations) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry or past practice and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry or past practice or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry or past practice;

(xvii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(xviii) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or (b) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business and on ordinary terms or consistent with industry or past practice;

(xix) Liens granted by Loan Parties on the Collateral:

(A) that rank no higher than First Priority Liens, securing Second Out Debt incurred under Section 6.01(a)(ii)(C)(1);

(B) that rank no higher than Second Priority Liens, securing Junior Lien Indebtedness incurred under Section 6.01(a)(ii)(C)(2);

(C) that rank no higher than Third Priority Liens (or, in the case of a Permitted Refinancing into Second Out Debt as specified in the proviso to Section 6.01(a)(ii)(C)(3), First Priority Liens), securing Junior Lien Indebtedness or Second Out Debt incurred under Section 6.01(a)(ii)(C)(3);

(D) that rank no higher than Third Priority Liens, securing Junior Lien Indebtedness incurred under Section 6.01(a)(ii)(C)(4);

(E) that rank no higher than Second Priority Liens, securing Junior Lien Indebtedness incurred under Section 6.01(a)(ii)(C)(5);

(F) that rank no higher than First Priority Liens, securing Permitted First Priority Refinancing Debt;

(G) that rank no higher than Second Priority Liens, securing Permitted Second Priority Refinancing Debt,

(H) securing Indebtedness permitted pursuant to Section 6.01(a)(vii), having the priorities required by the applicable provisions of Section 6.01(a)(vii);

(I) securing Indebtedness permitted pursuant to Section 6.01(a)(xiv), having the priorities required by the applicable provisions of Section 6.01(a)(xiv);

(J) that rank no higher than First Priority Liens, securing First Out Debt incurred under Section 6.01(a)(xviii);

(K) securing Indebtedness permitted pursuant to Section 6.01(a)(xix), having the priorities required by the applicable provisions of Section 6.01(a)(xix);

(L) securing Indebtedness permitted under Section 6.01(a)(xiii), having the priority required by the applicable provisions under Section 6.01(a)(xxiii);

(M) securing Indebtedness permitted pursuant to Section 6.01(a)(xxiv), having the priorities required by the applicable provisions of Section 6.01(a)(xxiv); and

(N) securing Indebtedness permitted pursuant to Section 6.01(a)(xxvi), having the priorities required by the applicable provisions of Section 6.01(a)(xxvi);

(xx) other Liens securing outstanding Indebtedness in an aggregate principal amount not to exceed $25,000,000; provided that if such Liens are on Collateral, then (A) the Borrower may elect that the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) shall have entered into with the Collateral Trustee the relevant Intercreditor Agreement(s) providing that the Liens on the Collateral securing such Indebtedness or other obligations shall rank no higher than First Priority Liens, and (B) such Indebtedness shall be Second Out Debt or Junior Lien Indebtedness;

(xxi) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxii) Liens on receivables and related assets incurred in connection with Permitted Receivables Financings incurred under Section 6.01(a)(viii);

(xxiii) (A) receipt of progress payments and advances from customers in the ordinary course of business and on ordinary terms or consistent with industry or past practice to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xxiv) Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business in accordance with applicable Requirements of Law;

(xxv) Liens securing Indebtedness permitted to be incurred pursuant to Sections 6.01(a)(xiii), 6.01(a)(xvi)(B) or 6.01(a)(xx);

(xxvi) Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s customer at which such equipment is located;

(xxvii) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;

(xxviii) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of the Borrower, any of its Subsidiaries or such Unrestricted Subsidiary; and

(xxix) (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any of its Restricted Subsidiaries in joint ventures.

(b) For purposes of determining compliance with this Section 6.02, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 6.02 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 6.02, the Borrower may, in its sole discretion, classify or reclassify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Lien (or any portion thereof) in any manner that complies with this provision, (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Indebtedness incurred under a “ratio-based” basket under this Section 6.02 (giving pro forma effect to the incurrence of such portion of such Indebtedness or other obligations, and subject to meeting the relevant priority criteria of any applicable subclause of such Section 6.02(a)(xix)), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 6.02(a)(xix) above (and subject to meeting the relevant priority criteria of any applicable subclause of such Section 6.02(a)(xix)) and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 6.02 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time and (D) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section 6.01(a)(xxxiii) in respect of such Indebtedness. Any Liens in respect of the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, in each case in respect of any Indebtedness, shall not be deemed to be an incurrence of a Lien in respect of such Indebtedness for purposes of this Section 6.02.

SECTION 6.03 Fundamental Changes; Holding Companies. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a) any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries of the Borrower; provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary either (A) the continuing or surviving Person shall be a Subsidiary Loan Party or (B) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04;

(b) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

(d) the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) a Successor Borrower shall be an entity organized or existing under the laws of the United States or any political subdivision thereof, (2) a Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to a Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (a) if such Person is not a Loan Party, no Event of Default exists after giving effect to such merger or consolidation, and (b) if the foregoing requirements are satisfied, a Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that the Borrower agrees to provide any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;

(e) [reserved];

(f) any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(g) any License Subsidiary may be merged or consolidated with or into (i) any other License Subsidiary or (ii) a newly formed Subsidiary of the Borrower (which may be organized as a limited liability company) established for the purpose of becoming a License Subsidiary, provided that such newly formed Subsidiary (x) if it is the continuing or surviving entity, it shall have assumed all of the obligations of such Subsidiary hereunder and under the other Loan Documents and (y) shall be in compliance with Section 6.11;

(h) the Borrower and its Restricted Subsidiaries may consummate the Transactions;

(i) any Restricted Subsidiary (other than the Borrower) may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; and

(j) the Borrower and its Subsidiaries may effect the formation, dissolution, liquidation or Disposition of any Subsidiary that is a Delaware Divided LLC; provided that Borrower has complied with Section 5.11 to the extent applicable.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made;

(b) loans or advances to officers, directors, managers, independent contractors, consultants and employees of the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, moving, payroll advances and other analogous or similar expenses or payroll expenses, (ii) in connection with such Person’s purchase of Equity Interests in the Borrower (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed the greater of (x) $25,000,000 and (y) 3.60% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(c) Investments by the Borrower or any of its Restricted Subsidiaries in any of the Borrower or any of its Restricted Subsidiaries;

(d) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees, in each case in the ordinary course of business or consistent with past practice by the Borrower or any of its Restricted Subsidiaries;

(e) [reserved];

(f) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;

(g) Investments in Swap Agreements permitted under Section 6.01;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(i) Permitted Acquisitions;

(j) the Transactions;

(k) Investments in the ordinary course of business or consistent with industry or past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Parent (or any other direct or indirect parent of the Borrower) or the Borrower in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Parent (or such parent) in accordance with Section 6.08(a);

(n) other Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (n), when aggregated with all other Investments outstanding under this clause (n) shall not exceed the sum of (A) the greater of $150,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition;

provided that if any Investment pursuant to this clause (n)(A) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 6.04(c) and shall cease to have been made pursuant to this clause (n)(A); plus (B) the Available Amount that is Not Otherwise Applied so long as no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom; plus (C) so long as no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment; provided further that Investments made pursuant to this Section 6.04(n) shall not be used for making any Restricted Payments or Junior Debt Prepayments or in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Cure Amounts) of the Borrower (or any direct or indirect parent thereof); provided that (i) such amounts used pursuant to this clause (p) shall not increase the Available Equity Amount or be applied to increase any other basket hereunder and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of the Borrower (or any direct or indirect parent thereof) shall otherwise be permitted pursuant to this Section 6.04;

(q) Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(s) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and transactions with Affiliates permitted (other than by reference to this Section 6.04(s)) under Section 6.01, 6.02, 6.03, 6.05, 6.08 and 6.09, respectively, in each case, other than by reference to this Section 6.04(s), which Investments shall not be made in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(t) additional Investments and acquisitions; provided that on the date of such Investment, after giving effect to such Investment (A) on a Pro Forma Basis, the First Lien Leverage Ratio is less than or equal to 3.75 to 1.00 and (B) there is no continuing Event of Default under Section 7.01(a), (b), (h) or (i); provided further that Investments made pursuant to this Section 6.04(t) shall not be used for making any Restricted Payments or Junior Debt Prepayments or in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(u) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(v) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(w) Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or other Restricted Subsidiaries or to otherwise fund required reserves);

(x) Investments made in the ordinary course of business on ordinary terms or consistent with industry or past practice in connection with obtaining, maintaining or renewing vendor contracts;

(y) Investments consisting of promissory notes issued by the Borrower or any Subsidiary Loan Party to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted hereunder;

(z) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(aa) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(bb) Investments made in connection with any Media for Equity Transaction; provided that any such Investment is made and is held at all times by the Borrower or any Restricted Subsidiary, and is not used in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(cc) Investments in Unrestricted Subsidiaries; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (cc), when aggregated with all other Investments outstanding under this clause (cc), shall not exceed $50,000,000; provided further that (i) if any Investment pursuant to this clause (cc) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 6.04(c) and shall cease to have been made pursuant to this clause (cc) and (ii) Investments shall not be made under this clause (cc) to make any Restricted Payments or Junior Debt Prepayments or in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(dd) Investments made after the Effective Date in joint ventures of the Borrower or any of its Restricted Subsidiaries existing on the Effective Date; provided that if any Investment pursuant to this clause (dd) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 6.04(c) and shall cease to have been made pursuant to this clause (dd);

(ee) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry or past practice and any earnest money deposits in connection therewith;

(ff) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry or past practice in connection with cash management operations of the Borrower and its Subsidiaries;

(gg) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry or past practice; and

(hh) any Investment with respect to purchase options relating to the purchase of Stations by the Borrower and its Subsidiaries; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (hh), when aggregated with all other Investments outstanding under this clause (hh), shall not exceed the greater of $100,000,000 and 14.50% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment.

For purposes of determining compliance with this Section 6.04, in the event that a proposed Investment (or portion thereof) meets the criteria of clauses (a) through (hh) (other than clause (t)) above, the Borrower will be entitled to classify or later divide, classify or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) between such clauses (a) through (hh) (other than clause (t)), in a manner that otherwise complies with this Section 6.04. In the event that a portion of the Investments could be classified as incurred under a “ratio-based” basket under this Section 6.04 (giving pro forma effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such Investment as having been incurred pursuant to such “ratio-based” basket.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division or (ii) permit any of its Restricted Subsidiaries to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a) Dispositions of obsolete, non-core, surplus, damaged, unnecessary, unsuitable or worn out property or equipment, inventory or other assets, whether now owned or hereafter acquired, in the ordinary course of business or consistent with industry or past practice and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);

(b) the lapse, abandonment or invalidation of intellectual property rights that are not material to the conduct of the Borrower and its Restricted Subsidiaries, taken as a whole, or that are no longer used or useful or no longer economically practicable or commercially reasonable to maintain, in each case as reasonably determined by the Borrower;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision is for like property (and any boot thereon) and for use in a Similar Business;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08, Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e);

(f) any issuance, disposition or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(g) Dispositions of Permitted Investments;

(h) Dispositions or discounts without recourse (including by way of assignment or participation) of (A) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (B) receivables and related assets pursuant to any Permitted Receivables Financing;

(i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to any Casualty Event upon receipt of the Net Proceeds of such Casualty Event;

(k) Dispositions of property to Persons other than the Borrower or any of its Restricted Subsidiaries (including (x) the sale or issuance of Equity Interests in a Restricted Subsidiary and (y) any Sale Leaseback) not otherwise permitted under this Section 6.05; provided that (i) such Disposition is made for Fair Market Value and (ii) except in the case of a Permitted Asset Swap, with respect to any Disposition or series of related Dispositions pursuant to this clause (k) for a purchase price in excess of $75,000,000 (provided that if the aggregate amount of all such individual Dispositions or related series of Dispositions that are $75,000,000 or less in any fiscal year exceeds $150,000,000 in the aggregate, then the foregoing $75,000,000 amount shall refer to the purchase price of all such Dispositions in such fiscal year in excess of $75,000,000), for all transactions permitted pursuant to this clause (k) since the Effective Date (on a cumulative basis), the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (ii), (A) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Borrower or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower of the Borrower or such Restricted Subsidiary, other than liabilities that are unsecured, secured by Liens ranking junior to those securing the Secured Obligations or lower in priority as to payment from proceeds of Collateral than the Second Out Facilities or by their terms subordinated to the Loan Document Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases the Borrower or such Restricted Subsidiary from such liabilities, (B) any securities received by the Borrower, the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess (at the date of agreement for the related Disposition) of $40,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time of contractually agreeing to such Disposition and without giving effect to subsequent changes in value, shall be deemed to be cash; provided that this clause (C) shall not be used in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority or any other Governmental Authority or otherwise necessary or advisable to consummate any acquisition (including any Permitted Acquisition) after the Effective Date, as determined by the Borrower;

(n) transfers of condemned property, asset, Equity Interests or Indebtedness as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property, asset, Equity Interests or Indebtedness arising from foreclosure, condemnation, expropriation, forced dispositions, or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o) the sale or discount or disposition (with or without recourse) (including by way of assignment or participation) of receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing;

(p) the unwinding of any Swap Obligations or Cash Management Obligations;

(q) Dispositions in connection with any Media for Equity Transaction; provided that such Disposition is not made in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(r) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that the Borrower has complied with Section 5.11 to the extent applicable; and

(s) any disposition of property, assets, Equity Interests or Indebtedness that was acquired with Excluded Contributions if the proceeds of such disposition are used to make a Restricted Payment pursuant to Section 6.08(a)(xxv).

SECTION 6.06 Outbound Investment Rules. The Loan Parties will not, and will not permit any of their Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 6.07 Negative Pledge; Covenants Applicable to Parent. Parent and the Borrower will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits (i) the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents, or (ii) the ability of any Subsidiary of any Designated SBG Subsidiary to pay dividends or other distributions to such Designated SBG Subsidiary with respect to its ownership interests or to Guarantee Indebtedness of the Borrower or any Subsidiary of the Borrower or the ability of any Designated SBG Subsidiary or any of its Subsidiaries to make loans or advances to the Borrower or any Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any Subsidiary of the Borrower; provided that the foregoing shall not apply to restrictions and conditions imposed by:

(a) (i) Requirements of Law, (ii) any Loan Document, (iii) the Existing Credit Agreement, the 8.125% First Out First Lien Senior Secured Notes, the 4.375% Second Out First Lien Senior Secured Notes, the Existing Senior Unsecured Notes or the 9.750% Second Lien Secured Notes, and in each case, the related documentation governing the foregoing Indebtedness, (iv) any documentation relating to any Permitted Receivables Financing, (v) any documentation governing Incremental Equivalent Debt, (vi) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and (vii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (vi) above; provided that with respect to Indebtedness referenced in (A) clauses (vi) and (vii) above, such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (vi) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b) customary restrictions and conditions existing on the Effective Date (including those entered into in connection with or in order to consummate the Transactions) and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof or other transfer thereof (or the assets subject thereto), including with respect to intellectual property;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person is or becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any of its Restricted Subsidiaries;

(g) restrictions or conditions in any Indebtedness, Disqualified Equity Interests or Preferred Stock permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries or are not materially more disadvantageous, taken as a whole, to the Lenders than is ordinary or customary at the time and under the circumstances for financings for similarly situated borrowers or issuers or available to the Borrower and its Subsidiaries (as determined by the Borrower);

(h) restrictions on cash (or Permitted Investments) or other deposits under contracts or customary net worth provisions contained in real property leases, in each case, entered into in the ordinary course of business or consistent with industry or past practice (or other restrictions on cash or deposits constituting Permitted Encumbrances) and restrictions on cash, Permitted Investments or other deposits permitted under Section 6.01;

(i) restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.02 and applicable solely to such joint venture and entered into in the ordinary course of business;

(k) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(l) other indebtedness, Disqualified Equity Interests or Preferred Stock permitted to be incurred subsequent to the Effective Date pursuant to Section 6.01 if (A) in the judgment of the Borrower, such incurrence will not materially impair the Borrower’s ability to make payments under the Loan Documents when due, (B) the encumbrances and restrictions in such Indebtedness, Disqualified Equity Interests or Preferred Stock otherwise not permitted by this Agreement apply only so long as a default in respect of a payment or financial maintenance covenant relating to such Indebtedness, Disqualified Equity Interests or Preferred Stock is not cured or waived or (C) the encumbrances and restrictions in such Indebtedness, Disqualified Equity Interests or Preferred Stock either are not materially more restrictive taken as a whole than those contained in the Loan Documents, the Senior Unsecured Debt as in effect on the Effective Date or are not materially more disadvantageous, taken as a whole, to the Lenders than is ordinary or customary at the time and under the circumstances for financings for similarly situated borrowers or issuers or available to the Borrower and its Subsidiaries (as determined by the Borrower);

(m) (i) any agreement, arrangement, Indebtedness or Capital Stock of any Person or its affiliates that is acquired by or merged, consolidated or amalgamated with or into any of the Borrower or any of its Restricted Subsidiaries that applies to such Person or its affiliates or any assets acquired in any such acquisition, merger, consolidation or amalgamation or acquisition of assets in existence at the time thereof, or assumed in connection therewith unless and to the extent created in contemplation thereof, which encumbrance or restriction is not applicable to the Borrower or any of its Restricted Subsidiaries or its properties or assets, other than any such Person or its affiliates or such assets, or any Unrestricted Subsidiary; and (ii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all, substantially all or any of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary, any such encumbrance or restriction existing or assumed (unless and to the extent created in contemplation thereof);

(n) contracts, including sale-leaseback agreements, for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary;

(o) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course or consistent with industry or past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary party thereto, the payment rights arising thereunder or the proceeds thereof; and

(p) any encumbrance or restriction with respect to any Unrestricted Subsidiary or any of its affiliates or their respective properties or assets that existed before the date that such Subsidiary became a Restricted Subsidiary if such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary unless and to the extent otherwise permitted hereunder.

Parent will not, nor will it permit any of the Designated SBG Subsidiaries to, guarantee any Indebtedness of the Borrower or any of its Subsidiaries that is permitted under Section 6.01 unless (i) each such Person whose Indebtedness is so guaranteed which was a Loan Party immediately prior to such guarantee remains a Loan Party hereunder and (ii) if such guarantee is secured, such guarantee shall have the same (or lower) priority as the Indebtedness to which it relates.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will it permit any of its Restricted Subsidiaries, to pay or make, directly or indirectly, any Restricted Payment, except:

(i) the Borrower and each Restricted Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii) payments or distributions to satisfy dissenters’ or appraisal rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.03;

(iii) the Borrower and Parent may declare and make dividend payments or other distributions payable solely in the Equity Interests of the Borrower or Parent (as the case may be);

(iv) [reserved];

(v) (a) repurchases of Equity Interests in the Borrower (or Restricted Payments by the Borrower to allow repurchases of Equity Interest in any direct or indirect parent of the Borrower) or any Restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interest and (b) the extent constituting Restricted Payments, the acquisition of Equity Interests held by joint venture partners pursuant to put and call or similar arrangements under any joint venture or similar agreement;

(vi) Restricted Payments to the Borrower which the Borrower may use to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of the Borrower’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, independent contractors, directors or employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower (or any direct or indirect parent thereof), the Borrower and its Restricted Subsidiaries, upon the death, disability, retirement, resignation or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date shall not exceed the sum of (A) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Effective Date, (B) the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any Parent Entity that are foregone in exchange for the receipt of Equity Interests of the Borrower or any Parent Entity pursuant to any compensation arrangement, including any deferred compensation plan, (C) the amount of cash dividends that would have been permitted to be made pursuant to Section 6.08(a)(xv) as if such cash dividends were made (and the record date referred to in such Section 6.08(a)(xv)), in each case, on the date such Restricted Payments to pay for the repurchase, redemption, retirement or other acquisition of Equity Interests were made and (D) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of the Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests are not Cure Amounts and have not otherwise been applied to the payment of Restricted Payments by virtue of the Available Equity Amount or are otherwise applied to increase any other basket hereunder; provided that any unused portion of the preceding basket above for any fiscal year may be carried forward to any succeeding fiscal year at the election of the Borrower; provided further that that cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of the Borrower, any of its Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Equity Interests of the Borrower or any Parent Entity is not a Restricted Payment under this covenant or any other provision of this Agreement;

(vii) Borrower may make Restricted Payments to any direct or indirect parent of Borrower (including Parent) in cash:

(A) the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent of the Borrower to pay) for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income Tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), the portion of any U.S. federal, state, local or foreign Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of the Borrower and/or its Subsidiaries; provided that Restricted Payments made pursuant to this clause (a)(vii)(A) shall not exceed the Tax liability that the Borrower and/or its Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a stand alone taxpayer or stand alone group;

(B) the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent of the Borrower to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting, management fees, service fees, rent and building costs (including amounts payable in respect of such parent entity’s lease for its corporate headquarters), systems costs, and other fees, costs and expenditures related to the foregoing that are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries by such parent entity) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of the Borrower and its Restricted Subsidiaries and (y) otherwise permitted to be paid by the Borrower and its Restricted Subsidiaries under this Agreement and (4) payments that would otherwise be permitted to be paid directly by the Borrower or the Restricted Subsidiaries pursuant to Section 6.09(iii) or (x);

(C) the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent of the Borrower to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its organizational existence;

(D) the proceeds of which shall be used by the Borrower to make Restricted Payments permitted by Section 6.08(a)(vi);

(E) any Investment permitted to be made pursuant to Section 6.04 other than Section 6.04(m); provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) the Borrower shall cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or the Restricted Subsidiaries or (y) the Person formed or acquired to merge into or consolidate with the Borrower or any of its Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(F) the proceeds of which shall be used to pay customary salary, incentive compensation, bonus and other benefits payable to officers and employees of the Borrower or any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(G) the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity offering, debt offering or other non-ordinary course transaction permitted or not prohibited by this Agreement (whether or not such offering or other transaction is successful);

(viii) in addition to the foregoing Restricted Payments, the Borrower and any Restricted Subsidiary may make additional Restricted Payments to Parent, the proceeds of which may be utilized by Parent to make additional Restricted Payments, in an aggregate amount not to exceed the sum of (A) an amount at the time of making any such Restricted Payment and together with any other Restricted Payment made utilizing this subclause (A) and amounts utilized under Section 6.08(b)(iv)(A), not to exceed $25,000,000, plus (B) the Available Amount that is Not Otherwise Applied and the Available Equity Amount that is Not Otherwise Applied, if in each case (x) the First Lien Leverage Ratio, after giving effect to such Restricted Payment on a Pro Forma Basis, would not exceed 3.50:1.00 and (y) for so long as no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom;

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that (A) such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby, and (B) the proceeds of any such new Equity Interests are not included in the Available Amount or the Available Equity Amount;

(x) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options, and the vesting of restricted stock and restricted stock units;

(xi) the Borrower may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) [reserved];

(xiii) payments made or expected to be made by the Borrower or any of its Restricted Subsidiaries in respect of withholding or similar taxes payable upon exercise of Equity Interests or any other equity award by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferees or any legatee or distributee thereof) of the Borrower, any of its Restricted Subsidiaries or any Parent Entity and repurchases or withholdings of Equity Interests in connection with the exercise or vesting of any stock or other equity options or, warrants or other incentive interests or the grant, vesting or delivery of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligations with respect to, such options, warrants or other incentive interests or other Equity Interests or equity awards;

(xiv) additional Restricted Payments; provided that after giving effect to any such Restricted Payment (A) on a Pro Forma Basis, the First Lien Leverage Ratio is less than or equal to 3.00 to 1.00, (B) there is no continuing Event of Default under Section 7.01(a), (b), (h) or (i) and (C) such Restricted Payments made pursuant to this Section 6.08(a)(xiv) shall not be used in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(xv) payments of cash dividends to Parent in connection with the payment of cash dividends on Sinclair’s shares of common stock in the aggregate amount per fiscal quarter not to exceed $0.25 (or $0.30 if at the time that Sinclair makes such cash dividends, on a pro forma basis after giving effect to the making thereof and the incurrence of any Indebtedness the proceeds of which are used to make such cash dividends, the First Lien Leverage Ratio for the most recent Test Period then ended would be equal to or less than 3.25:1.00) per share for each share of common stock of Sinclair outstanding as of the record date for dividends payable in respect of such fiscal quarter (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions); provided that the amount of such cash dividends that may be made pursuant to this Section 6.08(a)(xv) shall be reduced by the amount of Restricted Payments made to pay for the repurchase, redemption, retirement or other acquisition of any Equity Interests in such fiscal quarter pursuant to Section 6.08(a)(vi);

(xvi) the declaration and payment of dividends in respect of Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 6.01 to the extent such dividends are included in the calculation of Consolidated Interest Expense;

(xvii) to the extent constituting Restricted Payments, the acquisition of Equity Interests held by joint venture partners pursuant to put and call or similar arrangements under any joint venture or similar agreement;

(xviii) payments, distributions or other Restricted Payments made in connection with transactions among the Borrower and any of its Restricted Subsidiaries, on the one hand, and Parent and any of its direct or indirect Subsidiaries and/or any joint venture partners, customers and/or clients, on the other hand entered into in the ordinary course of business or consistent with industry or past practice, including, without limitation, any cash management and treasury activities and any shared services, offices or facilities including back office, accounting, books and records keeping or similar functions, and shared production or other facilities, branch offices and other shared spaces, and licensing or similar arrangements related thereto;

(xix) [reserved];

(xx) [reserved];

(xxi) [reserved];

(xxii) [reserved];

(xxiii) [reserved];

(xxiv) [reserved]; and

(xxv) Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions received following the Effective Date and (b) without duplication with clause (a), in an amount not to exceed the net cash proceeds from any sale or disposition of Investments acquired after the Effective Date, to the extent the acquisition of such Investments was financed with Excluded Contributions.

For purposes of determining compliance with this Section 6.08(a), in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxv) (other than clause (xiv)) above, the Borrower will be entitled to classify or later divide, classify or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between such clauses (i) through (xxv) (other than clause (xiv)), in a manner that otherwise complies with this Section 6.08(a). In the event that a payment or other obligation could be classified as incurred under a “ratio- based” basket under this Section 6.08(a) (giving pro forma effect to the making of such portion of such payment), the Borrower, in its sole discretion, may classify such portion of such payment (and any obligations in respect thereof) as having been made pursuant to such “ratio-based” basket.

(b) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, except:

(i) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) prepayments, exchanges, redemptions or refinancings of Junior Financing with proceeds of other Junior Financing; provided that (A) such Junior Financing resulting from such prepayment, exchange, redemption or refinancing shall not have a stated maturity that is earlier than the Latest Second Out Maturity Date at the time of incurrence of such Junior Financing (though such Indebtedness may have a stated maturity date that is coterminous with the Latest Second Out Maturity Date at the time of incurrence of such Junior Financing), (B) such Junior Financing resulting from such prepayment, exchange, redemption or refinancing shall not have any improved structural or contractual priority as compared with the Junior Financing so prepaid, exchanged, redeemed or refinanced, (C) any refinancing of such Junior Financing shall be a Permitted Refinancing and (D) such Junior Financing resulting from such prepayment, exchange, redemption or refinancing has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Junior Financing than the terms and conditions of this Agreement (when taken as a whole) are to the Term Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such refinancing) as determined by the Borrower in good faith (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, such indebtedness shall be deemed not materially more favorable (when taken as a whole) to the lenders or investors providing such Junior Financing solely by virtue of such financial maintenance covenant and no consent shall be required by the Administrative Agent or any of the Lenders, if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Junior Financing or (ii) only applicable after the Latest Maturity Date at the time of such refinancing);

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parent companies;

(iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity (each, a “Junior Debt Prepayment”) in an aggregate amount not to exceed the sum of (A) so long as no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom, an amount at the time of making any such Junior Debt Prepayment and together with any other Junior Debt Prepayment made utilizing this subclause (A) and amounts utilized under Section 6.08(a)(viii)(A), not to exceed $25,000,000, plus (B) the Available Amount that is Not Otherwise Applied, plus (C) the Available Equity Amount that is Not Otherwise Applied, so long as, in each case, (i) no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom and (ii) the First Lien Leverage Ratio for the most recent Test Period then ended, after giving effect to making such Investment or other acquisition, is less than or equal to 3.75:1.00;

(v) other Junior Debt Prepayments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the First Lien Leverage Ratio is less than or equal to 3.25 to 1.00 and (B) there is no continuing Event of Default under Section 7.01(a), (b), (h) or (i); provided further that no Junior Debt Prepayments made under this Section 6.08(b)(v) may be made in connection with or in furtherance of any Priming Financing/Liability Management Transaction;

(vi) repurchases of Third Lien Term Loans to the extent that such Third Lien Term Loans are repurchased for cash at a repurchase price lower than the then prevailing trading prices of each series of Term Loans then outstanding under this Agreement, for consideration not to exceed, in the aggregate, $100,000,000;

(vii) repurchases of Junior Lien Indebtedness (other than the Third Lien Term Loans) and unsecured Indebtedness, in each case, at a discount to par, for consideration not to exceed, in the aggregate, $125,000,000;

(viii) Junior Debt Prepayments in an aggregate principal amount not to exceed the sum of (x) any Excluded Contributions and (y) any net cash proceeds from any Junior Financings which are received by Borrower or any Restricted Subsidiary after the Effective Date and are not included in the Available Amount or the Available Equity Amount;

(ix) prepayments of any revolving loans under the Third Lien Revolving Credit Facility to the extent that the commitments under the Third Lien Revolving Credit Facility are permanently reduced in connection with such payment, and such prepayments are funded by Revolving Loans drawn under the Revolving Credit Facility incurred within 15 months of the final maturity of the Third Lien Revolving Credit Facility; and

(x) Junior Debt Prepayments with respect to (A) the Third Lien Term Loans, to the extent such Junior Debt Prepayments constitute Permitted Refinancings thereof permitted under Section 6.01(a)(ii)(C)(3), (B) the 4.125% Senior Unsecured Notes, to the extent such Junior Debt Prepayments constitute Permitted Refinancings thereof permitted under Section 6.01(a)(ii)(C)(5) and (C) for the avoidance of doubt, the 5.125% Senior Unsecured Notes.

For purposes of determining compliance with this Section 6.08(b), in the event that any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing (or a portion thereof) meets the criteria of clauses (i) through (iv) and (vi) through (x) above, the Borrower will be entitled to divide, classify or later reclassify (based on circumstances existing on the date of such reclassification) such payment (or portion thereof) between such clauses (i) through (iv) and (vi) through (x), in a manner that otherwise complies with this Section 6.08(b).

(c) The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Lenders.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

SECTION 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions respect thereto with, any of its Affiliates, except:

(i) (A) transactions with Parent, the Borrower or any of its Restricted Subsidiaries and (B) transactions involving aggregate payments in respect of such transaction or consideration of less than the greater of $27,800,000 and 4.00% of Consolidated EBITDA for the most recently ended Test Period prior to such transaction;

(ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or, if in the good faith judgment of the Borrower, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety;

provided that for any transaction involving consideration in excess of $100,000,000, the Borrower shall deliver an officer’s certificate to the Administrative Agent (x) certifying that such transaction meets the requirements of this subclause (ii) and (y) attaching a resolution signed by a majority of the disinterested members of the board (or equivalent governing body) of the Borrower approving such transaction;

(iii) the Transactions and the payment of fees and expenses related to the Transactions, including Transaction Costs;

(iv) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement;

(v) employment and severance arrangements (including salary or guaranteed payments and bonuses) between Parent Entity, Parent, the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions;

(vi) payments by Parent Entity, Parent, the Borrower and its Restricted Subsidiaries pursuant to tax sharing agreements among Parent Entity, Parent, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, to the extent payments are permitted by Section 6.08;

(vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Parent Entity, Parent, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(viii) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.09 or any amendment thereto (so long as the totality of all such amendments, modifications, waivers, consents or replacements is not materially more disadvantageous in the judgment of the Board of Directors of the Borrower or the senior management of the Borrower to the Lenders when taken as a whole as compared to the totality of such agreements or arrangements as in effect on the Effective Date);

(ix) Restricted Payments and Junior Financing payments permitted under Section 6.08 and Investments permitted by Section 6.04;

(x) customary payments by the Borrower and any of the Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

(xi) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of Parent Entity, Parent, the Borrower or any of the Subsidiaries;

(xii) transactions related to or in connection with any Permitted Receivables Financing;

(xiii) payment or satisfaction by Parent Entity, Parent, the Borrower and its Subsidiaries pursuant to, or the entry into, any tax sharing agreement or arrangement among Parent Entity, Parent, the Borrower and its Subsidiaries, to the extent such payments are permitted under Section 6.08(a)(vii);

(xiv) payment or satisfaction of reasonable out of pocket costs and expenses relating to registration rights and indemnities provided to equity holders of Parent Entity, Parent or the Borrower pursuant to any equity holders, registration rights or similar agreements;

(xv) transactions with a Person which would constitute an affiliate transaction solely because a director of such other Person is also a director of Parent Entity, Parent or the Borrower if such director abstains from voting as a director of Parent Entity, Parent or the Borrower, as the case may be, on any matter including such other Person;

(xvi) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries.

SECTION 6.10 Financial Covenant. Except with the written consent of the Required Revolving Lenders, the Borrower will not permit the First Out First Lien Leverage Ratio as of the last day of a Test Period (commencing with the Test Period ending on or about June 30, 2025) to exceed 3.50 to 1.00 (provided that the provisions of this Section 6.10 shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Loans and/or Swingline Loans and/or Letters of Credit (whether cash collateralized or not) that are issued and/or outstanding) is equal to or less than 35% of the Revolving Credit Facility.

SECTION 6.11 License Subsidiaries.

(a) Whenever the Borrower or any of its Subsidiaries acquires any Broadcast License after the Effective Date, the Borrower shall cause such acquisition to take place as follows in accordance with all applicable laws and regulations, including pursuant to approvals from the FCC: (i) each Broadcast License so acquired shall be transferred to and held by a wholly-owned Subsidiary of the Borrower that is a License Subsidiary (provided that any License Subsidiary shall be permitted to hold one or more Broadcast Licenses); (ii) the related operating assets shall be transferred to and held by an operating company that is a Subsidiary of the Borrower (an “Operating Subsidiary”); and (iii) the Borrower shall deliver or cause to be delivered (if not theretofore delivered) to the Administrative Agent, to the extent required under the Collateral Agreement and the Collateral and Guarantee Requirement pursuant to and subject to the terms thereof, a pledge of all Capital Stock of such License Subsidiary and such Operating Subsidiary (and, if reasonably requested by the Administrative Agent, furnish to the Administrative Agent evidence that the foregoing transactions have been so effected).

(b) Notwithstanding anything herein to the contrary, the Borrower shall not permit any License Subsidiary to: (i) create, incur, assume or have outstanding any Indebtedness except for obligations under the Loan Documents, the Guarantees of such License Subsidiary in respect of Indebtedness that is unsecured, secured on a junior basis to the Secured Obligations and subject to the First/Second/Third Lien Intercreditor Agreement or subordinated to the Loan Document Obligations, in each case to the extent permitted or not prohibited under Section 6.01 and the contractual agreements with one or more Operating Subsidiaries entered into in the ordinary course of business solely with respect to the management of the relevant Station’s operations; (ii) own any right, franchise or other asset, except for Broadcast Licenses transferred to it by the Borrower of which it is a wholly-owned Subsidiary, Broadcast Licenses acquired in the ordinary course of business and rights under any such agreements with one or more Operating Subsidiaries; (iii) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); (iv) create, incur or permit to exist any Lien (other than the Lien created by the Security Documents and the Liens permitted under Section 6.02) on or in respect of, or sell any of its rights, franchises or other assets; (v) engage in any business other than holding Broadcast Licenses, such agreements with Operating Subsidiaries and incidental activities thereto (including, for clarity, channel sharing, hosting and other spectrum usage agreements); or (vi) make or hold any Investment; provided that nothing in this Section 6.11 shall prohibit a License Subsidiary from entering into a channel sharing, hosting or spectrum usage agreement or otherwise entering into agreements to lease, use, share or combine its spectrum for data distribution or other ancillary or supplementary services (including arrangements to provide Next Gen 3.0 technology) of the Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, the Borrower and/or the Subsidiary Loan Parties making available spectrum bandwidth, directly or indirectly in connection with the EdgeBeam Wireless, LLC venture described in Schedule 6.04(f).

(c) Notwithstanding anything in this Section to the contrary, the Borrower and the Subsidiary Loan Parties shall not be obligated to effect any transaction contrary to law or the rules, regulations or policies of the FCC, and shall be permitted to unwind the transactions contemplated by this Section to the extent necessary to comply with a ruling of the FCC; provided that the Borrower shall and shall cause each of the Subsidiary Loan Parties to use its best efforts to carry out the provisions of this Section consistent with all laws and all rules, regulations and policies of the FCC, including pursuing any necessary approval or consents of the FCC.

(d) The Borrower will cause all Broadcast Licenses for Owned Stations at all times to be held in the name of the respective License Subsidiary for the Owned Station being operated under authority of such Broadcast Licenses.

SECTION 6.12 Covenant Suspension. Notwithstanding anything in this Agreement to the contrary, during any period of time when (x) the Borrower (or its successor) satisfies the Ratings Condition and is rated by two Rating Agencies, or from any two or three Rating Agencies in the event the Borrower is rated by three Rating Agencies and (y) no Default has occurred and is continuing (such event, a “Covenant Suspension Event”), Parent (solely in the case of Section 6.07), the Borrower and its Restricted Subsidiaries will not be required to comply with the terms of Section 6.01, the Permitted Receivables Financing Cap, Section 6.04, Section 6.06, Section 6.07, Section 6.08, Section 6.09 and Section 6.11 (the covenants in such Sections, the “Suspension Covenants”); provided that (x) for purposes of compliance with Section 6.02, if Section 6.02 references any portion of Section 6.01, such limitation or restriction included in Section 6.01 will continue to apply under Section 6.02 as if Section 6.01 was in effect and any failure to comply with such limitations or restrictions shall be a default under Section 7.01(d) and (y) the 75% cash consideration requirement set forth in Section 6.05(k) shall be calculated on an aggregate basis with respect to all Dispositions made under such covenant from and after the Effective Date and until the Reversion Date. In the event that Parent, the Borrower and its Restricted Subsidiaries are not required to comply with the Suspension Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Ratings Condition is not satisfied, then Parent (solely with respect to Section 6.07), the Borrower and its Restricted Subsidiaries will thereafter again be required to comply with the Suspension Covenants with respect to any future events or transactions. Notwithstanding that the Suspension Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under any Loan Document with respect to the Suspension Covenants and none of Parent (solely with respect to Section 6.07), the Borrower and its Restricted Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspension Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

It is understood and agreed that (a) with respect to Restricted Payments or payments of Junior Financing made on or after the Reversion Date, the amount of Restricted Payments and Junior Financing made will be calculated as though the covenant in Section 6.08(a) or Section 6.08(b) had been in effect prior to, but not during the Suspension Period, (b) all Indebtedness incurred or issued during the Suspension Period will be classified to have been incurred or issued pursuant to Section 6.01(a)(ii), (c) all Investments completed during the Suspension Period will be classified to have been incurred or issued pursuant to Section 6.04(f), (d) any transaction prohibited pursuant to Section 6.07 entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (a)(i) of Section 6.07 and (e) any transaction with an Affiliate entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (viii) of Section 6.09. No subsidiary may be designated as an Unrestricted Subsidiary during the continuance of a Covenant Suspension Event, unless such designation would have complied with Section 6.04 of this Agreement as if such Section 6.04 would have been in effect for the purposes of designating Unrestricted Subsidiaries from the Effective Date to the date of such designation.

Priming Financing/Liability Management Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Priming Financing/Liability Management Transaction or make any Investment, sale, transfer or disposition of assets or Restricted Payment in connection with or in furtherance of a Priming Financing/Liability Management Transaction. Notwithstanding anything to the contrary herein, the foregoing limitation shall not apply to: (i) Indebtedness incurred pursuant to Sections 6.01(a)(ii) (with respect to the consummation of the Exchange Transactions, the Existing Secured Notes Exchange, the Private Exchange and the transactions described in the proviso to subclause (C)(3) thereof and the proviso to subclause (C)(5) thereof), and pursuant to clause (a) of the definition of “Incremental Cap”, (ii) payments in respect of Junior Financing permitted under Sections 6.08(b)(vi), (vii), (viii), (ix) and (x) (the foregoing transactions referred to in the foregoing clauses (i) and (ii), collectively, “Permitted LM Transactions”) and (iii) the financings and refinancings described in clauses (2) and (3) of the definition of “Priming Financing/Liability Management Transaction”.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan, or any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable and in the currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Parent, the Borrower or any of its Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(d) Parent, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement applicable to such Person contained in Sections 5.02(a), 5.04 (with respect to the existence of the Borrower) or in Article VI (other than Section 6.12); provided that (i) any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable; provided, further, that in the event the Borrower and its Restricted Subsidiaries fail to comply with Section 6.10, the Lenders shall not be required to make any credit extension in respect of a Borrowing or issue, amend to increase the face amount of or extend any Letter of Credit unless and until the Borrower has received the Cure Amount required to cause the Borrower to be in compliance with Section 6.10 and (ii) a default under Section 6.10 shall not constitute an Event of Default with respect to the Term Loans unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts under the Revolving Loans to be due and payable, respectively (such period commencing with a default under Section 6.10 and ending on the date on which the Required Lenders with respect to the Revolving Credit Facility terminate and accelerate the Revolving Loans, the “Standstill Period”);

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 consecutive days (or, in the case of a default under Sections 5.01, 5.02, or 5.03, 90 consecutive days) after notice thereof from the Administrative Agent to the Borrower;

(f) the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event) or (iii) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans and Commitments pursuant to this Article VII;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Parent, the Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Parent, the Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Parent, the Borrower, or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $150,000,000 (net of (x) amounts covered by insurance policies issued by reputable insurance companies as determined by the Borrower and (y) amounts covered by valid third party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim) shall be rendered against Parent, the Borrower, any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Parent, the Borrower and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) to the extent unremedied for a period of 10 Business Days (in respect of a default under clause (x) only), any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted or not prohibited under the Loan Documents, (ii) as a result of the Collateral Trustee’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements or (iii) as a result of acts or omissions of the Collateral Trustee;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Loan Document Obligations by Parent, the Borrower or Subsidiary Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Parent or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or, (x) if an Event of Default resulting from a breach of the Financial Performance Covenant occurs and is continuing and prior to the expiration of the Standstill Period, (A) at the request of the Required Revolving Lenders (in such case only with respect to the Revolving Commitments, Revolving Loans, Swingline Commitments, and any Letters of Credit) only (a “Revolving Acceleration”) and (B) after a Revolving Acceleration, at the request of the Required Term Loan Lenders and (y) to consent to or approve any priming or pari passu “debtor-in-possession” financing that is not offered to all Lenders of First Out Debt on equal and ratable terms (including fees and rights to roll-up), with the consent of the Required Revolving Lenders), shall, by notice to the Borrower, any of the following actions, at the same or different times: (i) terminate the applicable Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the applicable Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Parent or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iv) exercise (or, with respect to the Security Documents, direct the Collateral Trustee to exercise) on behalf of itself and the Lenders all rights and remedies available to it under the Loan Documents.

SECTION 7.02 Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day following the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the Borrower or any Parent Entity thereof shall have the right to issue common Equity Interests or other Equity Interests (provided such other Equity Interests are reasonably satisfactory to the Administrative Agent) for cash or otherwise receive cash contributions to the capital of the Borrower as cash common Equity Interests or other Equity Interests (provided such other Equity Interests are reasonably satisfactory to the Administrative Agent) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance that are not otherwise applied (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(a) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries with respect to such fiscal quarter only but with giving pro forma effect to any portion of the Cure Amount applied to any repayment of any Indebtedness), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and

notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the Available Amount, the Available Equity Amount, any financial ratio-based conditions or tests, pricing or any available basket under Article VI of this Agreement.

SECTION 7.03 Application of Proceeds. Notwithstanding anything herein to the contrary, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01), any amounts received on account of the Secured Obligations shall be applied as set forth in the Collateral Trust Agreement. Subject to the Collateral Trust Agreement and the First/Second/Third Lien Intercreditor Agreement, after the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Collateral Trustee in accordance with the Collateral Trust Agreement and/or the similar provisions in the other Security Documents. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in the Collateral Trust Agreement and/or the similar provisions in the other Security Documents.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND COLLATERAL TRUSTEE

SECTION 8.01 Authorization and Action. Each Lender and each Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. and its successors and assigns to serve as the administrative agent under the Loan Documents and U.S. Bank Trust Company, National Association and its successors and assigns to serve as its Collateral Trustee under the Loan Documents and each Lender and each Issuing Bank authorizes each such Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to such Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes such Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which such Agent is a party, and to exercise all rights, powers and remedies that such Agent may have under such Loan Documents.

(a) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), neither the Administrative Agent nor the Collateral Trustee, as applicable, shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that neither the Administrative Agent nor the Collateral Trustee, as applicable, shall be required to take any action that (i) such Agent in good faith believes exposes it to liability unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that such Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, such Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require such Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b) In performing its functions and duties hereunder and under the other Loan Documents, each of the Administrative Agent and Collateral Trustee is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) such Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent or the Collateral Trustee is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against such Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Collateral Trustee is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Collateral Trustee to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(c) The Administrative Agent and Collateral Trustee may perform any of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Trustee, as applicable. Such Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. Such Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(d) No Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(e) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(f) The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Trustee, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Loan Document Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02 Administrative Agent’s Reliance, Indemnification, Etc. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(a) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) the creation, perfection or priority of Liens on the Collateral or (vii) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(b) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03 Posting of Communications. The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(a) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(b) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(c) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(d) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05 Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the

Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower and the Required Lenders (which approval shall, in each case, not be unreasonably withheld, conditioned or delayed, and the approval of the Borrower shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any Administrative Agent’s resignation hereunder as Administrative Agent, such Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(a) Notwithstanding paragraph (a) of this Section 8.05, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

(b) With respect to the Term B-6 Facility and Term B-7 Facility, upon the request of the Administrative Agent, the Administrative Agent and the Borrower will mutually coordinate to appoint a mutually agreeable separate representative or administrative agent for the Term B-6 Facility and Term B-7 Facility (such separate representative or administrative agent, the “TLB Agent”). If no such TLB Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the Administrative Agent’s giving of written notice of such request, then the Administrative Agent may, with the consent of the Borrower, appoint a TLB Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. Upon the acceptance of any appointment as TLB Agent, such TLB Agent shall succeed to, and become vested with, all the transferred rights, powers, privileges and duties of the Administrative Agent with respect to the Term B-6 Facility and Term B-7 Facility, and the Administrative Agent shall be discharged from such duties and obligations under this Agreement and the other Loan Documents. The Administrative Agent and the TLB Agent shall take such action as may be reasonably necessary to assign to the TLB Agent its applicable rights as Administrative Agent under the Loan Documents. In the event no TLB Agent shall have been so appointed and shall have accepted such appointment within 30 days after the Administrative Agent’s giving of written notice of such request, the Administrative Agent may give notice of the effectiveness of its resignation as TLB Agent to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation as TLB Agent stated in such notice, (i) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan

Documents with respect to the Term B-6 Facility and Term B-7 Facility; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent with respect to the Term B-6 Facility and Term B-7 Facility shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent with respect to the Term B-6 Facility and Term B-7 Facility shall directly be given or made to each Term B-6 Lender or Term B-7 Lender, as applicable. Following the effectiveness of the Administrative Agent’s resignation as TLB Agent, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the Administrative Agent was acting as TLB Agent in respect of the matters referred to in the proviso under clause (i) above. Without the consent of any other Lenders, the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents as may be necessary, appropriate or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 8.05(c). Notwithstanding anything to the contrary, this Section 8.05(c) shall supersede any provision in Section 9.02 to the contrary.

SECTION 8.06 Acknowledgments of Lenders and Issuing Banks.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) On and after the Effective Date:

(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in any event no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in any event no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loan Document Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds of the Borrower, any other Loan Party or their respective Subsidiaries (including, for the avoidance of doubt, the proceeds of any financing or contribution incurred or obtained by the Borrower, any Loan Party or their respective Subsidiaries).

(iv) Each applicable party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Loan Document Obligations.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of any such entities’ role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor any of its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

For purposes of this Section 8.06, the term “Lender” shall include any Issuing Bank and the Swingline Lenders.

SECTION 8.07 Collateral Matters.

Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding in each case in accordance with the Collateral Trust Agreement, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Trustee on behalf of the Secured Parties in accordance with the terms thereof.

(a) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Secured Cash Management Obligations and no Swap Agreement the obligations under which constitute Secured Swap Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of or voting with respect to any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents, appointed the Collateral Trustee to serve as collateral trustee under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(b) The Secured Parties irrevocably authorize the Collateral Trustee, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Collateral Trustee under any Loan Document to the holder of any Lien on such property, to the extent such subordination is explicitly permitted by Section 6.02(a), and the Administrative Agent shall be permitted and authorized to give instruction to the Collateral Trustee with respect to the foregoing. Neither the Administrative Agent nor the Collateral Trustee shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Trustee’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or Collateral Trustee, as applicable, be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(c) Notwithstanding anything to the contrary in this Agreement, the exercise of rights and remedies with respect to the Collateral is subject to the terms of the Collateral Trust Agreement and to the extent of any express conflict between the terms of the Collateral Trust Agreement and any other Loan Document, the terms of the Collateral Trust Agreement shall govern. For purposes of the Collateral Trust Agreement and the Collateral Agreement, so long as any First Out Facility remains outstanding, the “Controlling Secured Parties” shall mean the Required First Out Lenders.

SECTION 8.08 Credit Bidding.

(a) Subject to the terms of the Intercreditor Agreements, the Secured Parties hereby irrevocably authorize the Collateral Trustee to credit bid in accordance with the terms of the Collateral Trust Agreement (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Trustee (whether by judicial action or otherwise) in accordance with any applicable law and the Loan Documents. In connection with any such credit bid and purchase, the applicable Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Trustee pursuant to the Collateral Trust Agreement and among the applicable Secured Obligations on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent and the Collateral Trustee shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the

Administrative Agent and the Collateral Trustee shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent or the Collateral Trustee with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Controlling Secured Parties or non-Controlling Secured Parties, as applicable under the Collateral Trust Agreement or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent and the Collateral Trustee on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the applicable Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the applicable Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent or the Collateral Trustee may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and all conditions for exemptive relief thereunder are satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral trustee fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:

(a) If to Parent, to Sinclair Broadcast Group, LLC, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, Attention: Lucy Rutishauser, Email: [*****], Justin Bray, Email: [*****], and David Gibber, [*****];

(b) If to the Borrower, to Sinclair Television Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, Attention: Lucy Rutishauser, Email: [*****], Justin Bray, Email: [*****], and David Gibber, [*****];

(c) If to the Administrative Agent, to JPMorgan Chase Bank, N.A., at the address or addresses separately provided;

(d) If to the Collateral Trustee, to:

U.S. Bank Trust Company, National Association

Corporate Trust Services, 18th Floor

1021 East Cary Street, Suite 1850

Richmond, Virginia 23219

Attention: Melody Scott

Email: [*****]

(e) If to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent, Parent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(f) If to any Swingline Lenders, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent, Parent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Swingline Lender or is an Affiliate thereof); and

(g) If to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Parent and the Borrower may change their address, email or fax number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or fax number for notices and other communications hereunder by notice to Parent and the Borrower and the Lenders may change their address, email or fax number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders and the Issuing Banks hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.

SECTION 9.02 Waivers; Amendments.

(a) [Reserved].

(b) No failure or delay by the Administrative Agent, the Collateral Trustee, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Trustee, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (c) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Trustee, or any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Parent in any case shall entitle the Borrower or Parent to any other or further notice or demand in similar or other circumstances.

(c) Except as expressly provided herein, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender),

(ii) reduce the principal amount of any Loan or LC Disbursement (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “First Lien Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c),

(iii) postpone the maturity of any Loan or implement a grace period with respect to scheduled payments of principal and/or interest at maturity (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.10 or the applicable Refinancing Amendment or Loan Modification Agreement, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby,

(iv) change any of the provisions of this Section 9.02(c) without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby,

(v) lower the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be),

(vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as permitted or provided for in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender),

(vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) (except as permitted or provided for in the Loan Documents),

(viii) change any provision of Section 2.18(c) or Section 3.3 of the Collateral Trust Agreement, in each case in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby,

(ix) (A) subordinate (or have the effect of subordinating) in right of payment any Loans or any Loan Document Obligations in respect thereof to any Indebtedness without the written consent of each Lender affected thereby, (B) except with respect to (x) any subordination of the Liens granted to secure the Loan Document Obligations by operation of law, or (y) subject to the terms of the Intercreditor Agreements, in accordance with a financing to one or more Loan Parties pursuant to Section 364 of the Bankruptcy Code or any similar bankruptcy or insolvency law, subordinate (or have the effect of subordinating) in lien priority any Loans or any Loan Document Obligations in respect thereof to any Indebtedness, without the consent of each Lender affected thereby, (C) amend Section 2.18(c) or Section 3.3 of the Collateral Trust Agreement in a manner that lowers the relative payment priority of the First Out Obligations and/or the Second Out Obligations, (D) amend Sections 5.15(a) or (c), (E) amend Section 6.13 or the definition of “Priming Financing/Liability Management Transaction” or (F) amend the last paragraph of Section 9.14, in each case of clauses (C), (D), (E) or (F), without the written consent of affected Lenders having Revolving Exposures, Term Loans and unused Commitments (exclusive of Swingline Commitments) representing more than 90.0% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (exclusive of Swingline Commitments) of all affected Lenders, taken as a whole, at such time (provided that (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof (other than an Affiliated Debt Fund) and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making such determination of Required Lenders), unless, for purposes of each of the foregoing clauses (A) through (F) of this subclause (ix), (x) all affected Lenders are provided an opportunity to participate pro rata in the relevant senior Indebtedness with the same treatment of their principal as the other lenders of such senior Indebtedness and (y) the Required Revolving Lenders shall have consented thereto,

(x) (A) amend Section 2.09 or Section 2.11 in a manner affecting any mandatory or required repayment of the Revolving Credit Facility, (B) permit the incurrence of any Other First Out First Lien Debt, other than Indebtedness constituting First Out Debt permitted under Section 6.01 as in effect on the Effective Date, (C) amend Section 2.18(c) or Section 3.3 of the Collateral Trust Agreement in a manner that lowers the relative payment priority of the First Out Obligations or the Second Out Obligations or otherwise adversely affects the rights of the Revolving Lenders in respect of the Second Out Obligations, (D) amend Section 5.15(a) or (c), (E) amend Section 2.02(d), Section 6.13 or the definition of “Priming Financing/Liability Management Transaction”, (F) amend the last paragraph of Section 9.14, (G) waive any Default or Event of Default or misrepresentation for the purpose of permitting a Borrowing of Revolving Loans or the issuance, amendment, renewal or extension of any Letter of Credit, (H) amend Section 6.01(a)(viii) or any other provision to permit receivables financing, (I) amend Section 6.04(cc) or any other provision with the effect of permitting additional Investments in Unrestricted Subsidiaries or (J) subject to the terms of the Intercreditor Agreements, amend any provision with respect to the exercise of rights and remedies, or otherwise consent to permit a priming or pari passu “DIP” that has not been offered to all Lenders holding First Out Debt on equal and ratable terms (including fees and rights to roll-up), in each case without the consent of Required Revolving Lenders (with respect to the foregoing clauses (x)(A) through (J)) and, with respect to the foregoing clauses (x)(B), (C), (D), (E) and (F), the Required Term Loan Lenders; or

(xi) change the currency in which any Loan or payment due with respect thereto is denominated or to make any such Loan or payment payable “in kind” or via an accrual without payment in cash, without the written consent of each Lender directly affected thereby;

provided, that for the purposes of this Section 9.02, any additional Indebtedness incurred under this Agreement in connection with or in furtherance of a Priming Financing/Liability Management Transaction or for the primary purpose of influencing the provision of, or in connection with, obtaining any modification, amendment, release or waiver under this Agreement, will not be included for purposes of determining whether the Required Lenders or any other required percentage of Lenders have given consent or approval under the Loan Documents; provided further that modifications to Section 2.18(c) in connection with (x) any buy back of Term Loans by any Purchasing Borrower Party (including the Borrower or any of its Restricted Subsidiaries) pursuant to Section 9.04, (y) any Incremental Facility

Amendment or (z) any Refinancing Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required by such provisions) of the Required Lenders provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Trustee, any Issuing Bank or any Swingline Lender without the prior written consent of the Administrative Agent, Collateral Trustee, Issuing Bank or Swingline Lender, as the case may be, including, without limitation, any amendment of this Section, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Parent, the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, error, defect or inconsistency and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by Parent, the Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion; (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and Parent, the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Collateral Trustee, in each case required to create in favor of the Collateral Trustee any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Parent and the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request); and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

(d) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (c) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (b) unless waived, such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, Revolving Commitments, Revolving Exposure and Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the

Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

(g) Without any further consent of the Lenders, the Administrative Agent and the Collateral Trustee shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Intercreditor Agreement in a form substantially consistent with Exhibit E or Exhibit F hereto.

(h) Notwithstanding the foregoing, only the Required Revolving Lenders shall have the ability to waive, amend, supplement or modify Section 8.07(d) and the covenant set forth in (x) Section 6.10, Article VII (solely as it relates to Section 6.10) or any component definition of the covenant set forth in Section 6.10 (solely as it relates to Section 6.10), (y) Section 6.12 only to the extent such amendment, supplement or modification does not directly or indirectly affect Lenders (in their capacity as such) holding Loans other than Revolving Commitments and Revolving Loans or (z) Section 4.02 to the extent such amendment, supplement or modification relates to the borrowing of Revolving Loans, Swingline Loans or Letters of Credit.

Notwithstanding anything herein to the contrary, any waiver, amendment, or modification of any provision of the Collateral Trust Agreement or the other Intercreditor Agreement shall only require the consent of the Borrower, to the extent set forth in the Collateral Trust Agreement or any such Intercreditor Agreement.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out of pocket expenses incurred by the Administrative Agent, the Collateral Trustee and their Affiliates (without duplication), including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, as primary counsel to the Administrative Agent, Milbank LLP, as primary counsel to certain of the Term Lenders, and Ballard Spahr LLP, as primary counsel to the Collateral Trustee and, to the extent reasonably determined by the Administrative Agent to be necessary, one regulatory counsel and such other counsel otherwise retained with the Borrower’s consent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and the Collateral Trustee, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Trustee, the Issuing Banks and the Lenders, in connection with the enforcement or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel for the Administrative Agent, one lead counsel for the Collateral Trustee, one lead counsel for the Term Lenders, one regulatory counsel and one local counsel in each applicable jurisdiction and, in the case of a conflict of interest, one additional counsel per affected party.

(b) The Borrower shall indemnify each Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by Parent, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any property currently or formerly owned or operated by Parent, the Borrower or any of its Restricted Subsidiaries, or any other Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Parent, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) any dispute between and among indemnified persons that does not involve an act or omission by Parent, the Borrower or any of its Restricted Subsidiaries except that each Agent, the Lead Arranger, the Bookrunner and the Issuing Banks shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Trustee, any Swingline Lender or any Issuing Bank under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent, Collateral Trustee, Swingline Lender or Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Collateral Trustee, Swingline Lender or Issuing Bank, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposure, outstanding Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02 (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the full extent permitted by applicable law, none of Parent or the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a breach of the Loan Documents by, such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) a Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issued any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld, delayed or conditioned), provided that no consent of the Borrower shall be required for an assignment (1) by a Term Lender to any Lender or an Affiliate of any Lender, (2) by a Term Lender to an Approved Fund, (3) by a Revolving Lender to a Revolving Lender or an Affiliate or an Approved Fund of a Revolving Lender (provided that, unless an Event of Default has occurred and is continuing, such Affiliate or Approved Fund is a commercial bank regularly engaged in the provision of revolving credit facilities; provided, further, that no Revolving Lender shall be retroactively disqualified or prohibited from being a Revolving Lender if any such Event of Default is no longer continuing), or (4) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, by a Term Lender or a Revolving Lender and provided, further, that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and Swingline Lender (such consent not to be unreasonably withheld, delayed or conditioned), provided that no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if any Person (other than the Administrative Agent) whose consent is required by this paragraph with respect to any assignment has not given the Administrative Agent written notice of its objection to such assignment within 10 Business Days after written notice to such Person, such Person shall be deemed in each case to have consented to such assignment.

(i) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of a Revolving Loan or Revolving Commitment, $1,000,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under, Section 7.01(a), (b), (h) or (i) has occurred and is continuing; provided, further, that concurrent assignments to or from Affiliates and groups of funds will be aggregated and treated as a single assignment for purposes of determining whether such minimum amount has been met, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this subclause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation by the assignee that it meets all the requirements to be an Eligible Assignee), together (unless waived by the Administrative Agent in its sole discretion) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Assignments of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made; provided that the assignee (or any Lender with a Revolving Commitment who agrees to act in such capacity) shall be or become an Issuing Bank and assume a ratable portion of such assignor’s Letter of Credit Commitment and its rights and obligations in its capacity as Issuing Bank.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iii) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Parent, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Term Loans held by Affiliated Lenders.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(v) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Parent, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(c) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(b) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior consent (not to be unreasonably withheld or delayed).

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this

Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Affiliated Lenders, subject to the following limitations:

(1) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided, however, that the foregoing provisions of this clause will not apply to the Affiliated Debt Funds;

(2) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(3) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 30% of the outstanding principal amount of all Loans plus the outstanding principal amount of all term loans made pursuant to any Incremental Term Loan calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(4) Affiliated Lenders may not purchase Revolving Loans; and

(5) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit B hereto (an “Affiliated Lender Assignment and Assumption”); provided that each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan

Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Trustee or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the aggregate amount of Loans held by any Affiliated Debt Funds shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Required Lenders have taken any actions.

Each Affiliated Lender by its acquisition of any Loans outstanding hereunder will be deemed to have waived any right it may otherwise have had to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such, and will be deemed to have acknowledged and agreed that the Administrative Agent shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(g) Assignments of Term Loans to any Purchasing Borrower Party shall be permitted through open market purchases, privately negotiated transactions and/or “Dutch auctions”, so long as any offer to purchase or take by assignment (other than through open market purchases or privately negotiated transactions) by such Purchasing Borrower Party shall have been made to all Term Lenders, so long as (i) no Event of Default has occurred and is continuing, (ii) the Term Loans purchased are immediately cancelled and (iii) no proceeds from any loan under the Revolving Credit Facility shall be used to fund such assignments. Purchasing Borrower Parties may not purchase Revolving Loans.

(h) Upon any contribution of Loans to the Borrower or any of its Restricted Subsidiaries and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, Issuing Bank, or Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14(a), 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or Section 2.05(f).

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Collateral Trustee or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the full extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan (and, if such court lacks jurisdiction, the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan) and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Parent, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of parties hereto hereby irrevocably and unconditionally waives, to the full extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Collateral Trustee, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, the Collateral Trustee, the relevant Issuing Bank, or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Parent, the Borrower or any of their Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by Parent, the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Trustee, any Issuing Bank or any Lender on a non-confidential basis from a source other than Parent or the Borrower or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, each of the Administrative Agent, the Collateral Trustee and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Sinclair, Parent or the Borrower relating to Parent, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Collateral Trustee, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Sinclair, Parent or the Borrower. Notwithstanding the foregoing, (i) any Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis in connection with a bona fide sale for the purpose of verifying whether such Person is a Disqualified Lender and (ii) the Administrative Agent is authorized to share the Disqualified Lender list (and related updates thereto on a confidential basis) with all Lenders (and the Borrower hereby acknowledges that such Disqualified Lender list is suitable for distribution to both Public Lenders and non-Public Lenders). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING SINCLAIR, PARENT, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT SINCLAIR, PARENT, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d) Notwithstanding anything in this Agreement to the contrary, this Agreement shall impose no limitation of any kind on any person communicating directly with the Staff of the SEC about a possible securities law violation or exercising any similar whistleblower rights such person may have under applicable law.

SECTION 9.13 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.

SECTION 9.14 Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by (and, in the case of clause (1) and, upon the request of the Borrower, clause (2) below, the Equity Interests of) such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary in accordance with this Agreement), (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan party ceases to be wholly-owned by the Borrower or a Subsidiary Loan Party. Upon (i) any sale or other transfer by any Loan Party (other than to Parent, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement, in each case, pursuant to Section 9.02, and otherwise consistent with the terms of this Agreement, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The Lenders irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Trustee under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(iv), (viii) or (xxii) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent. If at any time Parent ceases to guarantee each of (i) the Existing Senior Unsecured Notes, the Existing First Lien Senior Secured Notes and the 9.750% Second Lien Secured Notes and (ii) any other material Indebtedness of the Borrower (other than the Loan Document Obligations) (the foregoing clauses (i) through (ii), the “Applicable Borrower Indebtedness”), upon request by the Borrower, (x) Parent’s Guarantee of the Loan Document Obligations, and the security interest granted in respect thereof, shall be released (the date on which such release occurs, the “Guarantee Release Date”), (y) Section 6.07 shall not apply to Parent and (z) Article VII shall not apply to Parent; provided that, if at any time after the Guarantee Release Date Parent shall guarantee any Applicable Borrower Indebtedness, the obligations of Parent under the Guarantee Agreement and under Section 6.07 shall be automatically reinstated. Parent shall take all actions reasonably necessary in order to provide the same Guarantee and security interest as would be required had the Guarantee Release Date never occurred.

Notwithstanding the foregoing, (i) no Loan Party will be released from its obligations under the Loan Documents in connection with or in furtherance of a Priming Financing/Liability Management Transaction, (ii) if any Subsidiary Loan Party ceases to be wholly-owned by the Borrower or a Subsidiary Loan Party, such Subsidiary Loan Party shall not be released from its obligations under the Loan Documents unless the transaction or transactions that caused such Subsidiary Loan Party to cease to be wholly-owned by the Borrower or a Subsidiary Loan Party is in connection with a bona fide joint venture in the ordinary course of business with a Person that is a third party that is not an Affiliate of the Loan Parties, and which is otherwise permitted under this Agreement and (iii) no Subsidiary Loan Party will be released from its obligations under the Loan Documents upon such Subsidiary Loan Party otherwise becoming an Excluded Subsidiary for the purpose of releasing the relevant Guarantee. After giving pro forma effect to the applicable release, the Borrower is deemed to have made a new Investment in such Person on the date of such release (as if such Person were not a Subsidiary Loan Party) in an amount equal to the portion of the fair market value (as determined in good faith by the Borrower) of the Borrower’s retained ownership interest in such Person and such Investment must be otherwise permitted hereunder (and if such Investment would not be permitted hereunder, the release shall not be effective).

SECTION 9.15 No Fiduciary Relationship. Each of Parent and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.16 Collateral Trust Agreement. Notwithstanding anything to the contrary contained in this Agreement, so long as the Collateral Trust Agreement remains outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the lien and security interest granted to the Collateral Trustee pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent and/or the Collateral Trustee hereunder or under any other Loan Document shall be subject to the terms and conditions of the Collateral Trust Agreement. In the event of any conflict between the terms of this Agreement, any other Loan Document and the Collateral Trust Agreement, the terms of the Collateral Trust Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent and/or the Collateral Trustee hereunder or under any other Loan Document shall be exercised by the Administrative Agent, and/or the Collateral Trustee and no direction shall be given by the Administrative Agent and/or the Collateral Trustee, in contravention of the Collateral Trust Agreement. In addition to the benefits afforded it under this Agreement, in acting under this Agreement, the Collateral Trustee shall be entitled to all of the rights, privileges, immunities and indemnities granted to it under the Collateral Trust Agreement, as if such rights, privileges, immunities and indemnities were set forth herein.

SECTION 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreement or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

SINCLAIR TELEVISION GROUP, INC., as Borrower

By:	/s/ Christopher S. Ripley
Name:	Christopher S. Ripley
Title:	Chief Executive Officer/President

SINCLAIR BROADCAST GROUP, LLC, as Parent

By:	/s/ Christopher S. Ripley
Name:	Christopher S. Ripley
Title:	Chief Executive Officer/President

GUARANTORS:

BIRMINGHAM (WABM-TV) LICENSEE, INC.

FISHER MILLS, INC.

FISHER PROPERTIES, INC.

HARRISBURG TELEVISION, INC.

NEW YORK TELEVISION, INC.

PERPETUAL CORPORATION

RALEIGH (WRDC-TV) LICENSEE, INC.

SINCLAIR ACQUISITION IX, INC.

SINCLAIR ACQUISITION VII, INC.

SINCLAIR ACQUISITION VIII, INC.

SINCLAIR MEDIA III, INC.

SINCLAIR MEDIA VI, INC.

SINCLAIR TELEVISION MEDIA, INC.

SINCLAIR TELEVISION OF BAKERSFIELD, INC.

SINCLAIR TELEVISION OF SEATTLE, INC.

SINCLAIR TELEVISION OF WASHINGTON, INC.

WGME, INC.

WSMH, INC.

WSYX LICENSEE, INC.

WVTV LICENSEE, INC.

KAME, LLC

KENV, LLC

KRNV, LLC

KRXI, LLC

KVCW, LLC

KVMY, LLC

By:	Chesapeake Media I, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member of Chesapeake Media I, LLC

WCWF LICENSEE, LLC
WJAR LICENSEE, LLC
WLUK LICENSEE, LLC
By:	Harrisburg Television, Inc., Sole Member

SINCLAIR TELEVISION OF ILLINOIS, LLC
WICD LICENSEE, LLC
WICS LICENSEE, LLC
By:	Illinois Television, LLC, Sole Member
By:	Sinclair Communications LLC, Sole Member of Illinois Television, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

KATV LICENSEE, LLC

By:	KATV, LLC, Sole Member
By:	Sinclair Television Stations, LLC, Sole Member of KATV, LLC
By:	Perpetual Corporation, Sole Member of Sinclair Television Stations, LLC

KDSM LICENSEE, LLC

By:	KDSM, LLC, Sole Member

By:	Sinclair Television Group, Inc., Sole Member of KDSM, LLC

KOKH LICENSEE, LLC

By:	KOKH, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of KOKH, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

KTUL LICENSEE, LLC

By:	KTUL, LLC, Sole Member
By:	Sinclair Television Stations, LLC, Sole
Member of KTUL, LLC
By:	Perpetual Corporation, Sole Member of Sinclair Television Stations, LLC

WCGV LICENSEE, LLC

By:	Milwaukee Television, LLC, Sole Member
By:	Sinclair Communications, LLC Sole Member of Milwaukee Television, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

WSMH LICENSEE, LLC

By:	WSMH, Inc., Sole Member

SINCLAIR TELEVISION STATIONS, LLC

By:	Perpetual Corporation, Sole Member

MJ PODCAST, LLC
UMR PODCAST, LLC

By:	Sinclair Audio, LLC
By:	Sinclair Television Group, Inc.

WKEF LICENSEE L.P.

By:	Sinclair Communications, LLC, General Partner
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

CHESAPEAKE TELEVISION LICENSEE, LLC

HARRISBURG LICENSEE, LLC

ILLINOIS TELEVISION, LLC

KABB LICENSEE, LLC

KDNL LICENSEE, LLC

KEYE LICENSEE, LLC

KFDM LICENSEE, LLC

KFOX LICENSEE, LLC

KFXA LICENSEE, LLC

KGAN LICENSEE, LLC

KGBT LICENSEE, LLC

KHGI LICENSEE, LLC

KHQA LICENSEE, LLC

KJZZ LICENSEE, LLC

KOCB LICENSEE, LLC

KOKH, LLC

KPTH LICENSEE, LLC

KRCG LICENSEE, LLC

KRXI LICENSEE, LLC
KSAS LICENSEE, LLC
KTVL LICENSEE, LLC
KTVO LICENSEE, LLC
KUPN LICENSEE, LLC
KUQI LICENSEE, LLC
KUTV LICENSEE, LLC
KVII LICENSEE, LLC
MILWAUKEE TELEVISION, LLC
SAN ANTONIO TELEVISION, LLC
SINCLAIR PROPERTIES, LLC
SINCLAIR TELEVISION OF EL PASO, LLC
WACH LICENSEE, LLC
WCWB LICENSEE, LLC
WCWN LICENSEE, LLC
WDKY LICENSEE, LLC
WEAR LICENSEE, LLC
WFGX LICENSEE, LLC
WFXL LICENSEE, LLC
WGFL LICENSEE, LLC
WGXA LICENSEE, LLC
WHOI LICENSEE, LLC
WKRC LICENSEE, LLC
WLFL LICENSEE, LLC
WLOS LICENSEE, LLC
WMSN LICENSEE, LLC
WNAB LICENSEE, LLC
WNWO LICENSEE, LLC
WOAI LICENSEE, LLC
WOLF LICENSEE, LLC
WPBN LICENSEE, LLC
WPDE LICENSEE, LLC
WPEC LICENSEE, LLC
WPGH LICENSEE, LLC
WQMY LICENSEE, LLC
WRDC, LLC
WRGB LICENSEE, LLC
WRGT LICENSEE, LLC
WRLH LICENSEE, LLC
WSBT LICENSEE, LLC
WSTQ LICENSEE, LLC
WSTR ACQUISITION, LLC
WTGS LICENSEE, LLC
WTOV LICENSEE, LLC
WTTO LICENSEE, LLC
WTVC LICENSEE, LLC
WTVX LICENSEE, LLC
WTVZ LICENSEE, LLC
WTWC LICENSEE, LLC
WUCW, LLC
WUHF LICENSEE, LLC
WUPN LICENSEE, LLC
WUTV LICENSEE, LLC
WUXP LICENSEE, LLC
WWHO LICENSEE, LLC
WWMT LICENSEE, LLC

WXLV LICENSEE, LLC
WZTV LICENSEE, LLC
By:	Sinclair Communications, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member
of Sinclair Communications, LLC

SINCLAIR DIGITAL NEWS, LLC
WEST COAST DIGITAL, LLC
By:	Sinclair Digital Group, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Digital Group, LLC

WCHS LICENSEE, LLC
WVAH LICENSEE, LLC
By:	Sinclair Media III, Inc., Sole Member

SINCLAIR MEDIA LICENSEE, LLC
SINCLAIR TELEVISION OF ABILENE, LLC
SINCLAIR TELEVISION OF BRISTOL, LLC
SINCLAIR TELEVISION OF CALIFORNIA, LLC
SINCLAIR TELEVISION OF MONTANA, LLC
SINCLAIR TELEVISION OF NEW BERN, LLC
WCTI LICENSEE, LLC

By:	Sinclair Media VI, Inc., Sole Member

KBSI LICENSEE L.P.
WMMP LICENSEE L.P.
By:	Sinclair Properties, LLC, General Partner
By:	Sinclair Communications, LLC, Sole Member of Sinclair Properties, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

WDKA LICENSEE, LLC
By:	Sinclair Properties, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of Sinclair Properties, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

ACTION TV, LLC
CHESAPEAKE MEDIA I, LLC
COMETTV, LLC
DRIVE SALES, LLC
FULL MEASURE, LLC
HUMMINGBIRD, LLC
HUNT VALLEY TRACKS, LLC
KDSM, LLC
NEST TV, LLC
SINCLAIR AUDIO, LLC
SINCLAIR COMMUNICATIONS, LLC
SINCLAIR DIGITAL GROUP, LLC
SINCLAIR GAMING SERVICES, LLC
SINCLAIR NETWORKS GROUP, LLC
SINCLAIR PROGRAMMING COMPANY, LLC
SINCLAIR TELEVISION OF FRESNO, LLC

SINCLAIR TELEVISION OF OMAHA, LLC
TBD TV, LLC
THE NATIONAL DESK, LLC
By:	Sinclair Television Group, Inc., Sole Member

SINCLAIR BAKERSFIELD LICENSEE, LLC
SINCLAIR BOISE LICENSEE, LLC
SINCLAIR BROADCASTING OF SEATTLE, LLC
SINCLAIR EUGENE LICENSEE, LLC
SINCLAIR LEWISTON LICENSEE, LLC
SINCLAIR MEDIA OF BOISE, LLC
SINCLAIR MEDIA OF WASHINGTON, LLC
SINCLAIR PORTLAND LICENSEE, LLC
SINCLAIR SEATTLE LICENSEE, LLC
SINCLAIR TELEVISION OF OREGON, LLC
SINCLAIR MEDIA OF SEATTLE, LLC
SINCLAIR TELEVISION OF PORTLAND, LLC
SINCLAIR YAKIMA LICENSEE, LLC

By:	Sinclair Television Media, Inc., Sole Member

SINCLAIR-CALIFORNIA LICENSEE, LLC
By:	Sinclair Television of California, LLC, Sole Member
By:	Sinclair Media VI, Inc., Sole Member of Sinclair Television of California, LLC

KDBC LICENSEE, LLC
By:	Sinclair Television of El Paso, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of
Sinclair Television of El Paso, LLC
By:	Sinclair Television Group, Inc., Sole Member of
Sinclair Communications, LLC

KFRE LICENSEE, LLC
KMPH LICENSEE, LLC
WJAC LICENSEE, LLC
By:	Sinclair Television of Fresno, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member of
Sinclair Television of Fresno, LLC

KPTM LICENSEE, LLC
By:	Sinclair Television of Omaha, LLC, Sole Member
By:	Sinclair Television Group, Inc., Sole Member of
Sinclair Television of Omaha, LLC

SINCLAIR KENNEWICK LICENSEE, LLC
SINCLAIR LA GRANDE LICENSEE, LLC
By:	Sinclair Television of Washington, Inc., Sole Member

ACC LICENSEE, LLC
KATV, LLC
KTUL, LLC
WBMA LICENSEE, LLC
WSET LICENSEE, LLC
By:	Sinclair Television Stations, LLC, Sole
Member
By:	Perpetual Corporation, Sole Member of Sinclair Television Stations, LLC

WGME LICENSEE, LLC
By:	WGME, Inc., Sole Member

KLGT LICENSEE, LLC
By:	WUCW, LLC, Sole Member
By:	Sinclair Communications, LLC, Sole Member of WUCW, LLC
By:	Sinclair Television Group, Inc., Sole Member of Sinclair Communications, LLC

By:	/s/ Christopher S. Ripley
Christopher S. Ripley as President and
Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender, a Revolving Lender, a Term B-6 Lender and a Term B-7 Lender

By:	/s/ Inderjeet Aneja
Name: Inderjeet Aneja
Title: Inderjeet Aneja

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Director

ROYAL BANK OF CANADA, as a Revolving Lender

By:	/s/ Alfonse Simone
Name: Alfonse Simone
Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Revolving Lender

By:	/s/ Jonathan Tristan
Name:	Jonathan Tristan
Title:	Director

TRUIST BANK, as a Revolving Lender

By:	/s/ Juan De Jesus-Caballero
Name:	Juan De Jesus-Caballero
Title:	Senior Vice President

If a second signature is necessary:

By:
Name:
Title:

WELLS FARGO BANK, N.A., as a Revolving Lender

By:	/s/ Tracy L. Moosbrugger
Name:	Tracy L. Moosbrugger
Title:	Managing Director

If a second signature is necessary:

By:
Name:
Title:

CITIBANK, N.A., as a Revolving Lender

By:	/s/ Elizabeth Minnella Gonzalez
Name:	Elizabeth Minella Gonzalez
Title:	Vice President & Managing Director

CITIZENS BANK, N.A., as a Revolving Lender

By:	/s/ David W. Stack
Name:	David W. Stack
Title:	Senior Vice President

If a second signature is necessary:

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Frank Perez
Name:	Frank Perez
Title:	Vice President

GOLDMAN SACHS BANK USA, as a Revolving Lender

By:	/s/ Dana Siconolfi
Name:	Dana Siconolfi
Title:	Authorized Signatory

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Collateral Trustee

By:	/s/ Melody M. Scott
Name:	Melody M. Scott
Title:	Assistant Vice President

[Schedules and Exhibits Intentionally Omitted. To be provided to the

Securities and Exchange Commission or its

staff upon request.]